Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

CORTEVA, INC.,

DOW INC.,

and

DOWDUPONT INC.

Dated as of April 1, 2019

i

Exhibits

Exhibit A	Internal Reorganization Steps Plan
Exhibit B	Form of DowDuPont Bylaws (Following MatCo Distribution)
Exhibit C	Industrial Real Property Transfer Provisions

INDEX OF DEFINED TERMS

Page
2018/2019 Internal Control Audit and Management Assessments	2, 110
AAA	2, 182
Acceptable Alternative Arrangement	2, 77
Action	2
Affiliate	2
AgCo	1, 2
AgCo Common Stock	1, 2
AgCo CSIs	3, 94
AgCo Designated Dow DDOB Deductible Amount	3, 163
AgCo Distribution	3
AgCo Distribution Date	3
AgCo Distribution Record Date	3
AgCo Group	3
AgCo Group DuPont Corporate Contracts	18
AgCo Group DuPont Divested Business Liability Basket	3, 162
AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities	3
AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement	4, 136
AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice	4, 136
AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities	4
AgCo Hurdle	4, 162
AgCo Indemnitees	4
AgCo Information Statement	4
AgCo Inventory	10
AgCo Knowledge Group	4
AgCo Liability Policies	4, 194
AgCo Representative	4, 131
AgCo Spin Contribution	4
AgCo Unaccrued Portion	13
Agent	4
Aggregate Qualifying Historical Dow AgCo Closing Cash	5
Aggregate Qualifying Historical Dow SpecCo Closing Cash	5
Aggregate Qualifying Historical DuPont MatCo Closing Cash	5
Agreement	1, 5
Agriculture Accrued Amount	13
Agriculture Assets	5, 8
Agriculture Business	12
Agriculture Contracts	12
Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities	12
Agriculture Environmental Liabilities	12

v

Agriculture Factoring Proceeds	7
Agriculture Form 10	12
Agriculture Known Undisclosed Liabilities	13
Agriculture Liabilities	14
Agriculture Real Property	9
Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities	18
Agriculture Shared Contracts	18
Agriculture Shared Historical DuPont Percentage	18
Agriculture Specified Leased Real Property	6
Agriculture Specified Owned Real Property	5
Ancillary Agreements	19
Applicable Agriculture Percentage	19
Applicable Materials Science Percentage	19
Applicable Percentage	19
Applicable Specialty Products Percentage	19
Appropriate Remediation Standard	19, 157
Arbitral Tribunal	19, 182
Assets	19
Assume	20, 76
Audited Party	20, 110
Board	1, 20
Brazil and Argentina Factoring Proceeds	7
Business	20
Business Day	20
Business Entity	20
Cap	20, 130
Cash and Cash Equivalents	20
Change of Control	20
Code	1, 21
Collective Benefit Services	21, 176
Commercial Insurance Policies	21
Commercial Insurer	21
Commercially Reasonable Expenditures	21, 159
Commission	21
Confidential Information	21
Consents	21
Construction and Infrastructure Business	123
Contingent Claim Committee	22, 131
Continuing Arrangements	22
Contract	22
Contract Manufacturing Agreements	22
Contribution	22
Contributions	22
Conveyancing and Assumption Instruments	22
Copyrights	31

Corporate Risk Management Document	22
Corrective Action Performing Party	22, 159
Covered	22
Credit Support Instruments	23
Damages	23
De Minimis Amount	23, 166
De Minimis Threshold	23, 162
Decision on Interim Relief	23, 184
Demolition Party	160
Designated Ancillary Agreements	23
Designated DDOB De Minimis Threshold	23, 163
Designated Dow DDOB Liabilities	23
Designated DuPont DDOB Liabilities	23
Designated Managing Party	23, 127
Discontinued and/or Divested Operations and Businesses	24
Discontinued Buildings and Related Improvements	24, 160
Discontinued Closely Linked Product	24
Dispute	25, 181
Dispute Notice	25
Distribution	25
Distribution Date	25
Distribution Disclosure Documents	25
Distributions	25
Dow	25
Dow Captive Policies	25, 198
Dow Corporate Contract	25, 41
Dow Discontinued and/or Divested Operations and Business Liabilities	25
Dow Insurer	25
DowDuPont	1, 26
DowDuPont Common Stock	26
DuPont	26
DuPont Discontinued and/or Divested Operations and Business Liabilities	26
Effective Time	26
Emergency Arbitrator	26
Employee Matters Agreement	26
Employee Records	26
Employee Related Liabilities	33
Engineering Models and Databases	26
Environmental Laws	26
Environmental Liabilities	26
Environmental Permit	27
Exchange Act	27
Final Determination	27
Final Separation Date	27
Financing Disclosure Documents	27
First Non-Compete Discussion Period	27, 122

First Shared Historical DuPont Escalation Negotiation Period	27, 136
Food Business	123
Force Majeure Event	27
GAAP	27
General Dispute Notice	27, 181
General Negotiation Period	28, 181
General Services Agreements	28
Global Product Sales Agreements	28
Governmental Entity	28
Ground Leases	28
Group	28
Guaranty Release	28, 93
Hazardous Substances	28
Historical Dow	28
Historical Dow AgCo Group Pre-MatCo Spin Payroll Amount	101
Historical Dow AgCo Required Cash	50
Historical Dow Counsel	28
Historical Dow Discontinued Buildings and Related Improvements	28, 159
Historical Dow Intergroup Accounts	28, 81
Historical Dow Knowledge Group	29
Historical Dow Selected Intercompany Accounts	29, 82
Historical Dow SpecCo Group Pre-MatCo Spin Payroll Amount	102
Historical Dow SpecCo Required Cash	51
Historical DuPont	29
Historical DuPont Counsel	29
Historical DuPont Discontinued Buildings and Related Improvements	29, 160
Historical DuPont Intergroup Accounts	29, 81
Historical DuPont Knowledge Group	29
Historical DuPont MatCo Group Pre-MatCo Spin Payroll Amount	102
Historical DuPont MatCo Required Cash	51
Historical DuPont Selected Intercompany Accounts	29, 82
Historical DuPont Specified Governmental Action	29, 135
Historical DuPont Trade Payables	17, 29
Incremental Costs	29, 130
Indebtedness	29
Indemnifiable Loss	30
Indemnifiable Losses	30
Indemnification Notice	30
Indemnifying Party	30, 148
Indemnitee	30, 147
Indemnity Payment	30, 154
Industrial Purpose	30
Industrial Real Property Restrictions	30, 90, 2
Information	30
Information Statement	31
Insurance Proceeds	31

Intellectual Property	31
Intellectual Property Cross-License Agreements	31
Intergroup Accounts	31, 81
Intergroup Leases	32
Interim Relief	32, 183
Internal Reorganization	32
Intertower Accounts	82
Inventor Remuneration	32
IT Assets	32
Joint SpecCo/AgCo Representative	32, 132
Know-How	31
Law	32
Liabilities	32
Liable Party	33, 92
Litigation Hold	33, 167
Managing Party	33, 127, 134
Managing Party Claimant	33, 127
Managing Party Determination Notice	33, 137
Managing Party First Discussion	33, 127
Managing Party Negotiation Period	33, 138
Managing Party Notice	33, 127
Manufacturing Product Agreements	33
MatCo	1, 33
MatCo AgCo Designated DuPont DDOB Deductible Amount	164
MatCo Common Stock	1, 33
MatCo CSIs	33, 94
MatCo Distribution	33
MatCo Distribution Date	34
MatCo Distribution Record Date	34
MatCo Group	34
MatCo Group DuPont Corporate Contracts	34, 70
MatCo Indemnitees	34
MatCo Information Statement	34
MatCo Inventory	39
MatCo Knowledge Group	34
MatCo Liability Policies	34, 195
MatCo Non-Compete Acquirers	34, 119
MatCo Non-Compete Target	34, 118
MatCo Prohibited Activities	34, 118
MatCo Representative	34, 131
MatCo SpecCo Designated DuPont DDOB Deductible Amount	164
MatCo Spin Contribution	34
MatCo Unaccrued Portion	42
Material Impairment	34, 133
Materials Science Accrued Amount	42
Materials Science Assets	35

Materials Science Business	41
Materials Science Contracts	41
Materials Science Environmental Liabilities	41
Materials Science Factoring Proceeds	37
Materials Science Form 10	41
Materials Science Known Undisclosed Liabilities	42
Materials Science Liabilities	43
Materials Science Real Property	39
Materials Science Shared Contract	47
Materials Science Specified Leased Real Property	35
Materials Science Specified Owned Real Property	35
Materials Science Specified Permitted Activities	47
Materials Science Trade Payables	45
Measurement Date	24, 47
Medical Devices Business	124
MOD 5 (ROFAN) License Agreements	47
Negotiation Period	47
New Shared Matter	47, 127
New Shared Matter Notice	47, 127
Non-Assumable Third Party Claims	47, 148
Non-Compete Dispute Notice	47, 122
Non-Compete Escalation Notice	47, 122
Non-Compete Period	47, 118
Non-Performing Impacted Party	47, 156
Non-Performing Site Controller	47, 156
Non-Shared Contract	48
Non-Transferred Permit	48, 116
Notice Recipient	48, 79
Notifying Party	48, 79
NYSE	48
Off-Site Environmental Liabilities	48
Operating Services Agreements	48
Operating Systems and Tools License Agreements	48
Other Parties’ Auditors	48, 110
Other Party	48, 91
Other Surviving Intergroup Accounts	48, 81
Other Surviving Selected Intercompany Accounts	48, 81
Owner or Lessee Party	160
Partial Assignment	48, 76
Parties	1, 48
Party	1, 48, 207
Patents	31
Performing Party	48, 156
Permit Transferee	48
Permit Transferor	49
Person	49

x

Pharmaceuticals Business	124
Pilot Plant Services Agreement	49
Plant Operating Documents	49
Policies	49
Pre-Acquisition MatCo Business	49, 118
Pre-Acquisition MatCo Entities	49, 119
Pre-Acquisition SpecCo Business	49, 120
Pre-Acquisition SpecCo Entities	49, 121
Pre-Agreed Historical Dow Wires	99
Pre-Agreed Historical DuPont Wires	99
Privilege	50, 176
Privilege Waiver Negotiation Period	50, 178
Privilege Waiver Objection Notice	50, 178
Privileged Information	50, 176
Product Marks Trademark License Agreements	50
Proposal	50, 129, 135
Public Reports	50, 111
Purchase for Resale Agreements	50
Qualifying Historical Dow AgCo Closing Cash	50
Qualifying Historical Dow SpecCo Closing Cash	50
Qualifying Historical DuPont MatCo Closing Cash	51
Records	51
Regulatory Cross License Agreements	51
Regulatory Data	51
Regulatory Transfer and Support Agreements	52
Related	52
Release	52
Relevant Time	52
Representative	52
Requisite Approval	52, 132, 140
Response Action	52, 156
Restricted Industrial Specialties Business	124
Rules	52, 182
Scheduled Selected Intercompany Accounts	82
Second Non-Compete Discussion Period	52, 123
Second Shared Historical DuPont Escalation Negotiation Period	52, 137
Section 8.13(c) Basket	52, 166
Section 9.8 Matters	53, 179
Security Interest	53
Selected Intercompany Accounts	53, 82
Separation Expenses	53, 204
Settling Party	53, 130, 142
Shared Contract	53
Shared Historical DuPont Assets	53
Shared Historical DuPont Assets and Liabilities Determination Period	53, 139
Shared Historical DuPont Assets and Liabilities Notice	53, 139

Shared Historical DuPont Claim Committee	53, 137
Shared Historical DuPont Escalation Committee	53, 136
Shared Historical DuPont Liabilities	53
Shared Historical DuPont Liability Settlement Cap	54, 142
Shared Historical DuPont Percentage	54
Shared Liability Escalation Committee	54, 128
Shared Liability Escalation Discussion Period	54, 128
Shared Liability Escalation Discussions	54, 128
Shared Policies	54
Site Access Agreements	54
Site Services Agreements	54
Software	54
Sole Benefit Services	54, 176
Space Leases	54
SpecCo	1, 54
SpecCo CSIs	54, 94
SpecCo Designated Dow DDOB Deductible Amount	55, 163
SpecCo Group	55
SpecCo Group DuPont Corporate Contracts	55, 70
SpecCo Group DuPont Divested Business Liability Basket	55, 162
SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities	55
SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement	55, 136
SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities	56
SpecCo Hurdle	56, 162
SpecCo Indemnitees	56
SpecCo Inventory	61
SpecCo Knowledge Group	56
SpecCo Liability Policies	56, 193
SpecCo Non-Compete Acquirers	56, 121
SpecCo Non-Compete Target	56, 120
SpecCo Prohibited Activities	56, 120
SpecCo Representative	56, 131
SpecCo Specified Permitted Activities	56
SpecCo Unaccrued Portion	65
Specialty Products Accrued Amount	64
Specialty Products Assets	56, 59
Specialty Products Business	63
Specialty Products Contracts	64
Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities	64
Specialty Products Environmental Liabilities	64
Specialty Products Factoring Proceeds	59
Specialty Products Known Undisclosed Liabilities	64

Specialty Products Liabilities	65
Specialty Products Real Property	61
Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities	69
Specialty Products Shared Contracts	70
Specialty Products Shared Historical DuPont Percentage	70
Specialty Products Specified Leased Real Property	57
Specialty Products Specified Owned Real Property	57
Specified Agriculture Assets	6
Specified Agriculture DuPont Corporate Contracts	12
Specified Agriculture Liabilities	16
Specified C&I Cellulosics	124
Specified Contingent Governmental Action	70, 129
Specified DowDuPont Shared Asset	70
Specified DowDuPont Shared Liabilities	70
Specified IS Cellulosics	124
Specified Materials Science Assets	36
Specified Materials Science Liabilities	45
Specified Specialty Products Assets	58
Specified Specialty Products DuPont Corporate Contracts	64
Specified Specialty Products Liabilities	68
Specified Tier 1 DDOB Liability Termination Date	164
Specified Tier 1 Dow DDOB Liability	72
Specified Tier 1 DuPont DDOB Liability	72
Specified Tier 2 DDOB Liability Termination Date	165
Specified Tier 2 Dow DDOB Liability	72
Specified Tier 2 DuPont DDOB Liability	72
Steps Plan	72
Subsidiary	72
Tax	72
Tax Contest	72
Tax Matters Agreement	72
Tax Return	72
Taxes	72
Taxing Authority	72
Telone Distribution Agreement	72
Temporary Managing Party	73, 138
Third Party Claim	73, 147
Third Party Proceeds	73, 154
TMODS License Agreement	73
Tower Realignment Time	73
Trademarks	31, 73
Transaction Expenses	73, 204
Transfer	73, 75
Transferred	73
Transferred Industrial Real Property	73, 90

Transitional House Marks Trademark License Agreements	73
Umbrella Secrecy Agreement	73
Unauthorized Historical Dow Instructions	99
Unauthorized Historical Dow Payments	100
Unauthorized Historical DuPont Instructions	100
Unauthorized Historical DuPont Payments	100
USA-Subject Ancillary Agreements	73

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of April 1, 2019, by and among DowDuPont Inc., a Delaware corporation (“DowDuPont” or “SpecCo”), Dow Inc., a Delaware corporation (“MatCo”) and Corteva, Inc., a Delaware corporation (“AgCo”). Each of SpecCo, MatCo and AgCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, DowDuPont, acting through its direct and indirect Subsidiaries, currently conducts (i) the Agriculture Business (as defined herein), (ii) the Materials Science Business (as defined herein) and (iii) the Specialty Products Business (as defined herein);

WHEREAS, the Board of Directors of DowDuPont (the “Board”) has determined that it is appropriate, desirable and in the best interests of DowDuPont and its stockholders to separate DowDuPont into three separate, publicly traded companies, one for each of (i) the Agriculture Business, which shall be owned and conducted, directly or indirectly, by AgCo, (ii) the Materials Science Business, which shall be owned and conducted, directly or indirectly, by MatCo and (iii) the Specialty Products Business, which shall be owned and conducted, directly or indirectly, by SpecCo;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of DowDuPont and its stockholders (i) to enter into a series of transactions whereby (A) SpecCo and/or one or more members of the SpecCo Group will, collectively, own all of the Specialty Products Assets, assume (or retain) all of the Specialty Products Liabilities and, except as provided in any Ancillary Agreement, operate the Specialty Products Business, (B) MatCo and/or one or more members of the MatCo Group will, collectively, own all of the Materials Science Assets, assume (or retain) all of the Materials Science Liabilities and, except as provided in any Ancillary Agreement, operate the Materials Science Business and (C) AgCo and/or one or more members of the AgCo Group will, collectively, own all of the Agriculture Assets, assume (or retain) all of the Agriculture Liabilities and, except as provided in any Ancillary Agreement, operate the Agriculture Business and (ii) for DowDuPont to distribute to the holders of DowDuPont Common Stock by way of a pro rata dividend (in each case without consideration being paid by such stockholders) (A) all of the then issued and outstanding shares of common stock, par value $0.01 per share, of MatCo (the “MatCo Common Stock”) and (B) all of the then issued and outstanding shares of common stock, par value $0.01 per share, of AgCo (the “AgCo Common Stock”);

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of DowDuPont and its stockholders for DowDuPont to undertake the Internal Reorganization;

WHEREAS, it is the intention of the Parties that the MatCo Spin Contribution and the MatCo Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the AgCo Spin Contribution and the AgCo Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code; and

WHEREAS, each of SpecCo, MatCo and AgCo has determined that it is necessary and desirable to agree to the principal corporate transactions required to effect the Internal Reorganization (to the extent not already effected prior to the date hereof) and each of the MatCo Distribution and the AgCo Distribution and to agree to other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “2018/2019 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(b).

(2) “AAA” shall have the meaning set forth in Section 10.1(c).

(3) “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(d)(i).

(4) “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(5) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of DowDuPont or DowDuPont’s stockholders prior to, or in case of SpecCo’s stockholders, after the Effective Time.

(6) “AgCo” shall have the meaning set forth in the preamble.

(7) “AgCo Common Stock” shall have the meaning set forth in the recitals hereto.

(8) “AgCo CSIs” shall have the meaning set forth in Section 2.10(d).

(9) “AgCo Designated Dow DDOB Deductible Amount” shall have the meaning set forth in Section 8.13(b)(i).

(10) “AgCo Distribution” shall mean the distribution on the AgCo Distribution Date to holders of shares of DowDuPont Common Stock as of the AgCo Distribution Record Date of the AgCo Common Stock on the basis of a to-be-determined number of shares of AgCo Common Stock (to be determined by the board of directors of DowDuPont prior to the AgCo Distribution) for every one (1) outstanding share of DowDuPont Common Stock.

(11) “AgCo Distribution Date” shall mean the date, as shall be determined by the Board, on which DowDuPont distributes all of the issued and outstanding shares of AgCo Common Stock to the holders of DowDuPont Common Stock.

(12) “AgCo Distribution Record Date” shall mean such date as may be determined by the Board as the record date for determining the holders of DowDuPont Common Stock entitled to receive AgCo Common Stock in the AgCo Distribution.

(13) “AgCo Group” shall mean AgCo and each Person (other than any member of the SpecCo Group or the MatCo Group) that is a direct or indirect Subsidiary of AgCo immediately after the Tower Realignment Time, and each Person that becomes a Subsidiary of AgCo after the Tower Realignment Time, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(13) (and shall not include the Persons on Schedule 1.1(180) or Schedule 1.1(288)).

(14) “AgCo Group DuPont Divested Business Liability Basket” shall have the meaning set forth in Section 8.13(a)(i).

(15) “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean (i) any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group other than (w) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (x) AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, (y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, including those set forth on Schedule 1.1(15) and, solely to the extent in excess of the amount set forth therefor on Schedule 1.1(18), those set forth on Schedule 1.1(18); provided, however, in the case of this clause (i), that from and after the time that both the SpecCo Hurdle (as defined in Section 8.13(a)(i)) and the AgCo Hurdle (as defined in Section 8.13(a)(ii)) have been met, “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean, with respect to additional DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group or SpecCo Group, the Agriculture Shared Historical DuPont Percentage of any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group or SpecCo Group other than (W) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (X) AgCo Group Specified DuPont Discontinued

and/or Divested Operations and Business Liabilities, (Y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (Z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities and (ii) the Agriculture Shared Historical DuPont Percentage of any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the MatCo Group other than (w) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (x) AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, (y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities.

(16) “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement” shall have the meaning set forth in Section 7.1(f).

(17) “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice” shall have the meaning set forth in Section 7.1(f).

(18) “AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group set forth on Schedule 1.1(18), but, in each case, solely to the extent of the amount therefor set forth on Schedule 1.1(18).

(19) “AgCo Hurdle” shall have the meaning set forth in Section 8.13(a)(ii)

(20) “AgCo Indemnitees” shall mean each member of the AgCo Group and each of their Affiliates from and after the Effective Time and each member of the AgCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(21) “AgCo Information Statement” shall mean the Information Statement attached as an exhibit to the Agriculture Form 10 sent to the holders of shares of DowDuPont Common Stock in connection with the AgCo Distribution, including any amendment or supplement thereto.

(22) “AgCo Knowledge Group” shall mean the individuals specified on Schedule 1.1(22).

(23) “AgCo Liability Policies” shall have the meaning set forth in Section 11.2(b).

(24) “AgCo Representative” shall have the meaning set forth in Section 6.4(a).

(25) “AgCo Spin Contribution” means any contribution to AgCo by DowDuPont in connection with, or in anticipation of, the AgCo Distribution.

(26) “Agent” shall mean Computershare Trust Company, N.A.

(27) “Aggregate Qualifying Historical Dow AgCo Closing Cash” means an amount equal to the lesser of (x) $15,000,000 and (y) the sum of Qualifying Historical Dow AgCo Closing Cash in all countries.

(28) “Aggregate Qualifying Historical Dow SpecCo Closing Cash” means an amount equal to the lesser of (x) $15,000,000 and (y) the sum of Qualifying Historical Dow SpecCo Closing Cash in all countries.

(29) “Aggregate Qualifying Historical DuPont MatCo Closing Cash” means an amount equal to the lesser of (x) $15,000,000 and (y) the sum of Qualifying Historical DuPont MatCo Closing Cash in all countries.

(30) “Agreement” shall have the meaning set forth in the preamble.

(31) “Agriculture Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the MatCo Group at the applicable Relevant Time, (y) any member of the AgCo Group at the applicable Relevant Time, and (z) any member of the SpecCo Group at the applicable Relevant Time (provided, however, that Agriculture Assets shall not include Tax Assets (as defined in the Tax Matters Agreement), which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in the members of the AgCo Group (other than AgCo), including those set forth on Schedule 1.1(13), (B) all interests in the capital stock of, or any other equity interests in the Persons set forth on Schedule 1.1(31)(i)(B), and (C) the capital stock and other equity interests set forth on Schedule 1.1(31)(i)(C) of certain other Persons and, in each case (clauses (A)-(C)), any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(31)(ii);

(iii) any and all rights and interests of the AgCo Group under this Agreement;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(31)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(31)(iv)(A) under the heading “Other Parties in Possession”) (the “Agriculture Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(31)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(31)(iv)(B) under the heading “Other Parties in Possession”) (the “Agriculture Specified Leased Real Property”);

(v) any and all Agriculture Shared Contracts; provided; however, that any such Agriculture Shared Contracts shall be subject to Section 2.2(d);

(vi) (A) the Patents and Patent applications and registrations set forth on Schedule 1.1(31)(vi)(A), (B)(I) the Corteva, Inc. name and any and all Corteva, Inc. brands, related Trademarks and related Trademark applications and registrations, including those set forth on Schedule 1.1(31)(vi)(B)(I), and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration and (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(31)(vi)(B)(II), (C) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(31)(vi)(C) and (D) the Know-How set forth on Schedule 1.1(31)(vi)(D);

(vii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any Agriculture Liability, including those set forth on Schedule 1.1(31)(vii);

(viii) the IT Assets set forth on Schedule 1.1(31)(viii);

(ix) all Agriculture Contracts;

(x) other than Intellectual Property and IT Assets, any and all (a) Information to the extent related to any Agriculture Asset or Agriculture Liability and (b) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of Agriculture Assets;

(xi) the Applicable Agriculture Percentage of any Specified DowDuPont Shared Asset (clauses (i)–(xi), the “Specified Agriculture Assets”);

(xii) unless constituting a Specified Materials Science Asset or a Specified Specialty Products Asset under clauses (i)–(xi) of the definitions thereof:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and excluding Intellectual Property) of Historical DuPont that is not related to any Business (other than in a de minimis respect) (e.g. corporate or enterprise-wide Assets) (I) owned by a member of the AgCo Group, including those set forth on Schedule 1.1(31)(xii)(a)(I) and (II) owned by a member of the MatCo Group while such entity was a part of Historical DuPont and set forth on Schedule 1.1(31)(xii)(a)(II);

(b) all Intellectual Property owned by Historical DuPont that is not related to any Business (other than in a de minimis respect) and is set forth on Schedule 1.1(31)(xii)(b), including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(31)(xii)(b)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(31)(xii)(b)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(31)(xii)(b)(III) and (IV) the Know-How set forth on Schedule 1.1(31)(xii)(b)(IV);

(c) (I) subject to Section 3.5, all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the AgCo Group (other than any such Cash and Cash Equivalents, notes, interest receivables and other financial assets constituting Materials Science Factoring Proceeds or Specialty Products Factoring Proceeds), (II) all derivative instruments of Historical DuPont owned by any member of the AgCo Group, and (III) the Agriculture Shared Historical DuPont Percentage of all derivative instruments of Historical DuPont owned by a member of the MatCo Group while such entity was a part of Historical DuPont;

(d) (I) all accounts and notes receivable to the extent related to the Agriculture Business and any proceeds from the factoring of any such accounts receivable with a payment date on or after the MatCo Distribution (other than any proceeds from ordinary course factoring prior to 12:00 am local time on April 1, 2019 of such accounts receivable attributable to Historical Dow’s Agriculture Business in Brazil and Argentina (the “Brazil and Argentina Factoring Proceeds”)) (“Agriculture Factoring Proceeds”) (provided, however, that any such accounts receivable represented by an invoice of less than $1,000,000 shall not constitute Agriculture Assets pursuant to this clause (d) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Materials Science Business or the Specialty Products Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $1,000,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Agriculture Business;

(e) the Agriculture Shared Historical DuPont Percentage of all accounts and notes receivable in respect of goods or services sold or provided by Historical DuPont that are not related to any Business (other than in a de minimis respect);

(f) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of (I) the Agriculture Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the MatCo Group or SpecCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the Agriculture Business), (II) Historical DuPont to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items are owned by a member of the AgCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(31)(xii)(f)(II), and/or (III) Historical DuPont to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items were recorded by a member of the MatCo Group while such entity was a part of Historical DuPont, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(31)(xii)(f)(III); provided, however, that, in the case of clause (III), “Agriculture Assets” shall include only the Agriculture Shared Historical DuPont Percentage of any and all such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items;

(g) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) (I) that is set forth on Schedule 1.1(31)(xii)(g) or (II) for which the relevant historical use of such Asset was at any Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property or Agriculture Real Property, other than (1) at any portion leased or subleased by any member of the MatCo Group or SpecCo Group pursuant to an Intergroup Lease and (2) those set forth on Schedule 1.1(192)(xii)(f) or Schedule 1.1(303)(xii)(g);

(h) all furniture that is not related to any Business (other than in a de minimis respect) to the extent that the relevant historical use of such furniture was at (I) any Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property (except as provided pursuant to the terms of an Intergroup Lease or lease with any Person other than the Parties and their respective Group members and Affiliates) or Agriculture Real Property other than those set forth on Schedule 1.1(192)(xii)(g) or Schedule 1.1(303)(xii)(h) or (II) any site set forth on Schedule 1.1(31)(xii)(h);

(i) any and all Information of Historical DuPont (other than (x) Intellectual Property, (y) Information described in clause (xii) of the definition of “Materials Science Assets” and clause (xii) of the definition of “Specialty Products Assets” and (z) IT Assets) that is not related to any Business (other than in a de minimis respect) (I) owned by a member of the AgCo Group, including Information set forth on Schedule 1.1(31)(xii)(i)(I) or (II) owned by a member of the MatCo Group while such entity was a part of Historical DuPont and set forth on Schedule 1.1(31)(xii)(i)(II); and

(j) all rights, claims, causes of action and credits to the extent relating to any Agriculture Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any Specialty Products Liability or a Materials Science Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(31)(xii)(j);

(xiii) any and all Assets Related to the Agriculture Business, including in the following categories, but, in each case, excluding IT Assets, the Specified Materials Science Assets, the Specified Specialty Products Assets and the Assets described in clause (xii) of each of the definitions of Agriculture Assets, Materials Science Assets and Specialty Products Assets:

(a) (1) all rights, title and interest in and to the owned real property Related to the Agriculture Business, including those set forth on Schedule 1.1(31)(xiii)(a)(1), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(31)(xiii)(a)(1) under the heading “Other Parties in Possession”) and (2) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the Agriculture Business, including those set forth on Schedule 1.1(31)(xiii)(a)(2), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(31)(xiii)(a)(2) under the heading “Other Parties in Possession”) (the “Agriculture Real Property”);

(b) except for IT Assets and AgCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the Agriculture Business, including those set forth on Schedule 1.1(31)(xiii)(b);

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, including those set forth on Schedule 1.1(31)(xiii)(c)(i), (I) related to, or held for the benefit of, the Agriculture Business and not related (other than in a de minimis respect) to any other Business, (II) held at a site subject to a Manufacturing Product Agreement and allocated to the AgCo Group as set forth on Schedule 1.1(31)(xiii)(c)(ii), (III) related to the Agriculture Business (other than in a de minimis respect) and held at any Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property or Agriculture Real Property (unless at a portion of such site leased to a different Group pursuant to an Intergroup Lease) that is not subject to any Manufacturing Product Agreement, (IV) Related to the Agriculture Business, held at any Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property, Materials Science Real Property, Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property, other than any portion thereof leased by the AgCo Group pursuant to an Intergroup Lease (other than those subject to any Manufacturing Product Agreement), and not related (other than in a de minimis respect) to the Business of the Group to which such real property was allocated, and (V) Related to the Agriculture Business and not held at a real property constituting Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property, Agriculture Real Property, Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property, Materials Science Real Property, Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property (the “AgCo Inventory”) (it being understood and agreed that any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging and finished goods referred to under clause (II) or (III) shall constitute an Asset Related to the Agriculture Business);

(d) all Intellectual Property Related to the Agriculture Business, including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(31)(xiii)(d)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(31)(xiii)(d)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(31)(xiii)(d)(III) and (IV) the Know-How set forth on Schedule 1.1(31)(xiii)(d)(IV);

(e) any and all Consents, registrations and Regulatory Data, in each case, that is Related to the Agriculture Business, including those set forth on Schedule 1.1(31)(xiii)(e);

(f) any and all Information (other than Intellectual Property and IT Assets) that is Related to the Agriculture Business; and

(g) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the MatCo Group, SpecCo Group or AgCo Group that is Related to the Agriculture Business, including those set forth on Schedule 1.1(31)(xiii)(g).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Materials Science Assets and Specialty Products Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Agriculture Asset listed on Schedules 1.1(13), 1.1(31)(i)(B), 1.1(31)(i)(C), 1.1(31)(ii), 1.1(31)(iv) (A) and (B) (except to the extent otherwise set forth on Schedules 1.1(31)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(31)(vi)(A), (B)(I), (B)(II), (C) and (D), 1.1(31)(vii), 1.1(31)(viii) and 1.1(31)(xiii)(c)(ii) (to the extent allocated to AgCo) constitutes an Agriculture Asset, (ii) any Contract listed on Schedule 1.1(33)(i) constitutes an Agriculture Asset, (iii) any Shared Contract listed on Schedule 1.1(40) constitutes an Agriculture Asset, (iv) (a) any Asset listed on Schedules 1.1(31)(xii)(a)(I) and (II) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is owned by Historical DuPont and is not related to any Business (other than in a de minimis respect), (b) any Asset listed on Schedules 1.1(31)(xii)(b)(I), (II), (III) and (IV) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is not related to any Business (other than in a de minimis respect), (c) any Asset listed on Schedule 1.1(31)(xii)(f)(II) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is used or held for use in, or arises out of, the operation or conduct of Historical DuPont, is owned by a member of the AgCo Group and is not related to any Business (other than in a de minimis respect), (d) any Asset listed on Schedule 1.1(31)(xii)(f)(III) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is used or held for use in, or arises out of, the operation or conduct of Historical DuPont, was recorded by a member of the MatCo Group while such entity was part of Historical DuPont and is not related to any Business (other than in a de minimis respect), (e) any Asset listed on Schedule 1.1(31)(xii)(g) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is not related to any Business (other than in a de minimis respect), (f) any furniture at any site set forth on Schedule 1.1(31)(xii)(h) shall give rise to a rebuttable presumption in favor of AgCo that such furniture is not related to any Business (other than in a de minimis respect), (g) any Asset listed on Schedules 1.1(31)(xii)(i)(I) and (II) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is of Historical DuPont and is not related to any Business (other than in a de minimis respect) and (h) any Asset listed on Schedule 1.1(31)(xii)(j) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any Specialty Products Liability or Materials Science Liability (other than in a de minimis respect), and (v) any Asset listed on any of the Schedules described in Section 1.1(31)(xiii) (other than Schedule 1.1(31)(xiii)(c)(ii) and, in case of Schedules 1.1(31)(xiii)(a)(1) and (2), except to the extent otherwise set forth on Schedules 1.1(31)(xiii)(a)(1) and (2) under the heading “Other Parties in Possession”) shall give rise to a rebuttable presumption in favor of AgCo that such Asset is Related to the Agriculture Business. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI herein.

(32) “Agriculture Business” shall mean (i) (A) DuPont Agriculture / Pioneer and (B) in each case, all portions of the following business as conducted on December 11, 2015, August 31, 2017 and/or prior to the AgCo Distribution Date, Dow AgroSciences (excluding the Telone/1,3-dichloropropene business), (ii) all other businesses of Historical DuPont as of December 11, 2015 (except for those described in clauses (i), (iii) or (iv) of the definition of “Materials Science Business” or clauses (i), (ii) or (iii) of the definition of “Specialty Products Business”), (iii) any other business conducted primarily through the use of the Agriculture Assets prior to the Relevant Time (other than that described in clause (i) of the definition of “Materials Science Business” and clause (i) of the definition of “Specialty Products Business”) and (iv) the businesses and operations of Business Entities acquired or established by or for AgCo or any of its Subsidiaries in connection with the operation of the agriculture business after the date of this Agreement (other than that described in clause (i) of the definition of “Materials Science Business” and clause (i) of the definition of “Specialty Products Business”). For the avoidance of doubt, (x) any businesses conducted within those described in clauses (i)(B) as of December 11, 2015 or August 31, 2017, shall constitute part of the Agriculture Business irrespective of whether conducted through different segments or business units of Dow after either or both of such times and (y) the Agriculture Business includes the businesses and operations set forth on Schedule 1.1(32).

(33) “Agriculture Contracts” shall mean Contracts to which DowDuPont or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) any and all Contracts that relate exclusively to the Agriculture Business, the Agriculture Assets and/or the Agriculture Liabilities and are not related (other than in a de minimis respect) to any other Business, any Materials Science Asset, any Specialty Products Asset, any Materials Science Liability or any Specialty Products Liability, including those set forth on Schedule 1.1(33)(i); and

(ii) any and all Contracts to which Historical DuPont or any of its Subsidiaries was a party as of the Relevant Time (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business and are set forth on Schedule 1.1(33)(ii) (the “Specified Agriculture DuPont Corporate Contracts”).

(34) “Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean, collectively, (a) the Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (b) the AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities and (c) the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities.

(35) “Agriculture Environmental Liabilities” shall mean the Liabilities described in clauses (ix) and (xvi)(c) of the definition of Agriculture Liabilities.

(36) “Agriculture Form 10” shall mean the registration statement on Form 10 filed by AgCo with the Commission in connection with the AgCo Distribution.

(37) “Agriculture Known Undisclosed Liabilities” shall mean any Liability (or Liabilities arising from the same or substantially similar facts underlying such Liability) (other than ordinary course trade payables and ordinary course commercial obligations, in each case incurred on or after the Measurement Date) of Historical Dow (i) that is Related to the Agriculture Business but is not a Specified Agriculture Liability or described in clauses (xiv)-(xv) of the definition of Agriculture Liabilities, and (ii) (a) for which a member of Historical Dow (x) has recorded an accrual prior to the MatCo Distribution (other than actual accruals by a member of Historical Dow recorded in the manner described on Schedule 1.1(37)(ii)(a) (1) as of or prior to December 31, 2018 or (2) in the ordinary course of business after December 31, 2018 and prior to the MatCo Distribution (the amount of such accrual for a particular Liability or Liabilities arising from the same or substantially similar facts underlying such Liability, the “Agriculture Accrued Amount”)), or (y) (other than the Agriculture Accrued Amount therefor, if any) has not recorded an accrual, but in accordance with GAAP was required to have recorded an accrual, prior to the MatCo Distribution, (b) that is described in any Corporate Risk Management Document of Dow (but not the Agriculture Accrued Amount therefor, if any), (c) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical Dow Knowledge Group, Historical Dow is (or based on the actual knowledge (as of the MatCo Distribution Date) of the Historical Dow Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence (but not the Agriculture Accrued Amount therefor, if any), or (d) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical Dow Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date (but not the Agriculture Accrued Amount therefor, if any); provided, however, that Agriculture Known Undisclosed Liabilities shall not include any such Liability (A) that has been disclosed (or for which the facts and circumstances underlying such Liability have been disclosed) on Schedule 1.1(37)(A) or on any of the Schedules described in Section 1.1(38), (B) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the AgCo Knowledge Group, Historical Dow is (or based on the actual knowledge (as of the MatCo Distribution Date) of the AgCo Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence, or (C) to the actual knowledge (as of the MatCo Distribution Date) of any member of the AgCo Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date; provided, further, that any Liability that would constitute an Agriculture Known Undisclosed Liability but in respect of which (or in respect of a Liability arising from the same or substantially similar facts) an Indemnification Notice has not been provided on or prior to the date that is the third (3rd) anniversary of the MatCo Distribution Date shall be deemed to not constitute an Agriculture Known Undisclosed Liability. For the avoidance of doubt, Agriculture Known Undisclosed Liabilities shall exclude the Agriculture Accrued Amount therefor (if any), and if the actual aggregate amount of Indemnifiable Losses resulting from a Liability exceeds the applicable Agriculture Accrued Amount therefor (if any) (the amount of such excess, the “AgCo Unaccrued Portion”), whether such Liability constitutes an Agriculture Known Undisclosed Liability pursuant to clauses (ii)(a)(y) or (ii)(b) – (ii)(d) of this definition and whether such Liability does not constitute an Agriculture Known Undisclosed Liability pursuant to clauses (A)-(C) of the proviso to this definition shall be determined based on the AgCo Unaccrued Portion and the facts and circumstances underlying the AgCo Unaccrued Portion.

(38) “Agriculture Liabilities” shall mean any and all Liabilities of (x) any member of the MatCo Group at the applicable Relevant Time, (y) any member of the AgCo Group at the applicable Relevant Time and/or (z) any member of the SpecCo Group at the applicable Relevant Time, in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AgCo Group, MatCo Group or SpecCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities (other than those to the extent related to, resulting from or arising out of Discontinued and/or Divested Operations and Businesses (except for Liabilities allocated pursuant to Section 1.10(a)-(c) of the Employee Matters Agreement and Section 2.07 of the Employee Matters Agreement)) allocated pursuant to the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities that are expressly assumed by or allocated to the AgCo Group pursuant to this Agreement, including any obligations and Liabilities of any member of the AgCo Group under this Agreement, including those pursuant to Section 12.5 hereof;

(ii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from the Distribution Disclosure Documents, including the Agriculture Form 10, in each case relating to, arising out of or resulting from occurrences prior to, the AgCo Distribution, but excluding any statements or omissions made or incorporated by reference in the Distribution Disclosure Documents based on information supplied by Historical Dow;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting an Agriculture Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by members of the MatCo Group or SpecCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements), or (ii) the discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of Intellectual Property constituting a Materials Science Asset or a Specialty Products Asset by a member of the AgCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements;

(iv) the Agriculture Shared Historical DuPont Percentage of Liabilities relating to, arising out of or resulting from any statements or omissions made or incorporated by reference in the Distribution Disclosure Documents and relating to, arising out of or resulting from occurrences prior to, the MatCo Distribution based on information supplied by Historical DuPont;

(v) the Agriculture Shared Historical DuPont Percentage of any and all costs, fees and expenses, including legal fees and costs, in connection with (A) the Transfer of Materials Science Assets of Historical DuPont (but only for Transfers prior to the Tower Realignment Time or pursuant to Sections 2.5 and 2.6) and/or (B) the Transfer of Agriculture Assets or Specialty Products Assets of Historical DuPont (but only for Transfers prior to the AgCo Distribution or pursuant to Sections 2.5 and 2.6);

(vi) the Applicable Agriculture Percentage of any Specified DowDuPont Shared Liability;

(vii) any of the Liabilities set forth on Schedule 1.1(38)(vii);

(viii) the Agriculture Shared Historical DuPont Percentage of any Materials Science Known Undisclosed Liabilities (other than those described in any Corporate Risk Management Document of DuPont) in excess of $125,000,000 in the aggregate, and the Agriculture Shared Historical DuPont Percentage of any Materials Science Known Undisclosed Liabilities described in any Corporate Risk Management Document of DuPont;

(ix) (a) any and all Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities that constitute Environmental Liabilities, (b) Environmental Liabilities set forth on Schedule 1.1(38)(ix)(b), (c) any and all Off-Site Environmental Liabilities of Historical DuPont (that do not constitute Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities of Historical DuPont) that are Related to the Agriculture Business, including those set forth on Schedule 1.1(38)(ix)(c), (d) the Agriculture Shared Historical DuPont Percentage of any and all Off-Site Environmental Liabilities of Historical DuPont (that do not constitute Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities of Historical DuPont) that are (I) Related to the Materials Science Business, including those set forth on Schedule 1.1(38)(ix)(d)(I) or (II) not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(38)(ix)(d)(II), (e) any and all Environmental Liabilities of Historical DuPont to the extent related to or arising out of occurrences prior to the Relevant Time that do not constitute Off-Site Environmental Liabilities or DuPont Discontinued and/or Divested Operations and Business Liabilities which are not related to any Business (other than in a de minimis respect) to the extent arising out of or related to any Agriculture Real Property, Agriculture Specified Owned Real Property or Agriculture Specified Leased Real Property owned by Historical DuPont prior to the AgCo Distribution Date and (f) the Agriculture Shared Historical DuPont Percentage of any and all Environmental Liabilities of Historical DuPont to the extent arising out of or related to occurrences prior to the Relevant Time that do not constitute Off-Site Environmental Liabilities or DuPont Discontinued and/or Divested Operations and Business Liabilities which are not related to any Business (other than in a de minimis respect) to the extent arising out of or related to any Materials Science Real Property, Materials Science Specified Owned Real Property or Materials Science Specified Leased Real Property owned by Historical DuPont prior to the Tower Realignment Time; provided, in each case (clauses (a)-(f)), that they shall be subject to Section 8.11;

(x) any and all Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities which do not constitute Environmental Liabilities;

(xi) any and all Liabilities (other than Materials Science Trade Payables and Historical DuPont Trade Payables) primarily related to, arising out of or resulting from the Specified Agriculture DuPont Corporate Contracts;

(xii) any and all Liabilities for Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of Historical DuPont that was incurred by any member of the AgCo Group (and any such Indebtedness guaranteed by any member of Historical DuPont that is a member of the AgCo Group), including those set forth on Schedule 1.1(38)(xii);

(xiii) the Agriculture Shared Historical DuPont Percentage of any and all Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of Historical DuPont that was incurred by any member of the MatCo Group prior to the time such entity became a Subsidiary of MatCo (and any such Indebtedness guaranteed by any member of Historical DuPont that is a member of the MatCo Group), but is not set forth on Schedule 1.1(198)(xiii), if any (clauses (i)-(xiii) of this Section 1.1(38), the “Specified Agriculture Liabilities”);

(xiv) unless constituting a Specified Materials Science Liability or a Specified Specialty Products Liability,

(a) (i) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the Agriculture Business (provided, however, that any such accounts payable represented by an invoice of less than $1,000,000 shall not constitute Agriculture Liabilities pursuant to this clause (a) if the aggregate amount of accounts payable represented by such invoice is Related to the Materials Science Business or the Specialty Products Business), and (ii) all accounts payable represented by an invoice of less than $1,000,000 if the aggregate amount of accounts payable represented by such invoice is Related to the Agriculture Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect); and

(b) the Agriculture Shared Historical DuPont Percentage of the Liabilities of Historical DuPont for any and all checks issued but not drawn and accounts payable of Historical DuPont (including such Liabilities of any member of the MatCo Group which was a part of Historical DuPont as of immediately prior to the Tower Realignment Time), which are not related to any Business (other than in a de minimis respect) (the “Historical DuPont Trade Payables”);

(xv) unless constituting a Specified Materials Science Liability or a Specified Specialty Products Liability, the Agriculture Shared Historical DuPont Percentage of any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Historical DuPont or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Historical DuPont immediately prior to the Tower Realignment Time, but only while such Subsidiaries were Subsidiaries of Historical DuPont) incurred on or prior to the AgCo Distribution, including any Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any of Historical DuPont’s securities (including debt securities), in their capacities as such;

(b) any form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document) filed by DuPont or any of its Subsidiaries with the Commission on or prior to the AgCo Distribution, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be);

(c) the maintenance of Historical DuPont’s books and records, Historical DuPont’s corporate compliance and other corporate-level actions and oversight of Historical DuPont; and

(d) (x) indemnification obligations to any current or former director or officer of Historical DuPont in their capacity as such in respect of occurrences prior to the AgCo Distribution Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of Historical DuPont, in their capacities as such, in respect of occurrences prior to the AgCo Distribution Date, in each case, relating to any acts, omissions or events on or prior to the Final Separation Date;

(xvi) any and all Liabilities Related to the Agriculture Business, including in the following categories and including those set forth on Schedule 1.1(38)(xvi), but in each case, excluding the Specified Materials Science Liabilities, the Specified Specialty Products Liabilities, the Liabilities described in clauses (xiv) and (xv) of each of the definitions of Agriculture Liabilities and Materials Science Liabilities and the Liabilities described in clauses (xiii) and (xiv) of the definition of Specialty Products Liabilities:

(a) any and all Liabilities arising out of or resulting from any Action Related to the Agriculture Business, including such Actions listed on Schedule 1.1(38)(xvi)(a);

(b) any and all Liabilities arising under any of the Agriculture Contracts (except in the case of a Contract constituting an Agriculture Contract because it is exclusively related to an Agriculture Asset, any such Liabilities Related to the Materials Science Business or Specialty Products Business); and

(c) any Environmental Liability that is Related to the Agriculture Business, including those set forth on Schedule 1.1(38)(xvi)(c); provided, that any such Environmental Liability shall be subject to Section 8.11.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Materials Science Liabilities and Specialty Products Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Agriculture Liability listed on Schedules 1.1(15), 1.1(18), 1.1(38)(vii), 1.1(38)(ix)(b) and (c), 1.1(38)(xii) and 1.1(39) constitutes an Agriculture Liability (in the case of Schedules 1.1(15) and 1.1(18), subject to the proviso in Section 1.1(15)), (ii) the Agriculture Shared Historical DuPont Percentage of any Specified Specialty Products Liability listed on Schedules 1.1(38)(ix)(d)(I) and (II) constitutes an Agriculture Liability and (iii) any Liability listed on Schedules 1.1(38)(xvi), 1.1(38)(xvi)(a) and 1.1(38)(xvi)(c) shall give rise to a rebuttable presumption in favor of MatCo and SpecCo that such Liability Relates to the Agriculture Business and/or the Agriculture Assets. In addition, the allocation set forth in clauses (ix) and (xvi)(c) is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(39) “Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all DuPont Discontinued and/or Divested Operations and Business Liabilities that are primarily related to the conduct prior to the Measurement Date of the Agriculture Business of Historical DuPont (for purposes of measuring such relationship only, viewing the Agriculture Business as it was conducted on or after January 1, 2015 but prior to the Measurement Date), including those set forth on Schedule 1.1(39).

(40) “Agriculture Shared Contracts” shall mean (i) any and all Shared Contracts that are primarily related to the Agriculture Business including those set forth on Schedule 1.1(40), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract and (ii) prior to the AgCo Distribution Date, any and all Contracts (and any amendments, extensions or replacements thereof) entered into by a member of the AgCo Group while such member was a subsidiary of Historical DuPont that are not related in any respect (other than in a de minimis respect) to any Business (“AgCo Group DuPont Corporate Contracts”), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract; provided, however, such AgCo Group DuPont Corporate Contract shall not be deemed to inure to the benefit or burden of the MatCo Group, except for such AgCo Group DuPont Corporate Contracts set forth on Schedule 1.1(40)(iii).

(41) “Agriculture Shared Historical DuPont Percentage” shall mean twenty nine percent (29%).

(42) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Tax Matters Agreement, the General Services Agreements, the Employee Matters Agreement, the Operating Services Agreements, the Site Services Agreements, the Intellectual Property Cross-License Agreements, the Transitional House Marks Trademark License Agreements, the Product Marks Trademark License Agreements, the Regulatory Transfer and Support Agreements, the Regulatory Cross License Agreements, MOD 5 (ROFAN) License Agreements, TMODS License Agreement, Global Product Sales Agreements, Operating Systems and Tools License Agreements, Manufacturing Product Agreements, Contract Manufacturing Agreements, Ground Leases, Space Leases, Umbrella Secrecy Agreements, Pilot Plant Services Agreement, Site Access Agreements, Telone Distribution Agreement, Purchase for Resale Agreements and the agreements set forth on Schedule 1.1(42) and any other agreements to be entered into by and among any member of the AgCo Group, any member of the MatCo Group and any member of the SpecCo Group, at, prior to or after the Distributions in connection with the Distributions, but shall exclude the Continuing Arrangements and the Conveyancing and Assumption Instruments.

(43) “Applicable Agriculture Percentage” shall mean fourteen percent (14%); provided, however, with respect to Liabilities of DowDuPont described in Section 1.1(315)(ii) arising out of occurrences after the MatCo Distribution, the Applicable Agriculture Percentage shall be twenty nine percent (29%).

(44) “Applicable Materials Science Percentage” shall mean fifty one percent (51%); provided, however, with respect to Liabilities of DowDuPont described in Section 1.1(315)(ii) arising out of occurrences after the MatCo Distribution, the Applicable Materials Science Percentage shall be 0%.

(45) “Applicable Percentage” of a particular Group shall mean (i) the Applicable Agriculture Percentage, (ii) Applicable Materials Science Percentage or (iii) Applicable Specialty Products Percentage, as applicable.

(46) “Applicable Specialty Products Percentage” shall mean thirty five percent (35%); provided, however, with respect to Liabilities of DowDuPont described in Section 1.1(315)(ii) arising out of occurrences after the MatCo Distribution, the Applicable Specialty Products Percentage shall be seventy one percent (71%).

(47) “Appropriate Remediation Standard” shall have the meaning set forth in Section 8.11(e).

(48) “Arbitral Tribunal” shall have the meaning set forth in Section 10.1(c)(i).

(49) “Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement or the Employee Matters Agreement, the rights and obligations of the Parties with respect to (a) Taxes shall be governed by the Tax Matters Agreement and (b) any assets of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement shall be governed by the Employee Matters Agreement, and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) and such assets shall not be treated as Assets.

(50) “Assume” shall have the meaning set forth in Section 2.2(c).

(51) “Audited Party” shall have the meaning set forth in Section 5.1(c).

(52) “Board” shall have the meaning set forth in the recitals hereto.

(53) “Business” shall mean (i) with respect to AgCo, the Agriculture Business, (ii) with respect to MatCo, the Materials Science Business or (iii) with respect to SpecCo, the Specialty Products Business.

(54) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(55) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(56) “Cap” shall have the meaning set forth in Section 6.2(j).

(57) “Cash and Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(58) “Change of Control” shall mean, as applicable, the occurrence after the MatCo Distribution of any of the following: (A) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (B) the consolidation, merger or other business combination of such party with or into any other entity, immediately following which the stockholders of such party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (C) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five percent (35%) of the outstanding voting securities of such party and effective control of such party (other than (I) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (II) in connection with a transaction described in clause (B), which shall be governed by such clause (B)); or (D) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors. For the avoidance of doubt, the previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

(59) “Code” shall have the meaning set forth in the recitals hereto.

(60) “Collective Benefit Services” shall have the meaning set forth in Section 9.7(a).

(61) “Commercial Insurance Policies” shall mean all insurance policies of the Parties and their respective Subsidiaries, other than insurance policies issued by the Dow Insurer or any other captive insurer.

(62) “Commercial Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Commercial Insurance Policies.

(63) “Commercially Reasonable Expenditures” shall have the meaning set forth in Section 8.11(g)(ii).

(64) “Commission” shall mean the United States Securities and Exchange Commission.

(65) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to AgCo, the Agriculture Business, any Agriculture Assets or any Agriculture Liabilities, or with respect to MatCo, the Materials Science Business, any Materials Science Asset or any Materials Science Liabilities, or with respect to SpecCo, the Specialty Products Business, any Specialty Products Assets or any Specialty Products Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 9.1 or 9.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (iii) independently developed by the receiving Party or its Affiliates after the applicable Relevant Time without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

(66) “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(67) “Contingent Claim Committee” shall have the meaning set forth in Section 6.4(a).

(68) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(68).

(69) “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(70) “Contract Manufacturing Agreements” shall mean the Contract Manufacturing Agreements set forth on Schedule 1.1(70).

(71) “Contribution” or “Contributions” shall mean the MatCo Spin Contribution or the AgCo Spin Contribution, individually or collectively, as the case may be.

(72) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of two Groups, in such form or forms as the applicable parties thereto agree, which shall be on an “as is,” “where is,” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.7.

(73) “Corporate Risk Management Document” shall mean any (a) litigation report, environmental, health and safety report, and ethics and compliance report (or equivalent report) provided to the board of directors (or any committee thereof) of DuPont or Dow since January 1, 2014, and (b) management representation letter and/or litigation representation letter provided to any current or former independent registered public accounting firm of DuPont or Dow since January 1, 2014.

(74) “Corrective Action Performing Party” shall have the meaning set forth in Section 8.11(g)(i).

(75) “Covered” means, with respect to any Patent, in the absence of a license granted under an unexpired claim that has not been adjudicated, to be invalid or unenforceable by a final, binding decision of a court or other Governmental Entity of competent jurisdiction that is unappealable or unappealed within the time permitted for appeal of such Patent (or if such Patent is a patent application, a claim in such patent application if such patent application were to issue as a patent), the practice of the applicable invention or technology, or performance of the applicable process, would infringe such claim. For clarity, and by way of example, an issued Patent Covers a product if, in the absence of a license granted under such a claim of such Patent, making, using, selling, offering for sale, importing or exporting such product infringes such claim.

(76) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(77) “Damages” shall mean any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, including any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), and including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

(78) “De Minimis Amount” shall have the meaning set forth in Section 8.13(c)(i).

(79) “De Minimis Threshold” shall have the meaning set forth in Section 8.13(a)(iii).

(80) “Decision on Interim Relief” shall have the meaning set forth in Section 10.1(c)(viii).

(81) “Designated Ancillary Agreements” shall mean the Employee Matters Agreement, the Intellectual Property Cross-License Agreements, the Transitional House Marks Trademark License Agreements, the Products Marks Trademark License Agreements, the Regulatory Transfer and Support Agreements and the Regulatory Cross License Agreements.

(82) “Designated DDOB De Minimis Threshold” shall have the meaning set forth in Section 8.13(b)(i).

(83) “Designated Dow DDOB Liabilities” shall mean any Dow Discontinued and/or Divested Operations and Business Liabilities (other than Off-Site Environmental Liabilities) which arise out of or relate to the abandonment, closure, discontinuation or other cessation (other than from a sale, transfer or other conveyance) at any time prior to Measurement Date; provided, however, that any Dow Discontinued and/or Divested Operations and Business Liabilities set forth on Schedule 1.1(97) or otherwise constituting Materials Science Liabilities pursuant to any clause of the definition of “Materials Science Liability” (other than Section 1.1(198)(x)(a) or Section 1.1(198)(xi)) shall not constitute a Designated Dow DDOB Liability.

(84) “Designated DuPont DDOB Liabilities” shall mean any DuPont Discontinued and/or Divested Operations and Business Liabilities (other than Off-Site Environmental Liabilities) which arise out of or relate to the abandonment, closure, discontinuation or other cessation (other than from a sale, transfer or other conveyance) at any time prior to Measurement Date; provided, however, that any DuPont Discontinued and/or Divested Operations and Business Liabilities set forth on Schedules 1.1(15), 1.1(18), 1.1(39), 1.1(291), 1.1(293) and 1.1(310) or otherwise constituting Agriculture Liabilities pursuant to any clause of the definition of “Agriculture Liability” (other than Section 1.1(38)(ix)(a) or Section 1.1(38)(x)) or Specialty Products Liabilities pursuant to any clause of the definition of “Specialty Products Liability” (other than Section 1.1(309)(viii)(a) or Section 1.1(309)(ix)) shall not constitute a Designated DuPont DDOB Liability.

(85) “Designated Managing Party” shall have the meaning set forth in Section 6.2(c).

(86) “Discontinued and/or Divested Operations and Businesses” shall mean any (1)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted, and (2) any site or plant (and in each case (clauses (1)(v) through (z) and (2)) any portion thereof) that was owned, leased, occupied or otherwise used by (or on behalf of) any member of any Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of any Group has become liable other than to the extent related to the conduct of the Agriculture Business, Specialty Products Business and Materials Science Business) at any time prior to September 1, 2017 (but, in the case of clauses (i)(B) and (i)(C) in the definition of the Specialty Products Business, but not for the Dow Electronic Materials portion thereof, June 30, 2018) (such date, as applicable, the “Measurement Date”) and that was not owned, operated or conducted or, with respect to plants and sites, used by (or on behalf of) a member of a Group in the active conduct of the Agriculture Business, Specialty Products Business or Materials Science Business as of the Measurement Date, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation (other than (i) any temporary cessation or closure set forth on Schedule 1.1(86) and any temporary cessation or closure of a site (or any portion thereof) that has been resolved by the placement of such site or portion thereof back into active use by the Group to which such Asset has been allocated pursuant to this Agreement (but in the case of Assets subject to an Intergroup Lease, by the Lessee Party) prior to the MatCo Distribution (as evidenced in writing prior to the MatCo Distribution) (or that was, prior to the Measurement Date, the subject of (1) a definitive agreement to be sold, transferred or otherwise conveyed to a third party that was subsequently consummated, or (2) an order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity of competent jurisdiction requiring a sale, transfer or other conveyance to a third party) of any (1) (v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted and (2) any site or plant (and in each case (clauses (1)(v) through (z) and (2)) any portion thereof) and (ii) any Discontinued Closely Linked Product).

(87) “Discontinued Buildings and Related Improvements” shall have the meaning set forth in Section 8.12(a).

(88) “Discontinued Closely Linked Product” shall mean any product that (i) was sold, manufactured or otherwise commercialized by (or on behalf of) any member of any Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of any Group has become liable other than to the extent related to the conduct of the Agriculture Business, Specialty Products Business and Materials Science Business) at any time prior to the Measurement Date, (ii) was not sold, manufactured or otherwise commercialized by (or on behalf of) a member of a Group in the conduct of the Agriculture Business, Specialty Products Business or Materials Science Business as of the Measurement Date as a result of any abandonment, closure, discontinuation or other cessation (other than (x) from a sale, transfer, conveyance or other disposition and (y) any temporary cessation or closure set forth on Schedule 1.1(86)) of such product, and (iii) with respect to which another product was sold, manufactured or otherwise commercialized in the conduct of the Agriculture Business, Specialty Products Business or Materials Science Business as of the Measurement Date that (as of the Measurement Date) was (A) identical in composition (other than immaterial differences), (B) sold in substantially similar end markets for substantially similar uses, (C) had the equivalent impact on the environment, health and safety (other than immaterial differences) and (D) had the equivalent risk profile for unintentional material damage to tangible property (other than immaterial differences); provided, however, that no product underlying any Dow Discontinued and/or Divested Operations and Business Liabilities set forth on Schedule 1.1(97) shall constitute a Discontinued Closely Linked Product, and no product to which any DuPont Discontinued and/or Divested Operations and Business Liabilities set forth on set forth on Schedules 1.1(15), 1.1(18), 1.1(39), 1.1(291), 1.1(293) and 1.1(310) relates (or from which it arose) shall constitute a Discontinued Closely Linked Product.

(89) “Dispute” shall have the meaning set forth in Section 10.1(a).

(90) “Dispute Notice” shall mean (i) the General Dispute Notice, (ii) Non-Compete Dispute Notice (iii) the New Shared Matter Notice, (iv) the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice, (v) the Managing Party Determination Notice, (vi) the Shared Historical DuPont Assets and Liabilities Notice, (vii) the Privilege Waiver Objection Notice or (viii) Indemnification Notice, as applicable.

(91) “Distribution” or “Distributions” shall mean the MatCo Distribution or the AgCo Distribution, individually or collectively, as the case may be.

(92) “Distribution Date” shall mean (a) the MatCo Distribution Date or (b) the AgCo Distribution Date, as applicable.

(93) “Distribution Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10 and all exhibits thereto (including the Information Statement) or on Form S-8 related to securities to be offered under any employee benefit plan) and any current reports on Form 8-K filed or furnished with the Commission by MatCo in connection with the MatCo Distribution or AgCo in connection with the AgCo Distribution or by DowDuPont solely to the extent such documents relate to the MatCo Distribution or AgCo Distribution, but excluding the Financing Disclosure Documents.

(94) “Dow” shall mean The Dow Chemical Company, a Delaware corporation.

(95) “Dow Captive Policies” shall have the meaning set forth in Section 11.5.

(96) “Dow Corporate Contract” shall have the meaning set forth in Section 1.1(194)(ii).

(97) “Dow Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all Liabilities to the extent arising out of or related to any Discontinued and/or Divested Operations and Businesses of any member (at any point in time) of Historical Dow (or any of their respective predecessors), including those set forth on Schedule 1.1(97).

(98) “Dow Insurer” shall mean Dorinco Reinsurance Company and/or Dorintal Reinsurance Limited, as applicable, and any other insurer owned or controlled by the MatCo Group as of the MatCo Distribution, and their respective predecessors and successors. For the avoidance of doubt, Dow Insurer shall be considered a third party for the purposes of this Agreement, except for purposes of Sections 2.6, 2.8, 2.11, 5.1 through 5.4 and 5.6 and Article VIII, Article IX, Article X and Article XII.

(99) “DowDuPont” shall have the meaning set forth in the preamble.

(100) “DowDuPont Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of DowDuPont.

(101) “DuPont” shall mean E. I. du Pont de Nemours and Company, a Delaware corporation.

(102) “DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all Liabilities to the extent arising out of or related to any Discontinued and/or Divested Operations and Businesses of any member (at any point in time) of Historical DuPont (or any of their respective predecessors), including those set forth on Schedules 1.1(15), 1.1(18), 1.1(39), 1.1(291), 1.1(293) and 1.1(310).

(103) “Effective Time” shall mean 12:00 a.m., New York City Time on April 1, 2019.

(104) “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the AAA in accordance with the AAA Rules, as specified in Section 10.1.

(105) “Employee Matters Agreement” shall mean the Employee Matters Agreement effective as of April 1, 2019, by and among SpecCo, MatCo and AgCo.

(106) “Employee Records” shall have the meaning set forth in Section 1.15 of the Employee Matters Agreement.

(107) “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(108) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

(109) “Environmental Liabilities” shall mean any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, claims, demands, complaints, Damages, losses, costs or expenses, including fees and expenses of counsel, whether or not arising out of, relating to or in connection with any Actions, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (c) responsibility for any investigation, remediation, monitoring or cleanup costs, response costs, removal costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, and (d) costs and expenses relating to correcting violations of or non-compliance with applicable Environmental Laws.

(110) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(111) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(112) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(113) “Final Separation Date” shall mean the AgCo Distribution Date; provided, that in the event that DowDuPont makes a public announcement that its Board has determined that the shares of AgCo shall not be distributed by DowDuPont to its stockholders, then the “Final Separation Date” shall be the MatCo Distribution Date.

(114) “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of DowDuPont.

(115) “First Non-Compete Discussion Period” shall have the meaning set forth in Section 5.6(i).

(116) “First Shared Historical DuPont Escalation Negotiation Period” shall have the meaning set forth in Section 7.1(f).

(117) “Force Majeure Event” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(118) “GAAP” shall mean United States generally accepted accounting principles.

(119) “General Dispute Notice” shall have the meaning set forth in Section 10.1(b)(i).

(120) “General Negotiation Period” shall have the meaning set forth in Section 10.1(b)(i).

(121) “General Services Agreements” shall mean the General Services Agreements (i) effective as of April 1, 2019, by and between a member of the MatCo Group and a member of the AgCo Group, (ii) effective as of April 1, 2019, by and between a member of the MatCo Group and a member of the SpecCo Group and (iii) effective as of the date of the AgCo Distribution, by and between a member of the AgCo Group and a member of the SpecCo Group.

(122) “Global Product Sales Agreements” shall mean the Global Product Sales Agreements set forth on Schedule 1.1(122).

(123) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(124) “Ground Leases” shall mean the Ground Leases effective as of April 1, 2019 (other than those between members of the AgCo Group, on the one hand, and members of the SpecCo Group, on the other hand, which are effective as of the date of the AgCo Distribution), by and between members of each of the SpecCo Group, the MatCo Group and/or the AgCo Group, as applicable and as listed on Schedule 1.1(124).

(125) “Group” shall mean (i) with respect to SpecCo, the SpecCo Group, (ii) with respect to MatCo, the MatCo Group and (iii) with respect to AgCo, the AgCo Group.

(126) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(127) “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “solid wastes,” “contaminants,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(128) “Historical Dow” shall mean Dow and its past and then-current Subsidiaries as of immediately prior to Tower Realignment Time.

(129) “Historical Dow Counsel” shall have the meaning set forth in Section 9.8(b).

(130) “Historical Dow Discontinued Buildings and Related Improvements” shall have the meaning set forth in Section 8.12(a).

(131) “Historical Dow Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(132) “Historical Dow Knowledge Group” shall mean the individuals specified on Schedule 1.1(132).

(133) “Historical Dow Selected Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).

(134) “Historical DuPont” shall mean DuPont and its past and then-current Subsidiaries as of immediately prior to Tower Realignment Time.

(135) “Historical DuPont Counsel” shall have the meaning set forth in Section 9.8(a).

(136) “Historical DuPont Discontinued Buildings and Related Improvements” shall have the meaning set forth in Section 8.12(a).

(137) “Historical DuPont Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(138) “Historical DuPont Knowledge Group” shall mean the AgCo Knowledge Group and the SpecCo Knowledge Group.

(139) “Historical DuPont Selected Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).

(140) “Historical DuPont Specified Governmental Action” shall have the meaning set forth in Section 7.1(c).

(141) “Historical DuPont Trade Payables” shall have the meaning set forth in Section 1.1(38)(xiv)(b).

(142) “Incremental Costs” shall have the meaning set forth in Section 6.2(j).

(143) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any Credit Support Instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(144) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(145) “Indemnification Notice” shall mean any notice delivered to the Indemnifying Party by the Indemnitee pursuant to Section 8.5(a) or Section 8.6.

(146) “Indemnifying Party” shall have the meaning set forth in Section 8.5(a).

(147) “Indemnitee” shall have the meaning set forth in Section 8.5(a).

(148) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(149) “Industrial Purpose” shall mean any of the following purposes: (a) manufacturing or fabrication of any nature (whether or not with respect to chemicals), (b) distribution, sale or use of chemicals or chemical products, (c) treatment, storage or disposal of hazardous waste or industrial waste or wastewater, (d) production, refining or sale of petroleum or its products (or any component of such activities), (e) servicing, refueling or maintenance of motorized vehicles (or any component of such activities), or (f) research in respect of any of the activities described in the foregoing clauses (a) through (e); provided, however, that, for the avoidance of doubt, any of the following purposes shall not be considered an Industrial Purpose: (i) office use (including use of custodial chemicals or office or consumer chemicals in a manner consistent with normal office activities), or (ii) agricultural use (including any use of chemicals or fuels in a manner consistent with normal agricultural activities, but excluding agricultural research involving experimental products).

(150) “Industrial Real Property Restrictions” shall have the meaning set forth in Section 2.7(b).

(151) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents, (ii) information contained in Patents and other Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(152) “Information Statement” shall mean the (a) AgCo Information Statement for AgCo and/or the (b) MatCo Information Statement for MatCo, as applicable.

(153) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurer (including the Dow Insurer or any other captive insurer of any Group) or (ii) paid by an insurer (including the Dow Insurer or any other captive insurer of any Group) on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(154) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, priority rights and extensions thereof (collectively, “Patents”), (ii) trademarks, service marks, corporate names, trade names, Internet domain names, social media accounts or handles, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable subject matter (collectively, “Copyrights”), (iv) rights of privacy and publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and rights in all other confidential and proprietary information, including know-how, inventions, algorithms, logic, standard operating conditions and procedures, proprietary processes, formulae, data, databases and other compilations of data, drawings, models and methodologies, including confidential information set forth in laboratory notebooks, laboratory reports, Plant Operating Documents, and Engineering Models and Databases (except to the extent such information is Covered by any Patents), in each case of the foregoing, to the extent confidential and proprietary (collectively, “Know-How”), (vii) all applications and registrations for the foregoing and (viii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing, in each case (with respect to the foregoing clauses (i) through (viii)), excluding all IT Assets.

(155) “Intellectual Property Cross-License Agreements” shall mean the Intellectual Property Cross-License Agreements, (i) effective as of the date of the AgCo Distribution, by and among members of the AgCo Group and members of the SpecCo Group, (ii) effective as of April 1, 2019, by and among members of the AgCo Group and members of the MatCo Group and (iii) effective as of April 1, 2019, by and among members of the SpecCo Group and members of the MatCo Group.

(156) “Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(157) “Intergroup Leases” shall mean the Ground Leases and the Space Leases.

(158) “Interim Relief” shall have the meaning set forth in Section 10.1(c)(viii)

(159) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) the AgCo Group owning and operating the Agriculture Business and Agriculture Assets and assuming the Agriculture Liabilities, (ii) the MatCo Group owning and operating the Materials Science Business and Materials Science Assets and assuming the Materials Science Liabilities and (iii) the SpecCo Group owning and operating the Specialty Products Business and the Specialty Products Assets and assuming the Specialty Products Liabilities, in each case, clauses (i)–(iii), as described in the Steps Plan.

(160) “Inventor Remuneration” means any employee inventor consideration, remuneration or compensation that is required under applicable law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan, and Korea.

(161) “IT Assets” shall mean all (i) Software (including any Copyrights therein), computer systems, public Internet protocol address blocks, telecommunications equipment and other information technology infrastructure (including servers and server equipment, computers (including laptop computers), computer equipment and hardware, printers, telephones (including cell phones and smartphones) and telephone equipment (including headsets), network devices and equipment (including routers, wireless access points, switches and hubs), fiber and backbone cabling and other telecommunications wiring, demarcation points and rooms, computer rooms and telecommunications closets), (ii) documentation, reference, resource and training materials to the extent relating thereto, and (iii) Contracts to the extent relating to any of the foregoing clauses (i) and (ii) (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, public Internet protocol address block agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements); provided, that, notwithstanding the foregoing, IT Assets shall exclude Know-How contained or stored in any of the items described in the foregoing subsections (i) through (iii) and Patents that claim any such Know-How.

(162) “Joint SpecCo/AgCo Representative” shall have the meaning set forth in Section 6.4(a).

(163) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(164) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement or Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes and with respect to liabilities of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement (for the avoidance of doubt, the Employee Matters Agreement does not allocate any Liabilities arising out of, related to, or resulting from any Discontinued and/or Divested Business or Operation (except for Liabilities allocated pursuant to Section 1.10(a)-(c) of the Employee Matters Agreement and Section 2.07 of the Employee Matters Agreement)) (“Employee Related Liabilities”) shall be governed by the Tax Matters Agreement and Employee Matters Agreement, respectively, and, therefore, Taxes and Employee Related Liabilities shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(165) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(166) “Litigation Hold” shall have the meaning set forth in Section 9.1(b).

(167) “Managing Party” shall have the meaning set forth in Section 6.2(a) and Section 7.1(a).

(168) “Managing Party Claimant” shall have the meaning set forth in Section 6.2(c).

(169) “Managing Party Determination Notice” shall have the meaning set forth in Section 7.2(c)(i).

(170) “Managing Party First Discussion” shall have the meaning set forth in Section 6.2(c).

(171) “Managing Party Negotiation Period” shall have the meaning set forth in Section 7.2(c)(i).

(172) “Managing Party Notice” shall have the meaning set forth in Section 6.2(c).

(173) “Manufacturing Product Agreements” shall mean the Manufacturing Product Agreements set forth on Schedule 1.1(173).

(174) “MatCo” shall have the meaning set forth in the preamble.

(175) “MatCo Common Stock” shall have the meaning set forth in the recitals hereto.

(176) “MatCo CSIs” shall have the meaning set forth in Section 2.10(d).

(177) “MatCo Distribution” shall mean the distribution on the MatCo Distribution Date to holders of shares of DowDuPont Common Stock as of the MatCo Distribution Record Date of the MatCo Common Stock on the basis of one (1) share of MatCo Common Stock for every three (3) outstanding shares of DowDuPont Common Stock.

(178) “MatCo Distribution Date” shall mean April 1, 2019.

(179) “MatCo Distribution Record Date” shall mean March 21, 2019.

(180) “MatCo Group” shall mean MatCo and each Person (other than any member of the SpecCo Group or the AgCo Group) that is a direct or indirect Subsidiary of MatCo immediately after the Tower Realignment Time, and each Person that becomes a Subsidiary of MatCo after the Tower Realignment Time, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(180) (and shall not include the Persons on Schedule 1.1(13) or Schedule 1.1(288)).

(181) “MatCo Group DuPont Corporate Contracts” shall have the meaning set forth in Section 1.1(311).

(182) “MatCo Indemnitees” shall mean each member of the MatCo Group and each of their Affiliates from and after the Effective Time and each member of the MatCo Group’s and their respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(183) “MatCo Information Statement” shall mean the Information Statement attached as an exhibit to the Materials Science Form 10 sent to the holders of shares of DowDuPont Common Stock in connection with the MatCo Distribution, including any amendment or supplement thereto.

(184) “MatCo Knowledge Group” shall mean the individuals specified on Schedule 1.1(184).

(185) “MatCo Liability Policies” shall have the meaning set forth in Section 11.2(d).

(186) “MatCo Non-Compete Acquirers” shall have the meaning set forth in Section 5.6(c).

(187) “MatCo Non-Compete Target” shall have the meaning set forth in Section 5.6(b)(i).

(188) “MatCo Prohibited Activities” shall have the meaning set forth in Section 5.6(a).

(189) “MatCo Representative” shall have the meaning set forth in Section 6.4(a).

(190) “MatCo Spin Contribution” shall mean any contribution to MatCo by DowDuPont in connection with, or in anticipation of, the MatCo Distribution.

(191) “Material Impairment” shall have the meaning set forth in Section 6.4(c)(iii).

(192) “Materials Science Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the MatCo Group at the time of the MatCo Distribution, (y) any member of the AgCo Group at the time of the MatCo Distribution, and (z) any member of the SpecCo Group at the time of the MatCo Distribution (provided, however, that Materials Science Assets shall not include Tax Assets (as defined in the Tax Matters Agreement), which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in the members of the MatCo Group (other than MatCo), including those set forth on Schedule 1.1(180), (B) all interests in the capital stock of, or any other equity interests in the Persons set forth on Schedule 1.1(192)(i)(B), and (C) the capital stock and other equity interests set forth on Schedule 1.1(192)(i)(C) of certain other Persons and, in each case (clauses (A)-(C)), any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(192)(ii);

(iii) any and all rights and interests of the MatCo Group under this Agreement;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(192)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(192)(iv)(A) under the heading “Other Parties in Possession”) (the “Materials Science Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(192)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(192)(iv)(B) under the heading “Other Parties in Possession”) (the “Materials Science Specified Leased Real Property”);

(v) any and all Materials Science Shared Contracts; provided; however, that any such Materials Science Shared Contracts shall be subject to Section 2.2(d);

(vi) (A) the Patents and Patent applications and registrations set forth on Schedule 1.1(192)(vi)(A), (B)(I) the Dow name and any and all Dow brands, related Trademarks and related Trademark applications and registrations, including those set forth on Schedule 1.1(192)(vi)(B)(I), and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration and (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(192)(vi)(B)(II), (C) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(192)(vi)(C) and (D) the Know-How set forth on Schedule 1.1(192)(vi)(D);

(vii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any Materials Science Liability, including those set forth on Schedule 1.1(192)(vii);

(viii) the IT Assets set forth on Schedule 1.1(192)(viii);

(ix) all Materials Science Contracts;

(x) other than Intellectual Property and IT Assets, any and all (a) Information to the extent related to any Materials Science Asset or Materials Science Liability and (b) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of Materials Science Assets;

(xi) the Applicable Materials Science Percentage of any Specified DowDuPont Shared Asset (clauses (i)–(xi), the “Specified Materials Science Assets”);

(xii) unless constituting a Specified Agriculture Asset or a Specified Specialty Products Asset under clauses (i)–(xi) of the definitions thereof:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and excluding Intellectual Property) owned by Historical Dow that is not related to any Business (other than in a de minimis respect) (e.g. corporate or enterprise-wide Assets), including those set forth on Schedule 1.1(192)(xii)(a);

(b) all Intellectual Property owned by Historical Dow that is not related to any Business (other than in a de minimis respect), including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(192)(xii)(b)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(192)(xii)(b)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(192)(xii)(b)(III) and (IV) the Know-How set forth on Schedule 1.1(192)(xii)(b)(IV);

(c) (I) subject to Section 3.5, all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the MatCo Group (other than any such Cash and Cash Equivalents, notes, interest receivables and other financial assets constituting Agriculture Factoring Proceeds or Specialty Products Factoring Proceeds (other than the Brazil and Argentina Factoring Proceeds)) (including, for the avoidance of doubt, the Brazil and Argentina Factoring Proceeds) and (II) all derivative instruments of Historical Dow;

(d) (I) all accounts and notes receivable to the extent related to the Materials Science Business and any proceeds from the factoring of any such accounts receivable with a payment date on or after the MatCo Distribution (“Materials Science Factoring Proceeds”) (provided, however, that any such accounts receivable represented by an invoice of less than $1,000,000 shall not constitute Materials Science Assets pursuant to this clause (d) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Agriculture Business or the Specialty Products Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $1,000,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Materials Science Business;

(e) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of (I) the Materials Science Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the AgCo Group or SpecCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the Materials Science Business) and/or (II) Historical Dow to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(192)(xii)(e)(II);

(f) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) (I) that is set forth on Schedule 1.1(192)(xii)(f) or (II) for which the relevant historical use of such Asset was at any Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property or Materials Science Real Property, other than (1) at any portion leased or subleased by any member of the AgCo Group or SpecCo Group pursuant to an Intergroup Lease and (2) those set forth on Schedule 1.1(31)(xii)(g) or Schedule 1.1(303)(xii)(g);

(g) all furniture that is not related to any Business (other than in a de minimis respect) to the extent that the relevant historical use of such furniture was at (I) any Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property (except as provided pursuant to the terms of an Intergroup Lease or lease with any Person other than the Parties and their respective Group members and Affiliates) or Materials Science Real Property other than those set forth on Schedule 1.1(31)(xii)(h) or Schedule 1.1(303)(xii)(h) or (II) any site set forth on Schedule 1.1(192)(xii)(g);

(h) any and all Information of Historical Dow (other than (x) Intellectual Property, (y) Information described in clause (xii) of the definition of “Agriculture Assets” and clause (xii) of the definition of “Specialty Products Assets” and (z) IT Assets) that is not related to any Business (other than in a de minimis respect), including Information set forth on Schedule 1.1(192)(xii)(h); and

(i) all rights, claims, causes of action and credits to the extent relating to any Materials Science Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any Agriculture Liability or Specialty Products Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(192)(xii)(i);

(xiii) any and all Assets Related to the Materials Science Business, including in the following categories, but, in each case, excluding IT Assets, the Specified Agriculture Assets, the Specified Specialty Products Assets and the Assets described in clause (xii) of each of the definitions of Agriculture Assets, Materials Science Assets and Specialty Products Assets:

(a) (1) all rights, title and interest in and to the owned real property Related to the Materials Science Business, including those set forth on Schedule 1.1(192)(xiii)(a)(1), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(192)(xiii)(a)(1) under the heading “Other Parties in Possession”) and (2) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the Materials Science Business, including those set forth on Schedule 1.1(192)(xiii)(a)(2), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(192)(xiii)(a)(2) under the heading “Other Parties in Possession”) (the “Materials Science Real Property”);

(b) except for IT Assets and MatCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the Materials Science Business, including those set forth on Schedule 1.1(192)(xiii)(b);

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, including those set forth on Schedule 1.1(192)(xiii)(c)(i), (I) related to, or held for the benefit of, the Materials Science Business and not related (other than in a de minimis respect) to any other Business, (II) held at a site subject to a Manufacturing Product Agreement and allocated to the MatCo Group as set forth on Schedule 1.1(192)(xiii)(c)(ii), (III) related to the Materials Science Business (other than in a de minimis respect) and held at any Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property or Materials Science Real Property (unless at a portion of such site leased to a different Group pursuant to an Intergroup Lease) that is not subject to any Manufacturing Product Agreement, (IV) Related to the Materials Science Business, held at any Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property, Agriculture Real Property, Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property, other than any portion thereof leased by the MatCo Group pursuant to an Intergroup Lease (other than those subject to any Manufacturing Product Agreement), and not related (other than in a de minimis respect) to the Business of the Group to which such real property was allocated, and (V) Related to the Materials Science Business and not held at a real property constituting Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property, Agriculture Real Property, Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property, Materials Science Real Property, Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property (the “MatCo Inventory”) (it being understood and agreed that any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging and finished goods referred to under clause (II) or (III) shall constitute an Asset Related to the Materials Science Business);

(d) all Intellectual Property Related to the Materials Science Business, including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(192)(xiii)(d)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(192)(xiii)(d)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(192)(xiii)(d)(III) and (IV) the Know-How set forth on Schedule 1.1(192)(xiii)(d)(IV);

(e) any and all Consents, registrations and Regulatory Data, in each case, that is Related to the Materials Science Business, including those set forth on Schedule 1.1(192)(xiii)(e);

(f) any and all Information (other than Intellectual Property and IT Assets) that is Related to the Materials Science Business; and

(g) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the MatCo Group, SpecCo Group or AgCo Group that is Related to the Materials Science Business, including those set forth on Schedule 1.1(192)(xiii)(g).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Agriculture Assets and Specialty Products Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Materials Science Asset listed on Schedules 1.1(180), 1.1(192)(i)(B), 1.1(192)(i)(C), 1.1(192)(ii), 1.1(192)(iv)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(192)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(192)(vi)(A), (B)(I), (B)(II), (C) and (D), 1.1(192)(vii), 1.1(192)(viii) and 1.1(192)(xiii)(c)(ii) (to the extent allocated to MatCo) constitutes a Materials Science Asset, (ii) any Contract listed on Schedule 1.1(194) constitutes a Materials Science Asset, (iii) any Shared Contract listed on Schedule 1.1(199) constitutes a Materials Science Asset, (iv) (a) any Asset listed on Schedule 1.1(192)(xii)(a) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is owned by Historical Dow and is not related to any Business (other than in a de minimis respect), (b) any Asset listed on Schedules 1.1(192)(xii)(b)(I), (II), (III) and (IV) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is not related to any Business (other than in a de minimis respect) (c) any Asset listed on Schedule 1.1(192)(xii)(e)(II) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is used or held for use in, or arises out of, the operation or conduct of Historical Dow and is not related to any Business (other than in a de minimis respect), (d) any Asset listed on Schedule 1.1(192)(xii)(f) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is not related to any Business (other than in a de minimis respect), (e) any furniture at any site set forth on Schedule 1.1(192)(xii)(g) shall give rise to a rebuttable presumption in favor of MatCo that such furniture is not related to any Business (other than in a de minimis respect), (f) any Asset listed on Schedule 1.1(192)(xii)(h) shall give rise to a rebuttable presumption in favor of MatCo that such Asset of Historical Dow and is not related to any Business (other than in a de minimis respect) and (g) any Asset listed on Schedule 1.1(192)(xii)(i) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any Agriculture Liability or Specialty Products Liability (other than in a de minimis respect), and (v) any Asset listed on any of the Schedules described in Section 1.1(192)(xiii) (other than Schedule 1.1(192)(xiii)(c)(ii) and, in case of Schedules 1.1(192)(xiii)(a)(1) and (2), except to the extent otherwise set forth on Schedules 1.1(192)(xiii)(a)(1) and (2) under the heading “Other Parties in Possession”) shall give rise to a rebuttable presumption in favor of MatCo that such Asset is Related to the Materials Science Business. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI herein.

(193) “Materials Science Business” shall mean (i) (A) Dow Consumer Solutions (including Dow Corning), Dow Automotive Solutions (reflected in Dow Consumer Solutions), Dow Infrastructure Solutions (including Dow Corning), Dow Performance Materials and Chemicals, Dow Performance Plastics, (B) in each case, all portions of the following business as conducted on December 11, 2015, August 31, 2017 and/or prior to the MatCo Distribution Date, DuPont Performance Materials, including the ethylene cracker and Ethylene Copolymers (ECP), but excluding DuPont Performance Polymers, (ii) all other businesses of Historical Dow as of December 11, 2015 (other than those described in clauses (i), (iii) or (iv) of the definition of “Agriculture Business” or clauses (i), (ii) or (iii) of the definition of “Specialty Products Business”), (iii) any other business conducted primarily through the use of the Materials Science Assets prior to the Relevant Time (other than that described in clause (i) of the definition of “Agriculture Business” and clause (i) of the definition of “Specialty Products Business”) and (iv) the businesses and operations of Business Entities acquired or established by or for MatCo or any of its Subsidiaries after the date of this Agreement (other than that described in clause (i) of the definition of “Agriculture Business” and clause (i) of the definition of “Specialty Products Business”). For the avoidance of doubt, (x) any businesses conducted within those described in clause (i)(B) as of December 11, 2015 or August 31, 2017, shall constitute part of the Materials Science Business irrespective of whether conducted through different segments or business units of DuPont after either or both of such times and (y) the Materials Science Business includes the businesses and operations set forth on Schedule 1.1(193).

(194) “Materials Science Contracts” shall mean Contracts to which DowDuPont or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) any and all Contracts that relate exclusively to the Materials Science Business, the Materials Science Assets and/or the Materials Science Liabilities and are not related in any respect (other than in a de minimis respect) to any other Business, any Agriculture Asset, any Specialty Products Asset, any Agriculture Liability or any Specialty Products Liability, including those set forth on Schedule 1.1(194)(i); and

(ii) any and all Contracts to which Historical Dow or any of its Subsidiaries was a party as of the MatCo Distribution Date (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business, including those set forth on Schedule 1.1(194)(ii) (the “Dow Corporate Contract”).

(195) “Materials Science Environmental Liabilities” shall mean the Liabilities described in clauses (x) and (xvi)(c) of the definition of Materials Science Liabilities.

(196) “Materials Science Form 10” shall mean the registration statement on Form 10 filed by MatCo with the Commission in connection with the MatCo Distribution.

(197) “Materials Science Known Undisclosed Liabilities” shall mean any Liability (or Liabilities arising from the same or substantially similar facts underlying such Liability) (other than ordinary course trade payables and ordinary course commercial obligations, in each case incurred on or after the Measurement Date) of Historical DuPont (i) that is Related to the Materials Science Business but is not a Specified Materials Science Liability or described in clauses (xiv)-(xv) of the definition of Materials Science Liabilities, and (ii) (a) for which a member of Historical DuPont (x) has recorded an accrual prior to the MatCo Distribution (other than actual accruals by a member of Historical DuPont recorded in the manner described on Schedule 1.1(197)(ii)(a) (1) as of or prior to December 31, 2018 or (2) in the ordinary course of business after December 31, 2018 and prior to the MatCo Distribution (the amount of such accrual for a particular Liability or Liabilities arising from the same or substantially similar facts underlying such Liability, the “Materials Science Accrued Amount”)), or (y) (other than the Materials Science Accrued Amount therefor, if any) has not recorded an accrual, but in accordance with GAAP was required to have recorded an accrual, prior to the MatCo Distribution, (b) that is described in any Corporate Risk Management Document of DuPont (but not the Materials Science Accrued Amount therefor, if any), (c) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical DuPont Knowledge Group, Historical DuPont is (or based on the actual knowledge (as of the MatCo Distribution Date) of the Historical DuPont Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence (but not the Materials Science Accrued Amount therefor, if any), or (d) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical DuPont Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date (but not the Materials Science Accrued Amount therefor, if any); provided, however, that Materials Science Known Undisclosed Liabilities shall not include any such Liability (A) that has been disclosed (or for which the facts and circumstances underlying such Liability have been disclosed) on Schedule 1.1(197)(A) or on any of the Schedules described in Section 1.1(198), (B) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the MatCo Knowledge Group, Historical DuPont is (or based on the actual knowledge (as of the MatCo Distribution Date) of the MatCo Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence, or (C) to the actual knowledge (as of the MatCo Distribution Date) of any member of the MatCo Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date; provided, further, that any Liability that would constitute a Materials Science Known Undisclosed Liability but in respect of which (or in respect of a Liability arising from the same or substantially similar facts) an Indemnification Notice has not been provided on or prior to the date that is the third (3rd) anniversary of the MatCo Distribution Date shall be deemed to not constitute a Materials Science Known Undisclosed Liability. For the avoidance of doubt, Materials Science Known Undisclosed Liabilities shall exclude the Materials Science Accrued Amount therefor (if any), and if the actual aggregate amount of Indemnifiable Losses resulting from a Liability exceeds the applicable Materials Science Accrued Amount therefor (if any) (the amount of such excess, the “MatCo Unaccrued Portion”), whether such Liability constitutes a Materials Science Known

Undisclosed Liability pursuant to clauses (ii)(a)(y) or (ii)(b) – (ii)(d) of this definition and whether such Liability does not constitute a Materials Science Known Undisclosed Liability pursuant to clauses (A)-(C) of the proviso to this definition shall be determined based on the MatCo Unaccrued Portion and the facts and circumstances underlying the MatCo Unaccrued Portion.

(198) “Materials Science Liabilities” shall mean any and all Liabilities of (x) any member of the MatCo Group at the time of the MatCo Distribution, (y) any member of the AgCo Group at the time of the MatCo Distribution and/or (z) any member of the SpecCo Group at the time of the MatCo Distribution, in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AgCo Group, MatCo Group or SpecCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities (other than those to the extent related to, resulting from or arising out of Discontinued and/or Divested Operations and Businesses (except for Liabilities allocated pursuant to Section 1.10(a)-(c) of the Employee Matters Agreement and Section 2.07 of the Employee Matters Agreement)) allocated pursuant to the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities that are expressly assumed by or allocated to the MatCo Group pursuant to this Agreement, including any obligations and Liabilities of any member of the MatCo Group under this Agreement, including those pursuant to Section 12.5 hereof;

(ii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from the Distribution Disclosure Documents, including the Materials Science Form 10, in each case relating to, arising out of or resulting from occurrences prior to the MatCo Distribution, but excluding any statements or omissions made or incorporated by reference in the Distribution Disclosure Documents based on information supplied by Historical DuPont;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting a Materials Science Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by members of the AgCo Group or SpecCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements), or (ii) the discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of Intellectual Property constituting an Agriculture Asset or a Specialty Products Asset by a member of the MatCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements;

(iv) any and all Liabilities relating to, arising out of or resulting from any statements or omissions made or incorporated by reference in the Distribution Disclosure Documents and relating to, arising out of or resulting from occurrences prior to, the AgCo Distribution based on information supplied by Historical Dow (but with respect to any member of Historical Dow that is a member of the AgCo Group or the SpecCo Group, only in respect of information supplied prior to the MatCo Distribution Date);

(v) any and all costs, fees and expenses, including legal fees and costs, incurred in connection with (A) the Transfer of Agriculture Assets of Historical Dow to AgCo or another member of the AgCo Group by Historical Dow (but only for Transfers prior to the Tower Realignment Time or pursuant to Sections 2.5 and 2.6), (B) the Transfer of Specialty Products Assets of Historical Dow to SpecCo or another member of the SpecCo Group by Historical Dow (but only for Transfers prior to the Tower Realignment Time or pursuant to Sections 2.5 and 2.6) and/or (C) the Transfer of Materials Science Assets of Historical Dow to MatCo or another member of the MatCo Group by Historical Dow (but only for Transfers prior to the Tower Realignment Time or pursuant to Sections 2.5 and 2.6);

(vi) the Applicable Materials Science Percentage of any Specified DowDuPont Shared Liability;

(vii) any of the Liabilities set forth on Schedule 1.1(198)(vii);

(viii) any Agriculture Known Undisclosed Liabilities (other than those described in any Corporate Risk Management Document of Dow) in excess of $125,000,000 in the aggregate, and any Agriculture Known Undisclosed Liabilities described in any Corporate Risk Management Document of Dow;

(ix) any Specialty Products Known Undisclosed Liabilities (other than those described in any Corporate Risk Management Document of Dow) in excess of $125,000,000 in the aggregate, and any Specialty Products Known Undisclosed Liabilities described in any Corporate Risk Management Document of Dow;

(x) (a) any and all Dow Discontinued and/or Divested Operations and Business Liabilities that constitute Environmental Liabilities, (b) Environmental Liabilities set forth on Schedule 1.1(198)(x)(b), (c) any and all Off-Site Environmental Liabilities of Historical Dow that do not constitute Dow Discontinued and/or Divested Operations and Business Liabilities, including those set forth on Schedule 1.1(198)(x)(c) and (d) any and all Environmental Liabilities of Historical Dow to the extent related to or arising out of occurrences prior to the MatCo Distribution Date that do not constitute Off-Site Environmental Liabilities or Dow Discontinued and/or Divested Operations and Business Liabilities which are not related to any Business (other than in a de minimis respect); provided, in each case (clauses (a)-(d)), that they shall be subject to Section 8.11;

(xi) any and all Dow Discontinued and/or Divested Operations and Business Liabilities which do not constitute Environmental Liabilities;

(xii) any and all Liabilities (other than Materials Science Trade Payables and Historical DuPont Trade Payables) primarily related to, arising out of or resulting from any Dow Corporate Contract;

(xiii) any and all Liabilities for Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of Historical Dow which was incurred by any member of the AgCo Group, SpecCo Group or the MatCo Group (or any such Indebtedness guaranteed by any member of Historical Dow which is a member of the AgCo Group, SpecCo Group or MatCo Group, as applicable) while such member was a Subsidiary of Historical Dow (including that set forth on Schedule 1.1(198)(xiii)) (clauses (i)-(xiii), the “Specified Materials Science Liabilities”);

(xiv) unless constituting a Specified Agriculture Liability or a Specified Specialty Products Liability,

(a) (i) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the Materials Science Business (provided, however, that any such accounts payable represented by an invoice of less than $1,000,000 shall not constitute Materials Science Liabilities pursuant to this clause (a) if the aggregate amount of accounts payable represented by such invoice is Related to the Agriculture Business or the Specialty Products Business), and (ii) all accounts payable represented by an invoice of less than $1,000,000 if the aggregate amount of accounts payable represented by such invoice is Related to the Materials Science Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect); and

(b) Liabilities for any and all checks issued but not drawn and accounts payable of Historical Dow or its Subsidiaries, which are not related to any Business (other than in a de minimis respect) (the “Materials Science Trade Payables”);

(xv) unless constituting a Specified Agriculture Liability or a Specified Specialty Products Liability, any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Historical Dow or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Historical Dow immediately prior to the Tower Realignment Time, but only while such Subsidiaries were Subsidiaries of Historical Dow) incurred on or prior to the MatCo Distribution Date, including any Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any of Historical Dow’s securities (including debt securities), in their capacities as such;

(b) any form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a

Distribution Disclosure Document) filed by Dow or any of its Subsidiaries with the Commission on or prior to the MatCo Distribution, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be);

(c) the maintenance of Historical Dow’s books and records, Historical Dow’s corporate compliance and other corporate-level actions and oversight of Historical Dow;

(d) (x) indemnification obligations to any current or former director or officer of Historical Dow in their capacity as such in respect of occurrences prior to the MatCo Distribution Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of Historical Dow, in their capacities as such, in respect of occurrences prior to the MatCo Distribution Date, in each case, relating to any acts, omissions or events on or prior to the Final Separation Date;

(xvi) any and all Liabilities Related to the Materials Science Business, including in the following categories and including those set forth on Schedule 1.1(198)(xvi), but in each case, excluding the Specified Agriculture Liabilities, the Specified Specialty Products Liabilities, the Liabilities described in clauses (xiv) and (xv) of each of the definitions of Agriculture Liabilities and Materials Science Liabilities and the Liabilities described in clauses (xiii) and (xiv) of the definition of the Specialty Products Liabilities:

(a) any and all Liabilities arising out of or resulting from any Action Related to the Materials Science Business, including such Actions listed on Schedule 1.1(198)(xvi)(a);

(b) any and all Liabilities arising under any of the Materials Science Contracts (except in the case of a Contract constituting a Materials Science Contract because it is exclusively related to a Materials Science Asset, any such Liabilities Related to the Agriculture Business or Specialty Products Business); and

(c) any Environmental Liability that is Related to the Materials Science Business, including those set forth on Schedule 1.1(198)(xvi)(c); provided, that any such Environmental Liability shall be subject to Section 8.11.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Agriculture Liabilities and Specialty Products Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Materials Science Liability listed on Schedules 1.1(97), 1.1(198)(vii), 1.1(198)(x)(b) and (c) and 1.1(198)(xiii) constitutes a Materials Science Liability and (ii) any Liability listed on Schedules 1.1(198)(xvi), 1.1(198)(xvi)(a) and 1.1(198)(xvi)(c)

shall give rise to a rebuttable presumption in favor of AgCo and SpecCo that such Liability Relates to the Materials Science Business and/or the Materials Science Assets. In addition, the allocation set forth in clauses (x) and (xvi)(c) is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(199) “Materials Science Shared Contract” shall mean any and all Shared Contracts that are primarily related to the Materials Science Business including those set forth on Schedule 1.1(199), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract; provided, however, such Dow Corporate Contracts set forth on Schedule 1.1(199)(i) shall constitute a Materials Science Shared Contract.

(200) “Materials Science Specified Permitted Activities” shall mean the matters set forth on Schedule 1.1(200).

(201) “Measurement Date” shall have the meaning set forth in Section 1.1(86).

(202) “MOD 5 (ROFAN) License Agreements” shall mean the MOD 5 Computerized Process Control Software Agreement License and Services, (i) effective as of April 1, 2019, by and between Rofan Services LLC and a member of the AgCo Group and (ii) effective as of April 1, 2019, by and between Rofan Services LLC and a member of the SpecCo Group.

(203) “Negotiation Period” shall mean (i) the General Negotiation Period, (ii) the Second Non-Compete Discussion Period, (iii) the Shared Liability Escalation Discussions, (iv), the Second Shared Historical DuPont Escalation Negotiation Period, (v) the Managing Party Negotiation Period, (vi) the Shared Historical DuPont Assets and Liabilities Determination Period or (vii) the Privilege Waiver Negotiation Period, as applicable.

(204) “New Shared Matter” shall have the meaning set forth in Section 6.2(a).

(205) “New Shared Matter Notice” shall have the meaning set forth in Section 6.2(b).

(206) “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 8.5(b).

(207) “Non-Compete Dispute Notice” shall have the meaning set forth in Section 5.6(i).

(208) “Non-Compete Escalation Notice” shall have the meaning set forth in Section 5.6(i).

(209) “Non-Compete Period” shall have the meaning set forth in Section 5.6(a).

(210) “Non-Performing Impacted Party” shall have the meaning set forth in Section 8.11(c)(i).

(211) “Non-Performing Site Controller” shall have the meaning set forth in Section 8.11(c)(ii).

(212) “Non-Shared Contract” shall mean the Contracts described on Schedule 1.1(212).

(213) “Non-Transferred Permit” shall have the meaning set forth in Section 5.5(a).

(214) “Notice Recipient” shall have the meaning set forth in Section 2.2(d)(vi).

(215) “Notifying Party” shall have the meaning set forth in Section 2.2(d)(vi).

(216) “NYSE” shall mean the New York Stock Exchange.

(217) “Off-Site Environmental Liabilities” shall mean any and all Environmental Liabilities arising or associated with any third-party location that is not as of the Relevant Time nor has ever been owned, leased or operated by Historical DuPont or Historical Dow to the extent arising out of occurrences prior to the Relevant Time, provided, for purposes of clarification, that Off-Site Environmental Liabilities shall not include Liability arising or associated with any third-party locations or environmental media that have been impacted by Hazardous Substances Released from any property owned, leased or operated by Historical DuPont or Historical Dow at the Relevant Time or prior to the Relevant Time.

(218) “Operating Services Agreements” shall mean the Operating Services Agreements set forth on Schedule 1.1(218).

(219) “Operating Systems and Tools License Agreements” shall mean the Operating Systems and Tools License Agreements, (i) effective as of April 1, 2019, by and between a member of the AgCo Group and a member of the MatCo Group and (ii) effective as of April 1, 2019, by and between a member of the SpecCo Group and a member of the MatCo Group.

(220) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.1(b).

(221) “Other Party” shall have the meaning set forth in Section 2.9(a).

(222) “Other Surviving Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(223) “Other Surviving Selected Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).

(224) “Partial Assignment” shall have the meaning set forth in Section 2.2(d)(i).

(225) “Party” or “Parties” shall have the meaning set forth in the preamble.

(226) “Performing Party” shall have the meaning set forth in Section 8.11(b).

(227) “Permit Transferee” shall mean AgCo, SpecCo, or MatCo, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.

(228) “Permit Transferor” shall mean each of AgCo, SpecCo or MatCo or another member of its respective Group, as applicable, that currently holds a permit, including any Environmental Permit, that must be transferred, or in respect of which a new permit must be issued, to a member of the AgCo Group, SpecCo Group or MatCo Group, or a relevant subsidiary, in connection with the transfer of any properties, businesses, or operations of the AgCo Group, SpecCo Group or MatCo Group, respectively.

(229) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(230) “Pilot Plant Services Agreement” shall mean the Pilot Plant Services Agreements (i) effective as of April 1, 2019, by and between DDP Specialty Products Germany GmbH & Co. KG, as provider, and Dow Deutschland Anlagengesellschaft mbH, as recipient and (ii) effective as of April 1, 2019, by and between The Dow Chemical Company, as provider, and DuPont Specialty Products USA, LLC, as recipient.

(231) “Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

(232) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and captive insurance company arrangements, including those issued by or on behalf of the Dow Insurer, together with the rights, benefits and privileges thereunder.

(233) “Pre-Acquisition MatCo Business” shall have the meaning set forth in Section 5.6(b)(i).

(234) “Pre-Acquisition MatCo Entities” shall have the meaning set forth in Section 5.6(c).

(235) “Pre-Acquisition SpecCo Business” shall have the meaning set forth in Section 5.6(e)(i).

(236) “Pre-Acquisition SpecCo Entities” shall have the meaning set forth in Section 5.6(f).

(237) “Privilege” shall have the meaning set forth in Section 9.7(a).

(238) “Privilege Waiver Negotiation Period” shall have the meaning set forth in Section 9.7(c)(iv).

(239) “Privilege Waiver Objection Notice” shall have the meaning set forth in Section 9.7(c)(i).

(240) “Privileged Information” shall have the meaning set forth in Section 9.7(a).

(241) “Product Marks Trademark License Agreements” shall mean the Product Marks Trademark License Agreements, (i) effective as of April 1, 2019, by and between a member of the MatCo Group, as licensor, and a member of the SpecCo Group, as licensee and (ii) effective as of April 1, 2019, by and between a member of the SpecCo Group, as licensor, and a member of the MatCo Group, as licensee.

(242) “Proposal” shall have the meaning set forth in Section 6.2(g) or Section 7.1(d), as applicable.

(243) “Public Reports” shall have the meaning set forth in Section 5.1(d).

(244) “Purchase for Resale Agreements” shall mean the Purchase for Resale Agreements set forth on Schedule 1.1(244).

(245) “Qualifying Historical Dow AgCo Closing Cash” means an amount equal to: the amount of Cash and Cash Equivalents with a posting date on or before March 31, 2019 (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for each bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 of the members of Historical Dow that are members of the AgCo Group and incorporated or otherwise organized in a specific country (converted into US Dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on April 1, 2019), excluding (1) those amounts of Cash and Cash Equivalents constituting the Historical Dow AgCo Group Pre-MatCo Spin Payroll Amount and (2) those amounts of Cash and Cash Equivalents set forth on Schedule 1.1(245)(A) (such amounts, (clauses (1) and (2)) the “Historical Dow AgCo Required Cash”); provided, that in respect of any country, the amount of Cash and Cash Equivalents owned by all members of Historical Dow that are members of the AgCo Group and incorporated or otherwise organized in such country shall be reduced by the aggregate amount of (a) third party Indebtedness of such members that is outstanding or incurred as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, and (b) any payments on April 1, 2019 by such members to any other member of Historical Dow pursuant to the Pre-Agreed Historical Dow Wires; provided, further, that in no event shall the Qualifying Historical Dow AgCo Closing Cash for any particular country exceed the maximum amount set forth for such country on Schedule 1.1(245)(B).

(246) “Qualifying Historical Dow SpecCo Closing Cash” means an amount equal to: the amount of Cash and Cash Equivalents with a posting date on or before March 31, 2019 (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for each bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 of the members of Historical Dow that are members of the SpecCo Group and incorporated or otherwise organized in a specific country (converted into US Dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on April 1, 2019), excluding (1) those amounts of Cash and Cash Equivalents constituting the Historical Dow SpecCo Group Pre-MatCo Spin Payroll Amount and (2) those amounts of Cash and Cash Equivalents set forth on Schedule 1.1(246) (such amounts, (clauses (1) and (2)) the “Historical Dow SpecCo Required Cash”); provided, that in respect of any country, the amount of Cash and Cash Equivalents owned by all members of Historical Dow that are members of the SpecCo Group and incorporated or otherwise organized in such country shall be reduced by the aggregate amount of (a) third party Indebtedness of such members that is outstanding or incurred as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, and (b) any payments on April 1, 2019 by such members to any other member of Historical Dow pursuant to the Pre-Agreed Historical Dow Wires; provided, further, that in no event shall the Qualifying Historical Dow SpecCo Closing Cash for any particular country exceed the maximum amount set forth for such country on Schedule 1.1(245)(B).

(247) “Qualifying Historical DuPont MatCo Closing Cash” means an amount equal to: the amount of Cash and Cash Equivalents with a posting date on or before March 31, 2019 (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for each bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 of the members of Historical DuPont that are members of the MatCo Group and incorporated or otherwise organized in a specific country (converted into US Dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on April 1, 2019), excluding (1) those amounts of Cash and Cash Equivalents constituting the Historical DuPont MatCo Group Pre-MatCo Spin Payroll Amount and (2) those amounts of Cash and Cash Equivalents set forth on Schedule 1.1(247) (such amounts, (clauses (1) and (2)) the “Historical DuPont MatCo Required Cash”); provided, that in respect of any country, the amount of Cash and Cash Equivalents owned by all members of Historical DuPont that are members of the MatCo Group and incorporated or otherwise organized in such country shall be reduced by the aggregate amount of (a) third party Indebtedness of such members that is outstanding or incurred as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, and (b) any payments on April 1, 2019 by such members to any other member of Historical DuPont pursuant to the Pre-Agreed Historical DuPont Wires; provided, further, that in no event shall the Qualifying Historical DuPont MatCo Closing Cash for any particular country exceed the maximum amount set forth for such country on Schedule 1.1(245)(B).

(248) “Records” shall mean any Contracts, documents, books, records or files.

(249) “Regulatory Cross License Agreements” shall mean the Regulatory Cross License Agreements, (i) effective as of the date of the AgCo Distribution, by and between AgCo and SpecCo, (ii) effective as of April 1, 2019, by and between MatCo and members of the AgCo Group and (iii) effective as of April 1, 2019, by and between SpecCo and MatCo.

(250) “Regulatory Data” shall mean any and all regulatory data (including studies, data, raw data, efficacy data, reports, physical samples, reviews (including business risk reviews), opinions, self-GRAS determinations, information or other compliance requirements, including safety, risk and exposure assessments and modeling for product contamination or impurity issues) in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Entity or a third party to seek, obtain or maintain a Consent from a Governmental Entity or demonstrate regulatory compliance.

(251) “Regulatory Transfer and Support Agreements” shall mean the Regulatory Transfer and Support Agreements, (i) effective as of the date of the AgCo Distribution, by and between AgCo, as transferor, and SpecCo, as transferee, (ii) effective as of April 1, 2019, by and between AgCo, as transferor, and MatCo, as transferee, (iii) effective as of April 1, 2019, by and between MatCo, as transferor, and AgCo, as transferee, (iv) effective as of April 1, 2019, by and between MatCo, as transferor, and SpecCo, as transferee, (v) effective as of the date of the AgCo Distribution, by and between SpecCo, as transferor, and AgCo, as transferee and (vi) effective as of April 1, 2019, by and between SpecCo, as transferor, and MatCo, as transferee.

(252) “Related”, with respect to any Business, shall mean primarily related to, primarily used in or primarily held for use in the conduct of such Business.

(253) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(254) “Relevant Time” shall mean, (i) as between any member of the MatCo Group, on the one hand, and any member of the AgCo Group or SpecCo Group, on the other hand, the time of the MatCo Distribution and (ii) as between any member of the SpecCo Group and any member of the AgCo Group, the time of the AgCo Distribution.

(255) “Representative” shall mean (i) after the MatCo Distribution, but prior to the AgCo Distribution, (A) in the case of MatCo, the MatCo Representative and (B) in the case of SpecCo and AgCo, the Joint SpecCo/AgCo Representative and (ii) after the Final Separation Date, (A) in the case of SpecCo, the SpecCo Representative, (B) in the case of MatCo, the MatCo Representative and (C) in the case of AgCo, the AgCo Representative.

(256) “Requisite Approval” shall have the meaning set forth in Section 6.4(c)(iii) or Section 7.2(c)(v), as applicable.

(257) “Response Action” shall have the meaning set forth in Section 8.11(b).

(258) “Rules” shall have the meaning set forth in Section 10.1(c).

(259) “Second Non-Compete Discussion Period” shall have the meaning set forth in Section 5.6(i).

(260) “Second Shared Historical DuPont Escalation Negotiation Period” shall have the meaning set forth in Section 7.1(f).

(261) “Section 8.13(c) Basket” shall have the meaning set forth in Section 8.13(c).

(262) “Section 9.8 Matters” shall have the meaning set forth in Section 9.8(a).

(263) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.

(264) “Selected Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).

(265) “Separation Expenses” shall have the meaning set forth in Section 12.5.

(266) “Settling Party” shall have the meaning set forth in Section 6.2(j) or Section 7.2(f), as applicable.

(267) “Shared Contract” shall mean, after giving effect to the Schedule 1.1(212) and Sections 1.1(40)(ii) and 1.1(311)(ii), any Contract, other than an Agriculture Contract, a Materials Science Contract or a Specialty Products Contract, of (1) a member of the SpecCo Group that inures in part to the benefit or burden of any member of the MatCo Group, as of the MatCo Distribution Date and/or the AgCo Group, as of the AgCo Distribution Date, as the case may be, (2) a member of the MatCo Group that inures in part to the benefit or burden of any member of the SpecCo Group, as of the MatCo Distribution Date, and/or the AgCo Group, as of the MatCo Distribution Date. as the case may be or (3) a member of the AgCo Group that inures in part to the benefit or burden of any member of the SpecCo Group, as of the AgCo Distribution Date, and/or the MatCo Group, as of the MatCo Distribution Date, as the case may be.

(268) “Shared Historical DuPont Assets” shall mean any and all Assets of Historical DuPont (i) described in Section 1.1(31)(xii)(d) and Section 1.1(31)(xii)(f) of the definition of Agriculture Assets and (ii) described in Section 1.1(303)(xii)(d) and Section 1.1(303)(xii)(f) of the definition of Specialty Products Assets.

(269) “Shared Historical DuPont Assets and Liabilities Determination Period” shall have the meaning set forth in Section 7.2(c)(iii).

(270) “Shared Historical DuPont Assets and Liabilities Notice” shall have the meaning set forth in Section 7.2(c)(iii).

(271) “Shared Historical DuPont Claim Committee” shall have the meaning set forth in Section 7.2(a).

(272) “Shared Historical DuPont Escalation Committee” shall have the meaning set forth in Section 7.1(f).

(273) “Shared Historical DuPont Liabilities” shall mean (1) any and all Liabilities of Historical DuPont (i) described in clauses (iv), (viii), (xiii), (xiv)(b) and (xv) of the definition of Agriculture Liabilities and (ii) described in clauses (ii), (vii), (xii), (xiii)(b) and (xiv) of the definition of Specialty Products Liabilities, (2) AgCo Group Excess DuPont Discontinued and/or

Divested Operations and Business Liabilities and SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities (but with respect those described in clause (i) of the definition of AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, solely from and after such time as both the AgCo Hurdle and SpecCo Hurdle have been met) and (3) those obligations identified as constituting Shared Historical DuPont Liabilities in Section 2.3(a).

(274) “Shared Historical DuPont Liability Settlement Cap” shall have the meaning set forth in Section 7.2(f).

(275) “Shared Historical DuPont Percentage” shall mean (i) the Agriculture Shared Historical DuPont Percentage or (ii) the Specialty Products Shared Historical DuPont Percentage, as applicable.

(276) “Shared Liability Escalation Committee” shall have the meaning set forth in Section 6.2(c).

(277) “Shared Liability Escalation Discussion Period” shall have the meaning set forth in Section 6.2(c).

(278) “Shared Liability Escalation Discussions” shall have the meaning set forth in Section 6.2(c).

(279) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of DowDuPont or any of its Subsidiaries which relate to one or more of the Agriculture Business, the Materials Science Business or the Specialty Products Business.

(280) “Site Access Agreements” shall mean the Site Access Agreements effective as of April 1, 2019, by and between members of the SpecCo Group, MatCo Group and/or AgCo Group, as applicable and as listed on Schedule 1.1(280).

(281) “Site Services Agreements” shall mean the Site Services Agreements effective as of April 1, 2019, by and between members of the SpecCo Group, MatCo Group and/or AgCo Group, as applicable and as listed on Schedule 1.1(281).

(282) “Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(283) “Sole Benefit Services” shall have the meaning set forth in Section 9.7(a).

(284) “Space Leases” shall mean the Space Leases set forth on Schedule 1.1(284).

(285) “SpecCo” shall have the meaning set forth in the preamble.

(286) “SpecCo CSIs” shall have the meaning set forth in Section 2.10(d).

(287) “SpecCo Designated Dow DDOB Deductible Amount” shall have the meaning set forth in Section 8.13(b)(i).

(288) “SpecCo Group” shall mean SpecCo and each Person (other than any member of the MatCo Group or the AgCo Group) that is a direct or indirect Subsidiary of SpecCo immediately after the Tower Realignment Time, and each Business Entity that becomes a Subsidiary of SpecCo after the Tower Realignment Time, which, for the avoidance of doubt, shall include those entities identified as such on Schedule 1.1(288) (and shall not include the entities on Schedule 1.1(13) or Schedule 1.1(180)).

(289) “SpecCo Group DuPont Corporate Contracts” shall have the meaning set forth in Section 1.1(311).

(290) “SpecCo Group DuPont Divested Business Liability Basket” shall have the meaning set forth in Section 8.13(a)(ii).

(291) “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean (i) any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the SpecCo Group other than (w) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (x) AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, (y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, including those set forth on Schedule 1.1(291) and, solely to the extent in excess of the amount set forth therefor on Schedule 1.1(293), those set forth on Schedule 1.1(293); provided, however, in the case of this clause (i), that from and after the time that both the SpecCo Hurdle (as defined in Section 8.13(a)(i)) and the AgCo Hurdle (as defined in Section 8.13(a)(ii)) have been met, “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean, with respect to additional DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group or SpecCo Group, the Specialty Products Shared Historical DuPont Percentage of any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the AgCo Group or SpecCo Group other than (W) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (X) AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, (Y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (Z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities and (ii) the Specialty Products Shared Historical DuPont Percentage of any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the MatCo Group other than (w) Agriculture Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (x) AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, (y) Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities and (z) SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities.

(292) “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement” has the meaning set forth in Section 7.1(f).

(293) “SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all DuPont Discontinued and/or Divested Operations and Business Liabilities of any member of the SpecCo Group set forth on Schedule 1.1(293), but, in each case, solely to the extent of the amount therefor set forth on Schedule 1.1(293).

(294) “SpecCo Hurdle” shall have the meaning set forth in Section 8.13(a)(i).

(295) “SpecCo Indemnitees” shall mean each member of the SpecCo Group and each of their Affiliates from and after the Effective Time and each member of the SpecCo Group’s and their respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(296) “SpecCo Knowledge Group” shall mean the individuals specified on Schedule 1.1(296).

(297) “SpecCo Liability Policies” shall have the meaning set forth in Section 11.2(a).

(298) “SpecCo Non-Compete Acquirers” shall have the meaning set forth in Section 5.6(f).

(299) “SpecCo Non-Compete Target” shall have the meaning set forth in Section 5.6(e)(i).

(300) “SpecCo Prohibited Activities” shall have the meaning set forth in Section 5.6(d).

(301) “SpecCo Representative” shall have the meaning set forth in Section 6.4(a).

(302) “SpecCo Specified Permitted Activities” shall mean the matters set forth on Schedule 1.1(302).

(303) “Specialty Products Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the MatCo Group at the applicable Relevant Time, (y) any member of the AgCo Group at the applicable Relevant Time, and (z) any member of the SpecCo Group at the applicable Relevant Time (provided, however, that Specialty Products Assets shall not include Tax Assets (as defined in the Tax Matters Agreement), which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in the members of the SpecCo Group (other than SpecCo), including those set forth on Schedule 1.1(288), (B) all interests in the capital stock of, or any other equity interests in the Persons set forth on Schedule 1.1(303)(i)(B), and (C) the capital stock and other equity interests set forth on Schedule 1.1(303)(i)(C) of certain other Persons and, in each case (clauses (A)-(C)), any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(303)(ii);

(iii) any and all rights and interests of the SpecCo Group under this Agreement;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(303)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(303)(iv)(A) under the heading “Other Parties in Possession”) (the “Specialty Products Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(303)(iv)(B) including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(303)(iv)(B) under the heading “Other Parties in Possession”) (the “Specialty Products Specified Leased Real Property”);

(v) any and all Specialty Products Shared Contracts; provided; however, that any such Specialty Products Shared Contracts shall be subject to Section 2.2(d);

(vi) (A) the Patents and Patent applications and registrations set forth on Schedule 1.1(303)(vi)(A), (B)(I) the DuPont name and any and all DuPont brands, related Trademarks and related Trademark applications and registrations, including those set forth on Schedule 1.1(303)(vi)(B)(I), and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration and (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(303)(vi)(B)(II), (C) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(303)(vi)(C) and (D) the Know-How set forth on Schedule 1.1(303)(vi)(D);

(vii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any Specialty Products Liability, including those set forth on Schedule 1.1(303)(vii);

(viii) the IT Assets set forth on Schedule 1.1(303)(viii);

(ix) all Specialty Products Contracts;

(x) other than Intellectual Property and IT Assets, any and all (a) Information to the extent related to any Specialty Products Asset or Specialty Products Liability and (b) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of Specialty Products Assets;

(xi) the Applicable Specialty Products Percentage of any Specified DowDuPont Shared Asset (clauses (i)–(xi), the “Specified Specialty Products Assets”);

(xii) unless constituting a Specified Agriculture Asset or a Specified Materials Science Asset under clauses (i)–(xi) of the definitions thereof:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and excluding Intellectual Property) of Historical DuPont that is not related to any Business (other than in a de minimis respect) (e.g. corporate or enterprise-wide Assets) (I) owned by a member of the SpecCo Group, including those set forth on Schedule 1.1(303)(xii)(a)(I) and (II) owned by a member of the MatCo Group while such entity was part of Historical DuPont, including those set forth on Schedule 1.1(303)(xii)(a)(II);

(b) all Intellectual Property owned by Historical DuPont that is not related to any Business (other than in a de minimis respect), including that set forth on Schedule 1.1(303)(xii)(b), including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(303)(xii)(b)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(303)(xii)(b)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(303)(xii)(b)(III) and (IV) the Know-How set forth on Schedule 1.1(303)(xii)(b)(IV);

(c) (I) subject to Section 3.5, all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the SpecCo Group (other than any such Cash and Cash Equivalents, notes, interest receivables and other financial assets constituting Agriculture Factoring Proceeds or Materials Science Factoring Proceeds); (II) all derivative instruments of Historical DuPont owned by any member of the SpecCo Group, and (III) the Specialty Products Shared Historical DuPont Percentage of all derivative instruments of Historical DuPont owned by a member of the MatCo Group while such entity was a part of Historical DuPont;

(d) (I) all accounts and notes receivable to the extent related to the Specialty Products Business and any proceeds from the factoring of any such accounts receivable with a payment date on or after the MatCo Distribution

(“Specialty Products Factoring Proceeds”) (provided, however, that any such accounts receivable represented by an invoice of less than $1,000,000 shall not constitute Specialty Products Assets pursuant to this clause (d) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Agriculture Business or the Materials Science Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $1,000,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is Related to the Specialty Products Business;

(e) the Specialty Products Shared Historical DuPont Percentage of all accounts and notes receivable in respect of goods or services sold or provided by Historical DuPont that are not related to any Business (other than in a de minimis respect);

(f) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of (I) the Specialty Products Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the MatCo Group or AgCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the Specialty Products Business), (II) Historical DuPont to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items are owned by a member of the SpecCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(303)(xii)(f)(II), and/or (III) Historical DuPont to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items were recorded by a member of the MatCo Group while such entity was a part of Historical DuPont, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(303)(xii)(f)(III); provided, however, that, in the case of clause (III), “Specialty Products Assets” shall include only the Specialty Products Shared Historical DuPont Percentage of any and all such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items;

(g) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) (I) that is set forth on Schedule 1.1(303)(xii)(g) or (II) for which the relevant historical use of such Asset was at any Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property, other than (1) at any portion leased or subleased by any member of the AgCo Group or MatCo Group pursuant to an Intergroup Lease and (2) those set forth on Schedule 1.1(31)(xii)(g) or Schedule 1.1(192)(xii)(f);

(h) all furniture that is not related to any Business (other than in a de minimis respect) to the extent that the relevant historical use of such furniture was at (I) any Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property (except as provided pursuant to the terms of an Intergroup Lease or lease with any Person other than the Parties and their respective Group members and Affiliates) or Specialty Products Real Property other than those set forth on Schedule 1.1(31)(xii)(h) or Schedule 1.1(192)(xii)(g) or (II) any site set forth on Schedule 1.1(303)(xii)(h);

(i) any and all Information of Historical DuPont (other than (x) Intellectual Property, (y) Information described in clause (xii) of the definition of “Agriculture Assets” and clause (xii) of the definition of “Materials Science Assets” and (z) IT Assets) that is not related to any Business (other than in a de minimis respect) (I) owned by a member of the SpecCo Group, including Information set forth on Schedule 1.1(303)(xii)(i)(I) or (II) owned by a member of the MatCo Group while such entity was a part of Historical DuPont, including Information set forth on Schedule 1.1(303)(xii)(i)(II); and

(j) all rights, claims, causes of action and credits to the extent relating to any Specialty Products Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any Agriculture Liability or a Materials Science Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(303)(xii)(j);

(xiii) any and all Assets Related to the Specialty Products Business, including in the following categories, but, in each case, excluding IT Assets, the Specified Materials Science Assets, the Specified Agriculture Assets and the Assets described in clause (xii) of each of the definitions of Agriculture Assets, Materials Science Assets and Specialty Products Assets:

(a) (1) all rights, title and interest in and to the owned real property Related to the Specialty Products Business, including those set forth on Schedule 1.1(303)(xiii)(a)(1), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(303)(xiii)(a)(1) under the heading “Other Parties in Possession”) and (2) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the Specialty Products Business, including those set forth on Schedule 1.1(303)(xiii)(a)(2), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(303)(xiii)(a)(2) under the heading “Other Parties in Possession”) (the “Specialty Products Real Property”);

(b) except for IT Assets and SpecCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the Specialty Products Business, including those set forth on Schedule 1.1(303)(xiii)(b);

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, including those set forth on Schedule 1.1(303)(xiii)(c)(i), (I) related to, or held for the benefit of, the Specialty Products Business and not related (other than in a de minimis respect) to any other Business, (II) held at a site subject to a Manufacturing Product Agreement and allocated to the SpecCo Group as set forth on Schedule 1.1(303)(xiii)(c)(ii), (III) related to the Specialty Products Business (other than in a de minimis respect) and held at any Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property (unless at a portion of such site leased to a different Group pursuant to an Intergroup Lease) that is not subject to any Manufacturing Product Agreement, (IV) Related to the Specialty Products Business, held at any Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property, Materials Science Real Property, Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property or Agriculture Real Property, other than any portion thereof leased by the SpecCo Group pursuant to an Intergroup Lease (other than those subject to any Manufacturing Product Agreement), and not related (other than in a de minimis respect) to the Business of the Group to which such real property was allocated, and (V) Related to the Specialty Products Business and not held at a real property constituting Agriculture Specified Owned Real Property, Agriculture Specified Leased Real Property, Agriculture Real Property, Materials Science Specified Owned Real Property, Materials Science Specified Leased Real Property, Materials Science Real Property, Specialty Products Specified Owned Real Property, Specialty Products Specified Leased Real Property or Specialty Products Real Property (the “SpecCo Inventory”) (it being understood and agreed that any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging and finished goods referred to under clause (II) or (III) shall constitute an Asset Related to the Specialty Products Business);

(d) all Intellectual Property Related to the Specialty Products Business, including (I) the Patents and Patent applications and registrations set forth on Schedule 1.1(303)(xiii)(d)(I), (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(303)(xiii)(d)(II), (III) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(303)(xiii)(d)(III) and (IV) the Know-How set forth on Schedule 1.1(303)(xiii)(d)(IV);

(e) any and all Consents, registrations and Regulatory Data, in each case, that is Related to the Specialty Products Business, including those set forth on Schedule 1.1(303)(xiii)(e);

(f) any and all Information (other than Intellectual Property and IT Assets) that is Related to the Specialty Products Business; and

(g) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the MatCo Group, SpecCo Group or AgCo Group that is Related to the Specialty Products Business, including those set forth on Schedule 1.1(303)(xiii)(g).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Materials Science Assets and Agriculture Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Specialty Products Asset listed on Schedules 1.1(288), 1.1(303)(i)(B), 1.1(303)(i)(C), 1.1(303)(ii), 1.1(303)(iv)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(303)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(303)(vi)(A), (B)(I), (B)(II), (C) and (D), 1.1(303)(vii), 1.1(303)(viii) and 1.1(303)(xiii)(c)(ii) (to the extent allocated to SpecCo) constitutes a Specialty Products Asset, (ii) any Contract listed on Schedule 1.1(305) constitutes a Specialty Products Asset, (iii) any Shared Contract listed on Schedule 1.1(311), constitutes a Specialty Products Asset, (iv) (a) any Asset listed on Schedules 1.1(303)(xii)(a)(I) and (II) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is owned by Historical DuPont and is not related to any Business (other than in a de minimis respect), (b) any Asset listed on Schedules 1.1(303)(xii)(b)(I), (II), (III) and (IV) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is not related to any Business (other than in a de minimis respect), (c) any Asset listed on Schedule 1.1(303)(xii)(f)(II) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is used or held for use in, or arises out of, the operation or conduct of Historical DuPont, is owned by a member of the SpecCo Group and is not related to any Business (other than in a de minimis respect), (d) any Asset listed on Schedule 1.1(303)(xii)(f)(III) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is used or held for use in, or arises out of, the operation or conduct of Historical DuPont, was recorded by a member of the MatCo Group while such entity was part of Historical DuPont and is not related to any Business (other than in a de minimis respect), (e) any Asset listed on Schedule 1.1(303)(xii)(g) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is not related to any Business (other than in a de minimis respect), (f) any furniture at any site set forth on Schedule 1.1(303)(xii)(h) shall give rise to a rebuttable presumption in favor of MatCo that such furniture is not related to any Business (other than in a de minimis respect), (g) any Asset listed on Schedules

1.1(303)(xii)(i)(I) and (II) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is of Historical DuPont and is not related to any Business (other than in a de minimis respect) and (h) any Asset listed on Schedule 1.1(303)(xii)(j) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any Agriculture Liability or Materials Science Liability (other than in a de minimis respect), and (v) any Asset listed on any of the Schedules described in Section 1.1(303)(xiii) (other than Schedule 1.1(303)(xiii)(c)(ii) and, in case of Schedules 1.1(303)(xiii)(a)(1) and (2), except to the extent otherwise set forth on Schedules 1.1(303)(xiii)(a)(1) and (2) under the heading “Other Parties in Possession”) shall give rise to a rebuttable presumption in favor of SpecCo that such Asset is Related to the Specialty Products Business. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI herein.

(304) “Specialty Products Business” shall mean (i) (A) DuPont Nutrition and Health (including the businesses acquired from FMC Corporation), DuPont Industrial Biosciences, DuPont Protection Solutions, DuPont Sustainable Solutions, DuPont Electronics & Communications, DuPont Performance Polymers, (B) in each case, all portions of the following businesses as conducted on December 11, 2015, August 31, 2017 and/or prior to the MatCo Distribution Date, Dow Electronic Materials, the Adhesives business and the Fluids portion of the Performance Solutions business of Dow Automotive Systems, Dow Pharma and Food Solutions (including, with respect to Dow Pharma and Food Solutions, the Industrial Specialties and Nitrocellulose businesses and excluding the Hydroxyethyl cellulose business), Dow Energy and Water Solutions (including Dow Microbial Control and Dow Water and Process Solutions and excluding the Oil, Gas and Mining and Dow Solar businesses thereof), the Building Solutions business (including Great StuffTM) and Building & Construction Royalties of Dow Building and Construction, Dow Corning Medical, Dow Corning Electronic Materials (Semiconductor Fabrication, Semiconductor Packaging, Consumer & Communication (Display), Compound Semiconductor, Solar, LED Packaging (Display), and Industrial LED), (C) in each case, all portions of the following businesses as conducted on December 11, 2015, August 31, 2017 and/or prior to the MatCo Distribution Date, Dow Corning Trichlorosilanes, Dow Corning Molykote, Dow Corning Multibase and Dow’s Hemlock Semiconductor business (including the production of polycrystalline silicon (polysilicon) for use in the semiconductor and solar industries), (ii) any other business conducted primarily through the use of the Specialty Products Assets prior to the Relevant Time (other than that described in clause (i) of the definition of “Agriculture Business” and clause (i) the definition of “Materials Science Business”) and (iii) the businesses and operations of Business Entities acquired or established by or for SpecCo or any of its Subsidiaries after the date of this Agreement (other than that described in clause (i) and clause (ii) of the definition of “Agriculture Business” and clause (i) the definition of “Materials Science Business”). For the avoidance of doubt, (x) any businesses conducted within those described in clauses (i)(B) or (i)(C) as of December 11, 2015 or August 31, 2017, shall constitute part of the Specialty Products Business irrespective of whether conducted through different segments or business units of Dow after either or both such times and (y) the Specialty Products Business includes the businesses and operations set forth on Schedule 1.1(304).

(305) “Specialty Products Contracts” shall mean Contracts to which DowDuPont or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) any and all Contracts that relate exclusively to the Specialty Products Business, the Specialty Products Assets and/or the Specialty Products Liabilities and are not related (other than in a de minimis respect) to any other Business, any Agriculture Asset, any Materials Science Asset, any Agriculture Liability or any Materials Science Liability, including those set forth on Schedule 1.1(305)(i);

(ii) any and all Contracts to which Historical DuPont or any of its Subsidiaries was a party as of the Relevant Time (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business and are set forth on Schedule 1.1(305)(ii) (the “Specified Specialty Products DuPont Corporate Contracts”); and

(iii) any and all Contracts to which DowDuPont was a party as of the Relevant Time (and any amendments, extensions or replacements thereof) that are not related in any respect to any Business (other than in a de minimis respect).

(306) “Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean, collectively, (a) the Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities, (b) the SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities and (c) the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities.

(307) “Specialty Products Environmental Liabilities” shall mean the Liabilities described in clauses (viii) and (xv)(c) of the definition of Specialty Products Liabilities.

(308) “Specialty Products Known Undisclosed Liabilities” shall mean any Liability (or Liabilities arising from the same or substantially similar facts underlying such Liability) (other than ordinary course trade payables and ordinary course commercial obligations, in each case incurred on or after the Measurement Date) of Historical Dow (i) that is Related to the Specialty Products Business but is not a Specified Specialty Products Liability or described in clauses (xiii)-(xiv) of the definition of Specialty Products Liabilities, and (ii) (a) for which a member of Historical Dow (x) has recorded an accrual prior to the MatCo Distribution (other than actual accruals by a member of Historical Dow recorded in the manner described on Schedule 1.1(308)(ii)(a) (1) as of or prior to December 31, 2018 or (2) in the ordinary course of business after December 31, 2018 and prior to the MatCo Distribution (the amount of such accrual for a particular Liability or Liabilities arising from the same or substantially similar facts underlying such Liability, the “Specialty Products Accrued Amount”)), or (y) (other than the Specialty Products Accrued Amount therefor, if any) has not recorded an accrual, but in accordance with GAAP was required to have recorded an accrual, prior to the MatCo Distribution, (b) that is described in any Corporate Risk Management Document of Dow (but not the Specialty Products Accrued Amount therefor, if any), (c) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical Dow Knowledge Group, Historical

Dow is (or based on the actual knowledge (as of the MatCo Distribution Date) of the Historical Dow Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence (but not the Specialty Products Accrued Amount therefor, if any), or (d) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the Historical Dow Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date (but not the Specialty Products Accrued Amount therefor, if any); provided, however, that Specialty Products Known Undisclosed Liabilities shall not include any such Liability (A) that has been disclosed (or for which the facts and circumstances underlying such Liability have been disclosed) on Schedule 1.1(308)(A) or on any of the Schedules described in Section 1.1(308), (B) in respect of which, to the actual knowledge (as of the MatCo Distribution Date) of any member of the SpecCo Knowledge Group, Historical Dow is (or based on the actual knowledge (as of the MatCo Distribution Date) of the SpecCo Knowledge Group, would be) required by applicable Law to retain or otherwise preserve any Information, Records, tangible material or other evidence, or (C) to the actual knowledge (as of the MatCo Distribution Date) of any member of the SpecCo Knowledge Group, there is (as of the MatCo Distribution Date) a reasonably apparent and significant danger to human health or safety that would reasonably be expected to manifest by the date that is two (2) years after the MatCo Distribution Date; provided, further, that any Liability that would constitute a Specialty Products Known Undisclosed Liability but in respect of which (or in respect of a Liability arising from the same or substantially similar facts) an Indemnification Notice has not been provided on or prior to the date that is the third (3rd) anniversary of the MatCo Distribution Date shall be deemed to not constitute a Specialty Products Known Undisclosed Liability. For the avoidance of doubt, Specialty Products Known Undisclosed Liabilities shall exclude the Specialty Products Accrued Amount therefor (if any), and if the actual aggregate amount of Indemnifiable Losses resulting from a Liability exceeds the applicable Specialty Products Accrued Amount therefor (if any) (the amount of such excess, the “SpecCo Unaccrued Portion”), whether such Liability constitutes a Specialty Products Known Undisclosed Liability pursuant to clauses (ii)(a)(y) or (ii)(b) – (ii)(d) of this definition and whether such Liability does not constitute a Specialty Products Known Undisclosed Liability pursuant to clauses (A)-(C) of the proviso to this definition shall be determined based on the SpecCo Unaccrued Portion and the facts and circumstances underlying the SpecCo Unaccrued Portion.

(309) “Specialty Products Liabilities” shall mean any and all Liabilities of (x) any member of the MatCo Group at the applicable Relevant Time, (y) any member of the AgCo Group at the applicable Relevant Time and/or (z) any member of the SpecCo Group at the applicable Relevant Time, in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AgCo Group, MatCo Group or SpecCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities (other than those to the extent related to, resulting from or arising out of Discontinued and/or Divested Operations and Businesses (except for Liabilities allocated pursuant to Section 1.10(a)-(c) of the Employee Matters Agreement and Section 2.07 of the Employee Matters Agreement)) allocated pursuant to the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities that are expressly assumed by or allocated to the SpecCo Group pursuant to this Agreement, including any obligations and Liabilities of any member of the SpecCo Group under this Agreement, including those pursuant to Section 12.5 hereof;

(ii) the Specialty Products Shared Historical DuPont Percentage of Liabilities relating to, arising out of or resulting from any statements or omissions made or incorporated by reference in the Distribution Disclosure Documents and relating to, arising out of or resulting from occurrences prior to, the MatCo Distribution based on information supplied by Historical DuPont;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting a Specialty Products Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by members of the AgCo Group or MatCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements), or (ii) the discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of Intellectual Property constituting an Agriculture Asset or a Materials Science Asset by a member of the SpecCo Group as Licensees (as such term is defined in the Intellectual Property Cross-License Agreements) under the Intellectual Property Cross-License Agreements;

(iv) the Specialty Products Shared Historical DuPont Percentage of any and all costs, fees and expenses, including legal fees and costs, in connection with (A) the Transfer of Materials Science Assets of Historical DuPont (but only for Transfers prior to the Tower Realignment Time or pursuant to Sections 2.5 and 2.6) and/or (B) the Transfer of Agriculture Assets or Specialty Products Assets of Historical DuPont (but only for Transfers prior to the AgCo Distribution or pursuant to Sections 2.5 and 2.6);

(v) the Applicable Specialty Products Percentage of any Specified DowDuPont Shared Liability;

(vi) any of the Liabilities set forth on Schedule 1.1(309)(vi);

(vii) the Specialty Products Shared Historical DuPont Percentage of any Materials Science Known Undisclosed Liabilities (other than those described in any Corporate Risk Management Document of DuPont) in excess of $125,000,000 in the aggregate, and the Specialty Products Shared Historical DuPont Percentage of any Materials Science Known Undisclosed Liabilities described in any Corporate Risk Management Document of DuPont;

(viii) (a) any and all Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities that constitute Environmental Liabilities, (b) Environmental Liabilities set forth on Schedule 1.1(309)(viii)(b), (c) any and all Off-Site Environmental Liabilities of Historical DuPont (that do not constitute Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities of Historical DuPont) that are Related to the Specialty Products Business, including those set forth on Schedule 1.1(309)(viii)(c), (d) the Specialty Products Shared Historical DuPont Percentage of any and all Off-Site Environmental Liabilities of Historical DuPont (that do not constitute Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities of Historical DuPont) that are Related to the Materials Science Business, including those set forth on Schedule 1.1(38)(ix)(d)(I) or (II) not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(38)(ix)(d)(II), (e) any and all Environmental Liabilities of Historical DuPont to the extent related to or arising out of occurrences prior to the Relevant Time that do not constitute Off-Site Environmental Liabilities or DuPont Discontinued and/or Divested Operations and Business Liabilities which are not related to any Business (other than in a de minimis respect) to the extent arising out of or related to any Specialty Products Real Property, Specialty Products Specified Owned Real Property or Specialty Products Specified Leased Real Property owned by Historical DuPont prior to the AgCo Distribution Date and (f) the Specialty Products Shared Historical DuPont Percentage of any and all Environmental Liabilities of Historical DuPont to the extent arising out of or related to occurrences prior to the Relevant Time that do not constitute Off-Site Environmental Liabilities or DuPont Discontinued and/or Divested Operations and Business Liabilities which are not related to any Business (other than in a de minimis respect) to the extent arising out of or related to any Materials Science Real Property, Materials Science Specified Owned Real Property or Materials Science Specified Leased Real Property owned by Historical DuPont prior to the Tower Realignment Time; provided, in each case (clauses (a)-(f)), that they shall be subject to Section 8.11;

(ix) any and all Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities which do not constitute Environmental Liabilities;

(x) any and all Liabilities (other than Materials Science Trade Payables and Historical DuPont Trade Payables) primarily related to, arising out of or resulting from the Specified Specialty Products DuPont Corporate Contracts;

(xi) any and all Liabilities for Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of (A) Historical DuPont that was incurred by any member of the SpecCo Group (and any such Indebtedness guaranteed by any member of Historical DuPont that is a member of the SpecCo Group), including those set forth on Schedule 1.1(309)(xi)(A) or (B) of DowDuPont set forth on Schedule 1.1(309)(xi)(B) or incurred by DowDuPont after the MatCo Distribution;

(xii) the Specialty Products Shared Historical DuPont Percentage of any and all Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of Historical DuPont that was incurred by any member of the MatCo Group prior to the time such entity became a Subsidiary of MatCo (and any such Indebtedness guaranteed by any member of Historical DuPont that is a member of the MatCo Group), but is not set forth on Schedule 1.1(198)(xiii), if any (clauses (i)-(xii) of this Section 1.1(309), the “Specified Specialty Products Liabilities”);

(xiii) unless constituting a Specified Agriculture Liability or a Specified Materials Science Liability,

(a) (i) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the Specialty Products Business (provided, however, that any such accounts payable represented by an invoice of less than $1,000,000 shall not constitute Specialty Products Liabilities pursuant to this clause (a) if the aggregate amount of accounts payable represented by such invoice is Related to the Agriculture Business or the Materials Science Business), and (ii) all accounts payable represented by an invoice of less than $1,000,000 if the aggregate amount of accounts payable represented by such invoice is Related to the Specialty Products Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect); and

(b) the Specialty Products Shared Historical DuPont Percentage of the Liabilities of Historical DuPont for Historical DuPont Trade Payables;

(xiv) unless constituting a Specified Agriculture Liability or a Specified Materials Science Liability, the Specialty Products Shared Historical DuPont Percentage of any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Historical DuPont or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Historical DuPont immediately prior to the Tower Realignment Time, but only while such Subsidiaries were Subsidiaries of Historical DuPont) incurred on or prior to the AgCo Distribution, including any Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any of Historical DuPont’s securities (including debt securities), in their capacities as such;

(b) any form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document) filed by DuPont or any of its Subsidiaries with the Commission on or prior to the AgCo Distribution, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be);

(c) the maintenance of Historical DuPont’s books and records, Historical DuPont’s corporate compliance and other corporate-level actions and oversight of Historical DuPont; and

(d) (x) indemnification obligations to any current or former director or officer of Historical DuPont in their capacity as such in respect of occurrences prior to the AgCo Distribution Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of Historical DuPont, in their capacities as such in respect of occurrences prior to the AgCo Distribution Date, in each case, relating to any acts, omissions or events on or prior to the Final Separation Date;

(xv) any and all Liabilities Related to the Specialty Products Business, including in the following categories and including those set forth on Schedule 1.1(309)(xv), but in each case, excluding the Specified Materials Science Liabilities, the Specified Agriculture Liabilities, the Liabilities described in clauses (xiv) and (xv) of each of the definitions of Agriculture Liabilities and Materials Science Liabilities and the Liabilities described in clauses (xiii) and (xiv) of the definition of Specialty Products Liabilities:

(a) any and all Liabilities arising out of or resulting from any Action Related to the Specialty Products Business, including such Actions listed on Schedule 1.1(309)(xv)(a);

(b) any and all Liabilities arising under any of the Specialty Products Contracts (except in the case of a Contract constituting a Specialty Products Contract because it is exclusively related to a Specialty Products Asset, any such Liabilities Related to the Agriculture Business or Materials Science Business); and

(c) any Environmental Liability that is Related to the Specialty Products Business, including those set forth on Schedule 1.1(309)(xv)(c); provided, that any such Environmental Liability shall be subject to Section 8.11.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of Materials Science Liabilities and Agriculture Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) any Specified Specialty Products Liability listed on Schedules 1.1(291), 1.1(293), 1.1(309)(vi), 1.1(309)(viii)(b) and (c), 1.1(309)(xi)(A) and (B), and 1.1(310) constitutes a Specialty Products Liability (in the case of Schedules 1.1(291) and 1.1(293), subject to the proviso in Section 1.1(291)), (ii) the Specialty Products Shared Historical DuPont Percentage of any Specified Specialty Products Liability listed on Schedules 1.1(38)(ix)(d)(I) and (II) constitutes a Specialty Products Liability and (iii) any Liability listed on Schedules 1.1(309)(xv), 1.1(309)(xv)(a) and 1.1(309)(xv)(c) shall give rise to a rebuttable presumption in favor of AgCo and MatCo that such Liability Relates to the Specialty Products Business and/or the Specialty Products Assets. In addition, the allocation set forth in clauses (viii) and 1.1(309)(xv)(c) is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(310) “Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all DuPont Discontinued and/or Divested Operations and Business Liabilities that are primarily related to the conduct prior to the Measurement Date of the Specialty Products Business of Historical DuPont (for purposes of measuring such relationship only, viewing the Specialty Products Business as it was conducted on or after January 1, 2015 but prior to the Measurement Date), including those set forth on Schedule 1.1(310).

(311) “Specialty Products Shared Contracts” shall mean (i) any and all Shared Contracts that are primarily related to the Specialty Products Business including those set forth on Schedule 1.1(311), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract, (ii) prior to the AgCo Distribution Date, any and all Contracts (and any amendments, extensions or replacements thereof) entered into by a member of the SpecCo Group while such member was a subsidiary of Historical DuPont that are not related in any respect (other than in a de minimis respect) to any Business (“SpecCo Group DuPont Corporate Contracts”), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract and (iii) prior to the AgCo Distribution Date, any and all Contracts (and any amendments, extensions or replacements thereof) entered into by a member of the MatCo Group while such member was a subsidiary of Historical DuPont that are not related in any respect (other than in a de minimis respect) to any Business (“MatCo Group DuPont Corporate Contracts”), but excluding any Specified Agriculture DuPont Corporate Contract, any Specified Specialty Products DuPont Corporate Contract or any Dow Corporate Contract; provided, however, in each case (clauses (ii) and (iii)), such SpecCo Group DuPont Corporate Contract and MatCo Group DuPont Corporate Contract shall be deemed to not inure to the burden or benefit of the MatCo Group, except for such SpecCo Group DuPont Corporate Contracts and MatCo Group DuPont Corporate Contracts set forth on Schedule 1.1(311)(iii).

(312) “Specialty Products Shared Historical DuPont Percentage” shall mean seventy one percent (71%).

(313) “Specified Contingent Governmental Action” shall have the meaning set forth in Section 6.2(f).

(314) “Specified DowDuPont Shared Asset” shall mean the Assets set forth on Schedule 1.1(314).

(315) “Specified DowDuPont Shared Liabilities” shall mean:

(i) any and all Liabilities set forth on Schedule 1.1(315)(i);

(ii) any and all Liabilities of DowDuPont to the extent relating to, arising out of or resulting from a general corporate matter of DowDuPont related to occurrences on or prior to the Final Separation Date, including any such Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any of DowDuPont’s securities, in their capacities as such;

(b) any (x) form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document) filed by DowDuPont with the Commission on or prior to the Final Separation Date, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be) or (y) Financing Disclosure Documents in respect of occurrences prior to the Final Separation Date;

(c) the maintenance of DowDuPont’s books and records, DowDuPont’s corporate compliance and other corporate-level actions and oversight of DowDuPont; and

(d) (x) indemnification obligations to any current or former director or officer of DowDuPont in their capacity as such in respect of occurrences prior to the Final Separation Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of DowDuPont, in their capacities as such in respect of occurrences prior to the Final Separation Date, in each case, relating to any acts, omissions or events on or prior to the Final Separation Date.

(iii) any Separation Expenses not allocated to a Party (and not otherwise constituting an Agriculture Liability pursuant to clause (v) of the definition thereof, a Materials Science Liability pursuant to clause (v) of the definition thereof or a Specialty Products Liability pursuant to clause (iv) of the definition thereof) in Section 12.5.

In the case of any Liability a portion of which relates to occurrences on or prior to the Final Separation Date and a portion of which relates to occurrences after the Final Separation Date, only that portion that relates to occurrences on or prior to the Final Separation Date shall be considered a Specified DowDuPont Shared Liability; and with respect to the portion of such Liability that relates to occurrences after the Final Separation Date, such Liability shall be allocated in accordance with the definitions of Agriculture Liability, Materials Science Liability or Specialty Products Liability, as the case may be. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Final Separation Date shall be deemed to be a Specified DowDuPont Shared Liability.

Notwithstanding anything to the contrary herein, Specified DowDuPont Shared Liabilities shall not include (i) any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns, (ii) any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Historical DuPont set forth in clause (xv) of the definition of Agriculture Liabilities or clause (xiv) of the definition of Specialty Products Liabilities and (iii) any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Historical Dow set forth in clause (xv) of the definition of Materials Science Liabilities.

(316) “Specified Tier 1 Dow DDOB Liability” shall mean any Designated Dow DDOB Liability to the extent relating to, arising out of or resulting from less than an entire discontinued company or business (unless constituting an entire business unit or product line or business operation), but excluding any Specified Tier 2 Dow DDOB Liability.

(317) “Specified Tier 2 Dow DDOB Liability” shall mean any Designated Dow DDOB Liability to the extent relating to, arising out of or resulting from less than an entire discontinued site (unless (x) constituting an entire plant or (y) part of an entire discontinued company, business, business unit or business operation).

(318) “Specified Tier 1 DuPont DDOB Liability” shall mean any Designated DuPont DDOB Liability to the extent relating to, arising out of or resulting from less than an entire discontinued company or business (unless constituting an entire business unit or product line or business operation), but excluding any Specified Tier 2 DuPont DDOB Liability.

(319) “Specified Tier 2 DuPont DDOB Liability” shall mean any Designated DuPont DDOB Liability to the extent relating to, arising out of or resulting from less than an entire discontinued site (unless (x) constituting an entire plant or (y) part of an entire discontinued company, business, business unit or business operation).

(320) “Steps Plan” shall mean the steps plan set forth on Exhibit A hereto.

(321) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(322) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(323) “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(324) “Tax Matters Agreement” shall mean the Tax Matters Agreement effective as of April 1, 2019, by and among SpecCo, MatCo and AgCo.

(325) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(326) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(327) “Telone Distribution Agreement” shall mean the Telone Distribution Agreement, effective as of April 1, 2019, by and between The Dow Chemical Company and Dow AgroSciences LLC.

(328) “Temporary Managing Party” shall have the meaning set forth in Section 7.2(c)(ii), as applicable.

(329) “Third Party Claim” shall have the meaning set forth in Section 8.5(a).

(330) “Third Party Proceeds” shall have the meaning set forth in Section 8.9(a).

(331) “TMODS License Agreement” shall mean the DuPont TMODS Dynamic Process Simulation Software Agreement License and Services, effective as of April 1, 2019, by and between SpecCo and MatCo.

(332) “Tower Realignment Time” shall mean the time at which the following occur: (i) the direct or indirect Transfer by Historical Dow to a member of the AgCo Group or SpecCo Group that is not a member of Historical Dow of all interests in the capital stock of, or any other equity interests in, all of the members of Historical Dow that are to be members of the AgCo Group or SpecCo Group, as applicable, (ii) the matters set forth on Schedule 1.1(332)(ii) and (iii) the direct or indirect Transfer by Historical DuPont to a member of the MatCo Group of all interests in the capital stock of, or any other equity interests in, all of the members of Historical DuPont that are to be members of the MatCo Group to a member of the MatCo Group that is not a member of Historical DuPont, as applicable, have been completed.

(333) “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

(334) “Transaction Expenses” shall have the meaning set forth in Section 12.5.

(335) “Transfer” shall have the meaning set forth in Section 2.2(b)(i) and the term “Transferred” shall have its correlative meaning.

(336) “Transferred Industrial Real Property” shall have the meaning set forth in Section 2.7(b).

(337) “Transitional House Marks Trademark License Agreements” shall mean the Transitional House Marks Trademark License Agreements, (i) effective as of April 1, 2019, by and between a member of the MatCo Group, as licensor, and a member of the AgCo Group, as licensee, (ii) effective as of April 1, 2019, by and between a member of the MatCo Group, as licensor, and a member of the SpecCo Group, as licensee, (iii) effective as of the date of the AgCo Distribution, by and between a member of the SpecCo Group, as licensor, and a member of the AgCo Group, as licensee and (iv) effective as of April 1, 2019, by and between a member of the SpecCo Group, as licensor, and a member of the MatCo Group, as licensee.

(338) “Umbrella Secrecy Agreement” shall mean the Umbrella Secrecy Agreements, (i) effective as of the date of the AgCo Distribution, among AgCo, SpecCo and the other signatories thereto, (ii) effective as of April 1, 2019, among AgCo, MatCo and the other signatories thereto and (iii) effective as of April 1, 2019, among SpecCo, MatCo and the other signatories thereto.

(339) “USA-Subject Ancillary Agreements” shall mean the Intellectual Property Cross-License Agreements, the Transitional House Marks Trademark License Agreements, the Product Marks Trademark License Agreements, the Regulatory Transfer and Support Agreements, the Regulatory Cross License Agreements, MOD 5 (ROFAN) License Agreements, TMODS License Agreement, Global Product Sales Agreements, Operating Systems and Tools License Agreements, Manufacturing Product Agreements, Contract Manufacturing Agreements, and Pilot Plant Services Agreement.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “AgCo” shall also be deemed to refer to the applicable member of the AgCo Group, references to “MatCo” shall also be deemed to refer to the applicable member of the MatCo Group, references to “SpecCo” shall also be deemed to refer to the applicable member of the SpecCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by AgCo, MatCo or SpecCo shall be deemed to require AgCo, MatCo or SpecCo, as the case may be, to cause the applicable members of the AgCo Group, the MatCo Group or the SpecCo Group, respectively, to take, or refrain from taking, any such action.

Section 1.3 Effective Time; Suspension.

(a) This Agreement shall be effective as of the Effective Time.

(b) Notwithstanding Section 1.3(a) above, solely as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time, other than for Sections 2.1, 2.2, 2.3 and 2.8 each of which will be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (including the Internal Reorganization), a portion of which have already been implemented prior to the date hereof.

Section 2.2 Transfer of Assets; Assumption and Satisfaction of Liabilities.

(a) Prior to the Effective Time, the Parties shall and shall cause the other members of its Group and its respective then-Affiliates to complete the Internal Reorganization (other than as set forth on Schedule 2.2).

(b) Prior to the applicable Relevant Time and, in each case, in accordance with the Steps Plan and pursuant to the Conveyancing and Assumption Instruments and, in connection with the Internal Reorganization:

(i) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), SpecCo shall, and shall cause the other members of its Group to, as applicable, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to (i) MatCo or another member of the MatCo Group all of its and the other members of its Group’s right, title and interest in and to the Materials Science Assets and (ii) AgCo or another member of the AgCo Group all of its and the other members of its Group’s right, title and interest in and to the Agriculture Assets and the applicable member(s) of the MatCo Group and/or AgCo Group, as applicable, shall accept from SpecCo and the applicable members of the SpecCo Group, all of SpecCo’s and the other members of the SpecCo Group’s respective direct or indirect rights, title and interest in and to the Materials Science Assets and the Agriculture Assets, respectively;

(ii) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), MatCo shall, and shall cause the other members of its Group to, as applicable, Transfer to (i) SpecCo or another member of the SpecCo Group all of its and the other members of its Group’s right, title and interest in and to the Specialty Products Assets and (ii) AgCo or another member of the AgCo Group all of its and the other members of its Group’s right, title and interest in and to the Agriculture Assets and the applicable member(s) of the SpecCo Group and/or AgCo Group, as applicable, shall accept from MatCo and the applicable members of the MatCo Group, all of MatCo’s and the other members of the MatCo Group’s respective direct or indirect rights, title and interest in and to the Specialty Products Assets and the Agriculture Assets, respectively; and

(iii) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), AgCo shall, and shall cause the other members of its Group to, as applicable, Transfer to (i) MatCo or another member of the MatCo Group all of its and the other members of its Group’s right, title and interest in and to the Materials Science Assets and (ii) SpecCo or another member of the SpecCo Group all of its and the other members of its Group’s right, title and interest in and to the Specialty Products Assets and the applicable member(s) of the MatCo Group and/or SpecCo Group, as applicable, shall accept from AgCo and the applicable members of the AgCo Group, all of AgCo’s and the other members of the AgCo Group’s respective direct or indirect rights, title and interest in and to the Materials Science Assets and the Specialty Products Assets, respectively.

(c) Assumption of Liabilities. Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (a) SpecCo shall, or shall cause a member of the SpecCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Specialty Products Liabilities, (b) MatCo shall, or shall cause a member of the MatCo Group to, Assume all of the Materials Science Liabilities and (c) AgCo shall, or shall cause a member of the AgCo Group to, Assume all of the Agriculture Liabilities.

(d) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(b):

(i) Unless the benefits of a Shared Contract are conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) any Contract that is a Shared Contract, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended, bifurcated, replicated or otherwise modified prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) (including those set forth on Schedule 2.2(d)) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or otherwise modified or if such assignment or amendment or modification would impair the benefit the parties thereto derive from such Shared Contract, (A) the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the SpecCo Group, the MatCo Group or the AgCo Group as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.2(d) (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(d), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the Agriculture Business, the Materials Science Business or the Specialty Products Business) and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(d), or cannot implement the arrangements set forth in clause (A), within 180 days of the MatCo Distribution Date, the Parties shall use commercially reasonable efforts to, if requested by any Party, seek mutually acceptable alternative arrangements for the purpose of allocating rights and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).

(ii) Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.

(iii) To the extent permitted by applicable Law, each of SpecCo, MatCo and AgCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the applicable Relevant Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).

(iv) With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Relevant Time, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among SpecCo, MatCo and AgCo as follows:

(1) If such Liability is incurred (x) exclusively in respect of the Agriculture Business, such Liability shall be allocated to AgCo or its applicable Subsidiary, (y) exclusively in respect of the Materials Science Business, such Liability shall be allocated to MatCo or the applicable member of its Group or (z) exclusively in respect of the Specialty Products Business, such Liability shall be allocated to SpecCo or the applicable member of its Group;

(2) If such Liability cannot be so allocated under clause (1) above, such Liability shall be allocated to SpecCo, MatCo or AgCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the MatCo Distribution (for apportioning between MatCo, on the one hand, and AgCo and SpecCo on the other hand) or the AgCo Distribution (for apportioning between AgCo and SpecCo)) by the Agriculture Business, the Materials Science Business or the Specialty Products Business, respectively, under the relevant Shared Contract after the Relevant Time; and

(3) Notwithstanding the foregoing in this clause (3), each of AgCo, MatCo or SpecCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach after the Relevant Time of the relevant Shared Contract.

(v) None of SpecCo, MatCo, AgCo or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(d) may request that the Party that is allocated such Shared Contract as an Agriculture Asset, Materials Science Asset or Specialty Products Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(d)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with Section 2.2(d)(v).

(vi) From and after the Relevant Time, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other applicable Party or Parties (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries. From and after the MatCo Distribution or AgCo Distribution, as applicable, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the MatCo Distribution or the AgCo Distribution, as applicable, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of another Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (X) such Shared Contract, (Y) any Partial Assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the applicable MatCo Distribution or AgCo Distribution that contains cross-default or similar provisions related to such Shared Contract.

(e) If any Party believes in good faith that it (or a member of its Group) was intended to have access to all or certain rights or benefits under a Non-Shared Contract pursuant to the efforts by each Group prior to the Relevant Time to separate, replace, replicate, mirror and/or bifurcate Non-Shared Contracts but such Non-Shared Contract is deemed not to inure in part to the benefit or burden of that Party (or a member of its Group) pursuant to Schedule 1.1(212), then such Party may request that the Party whose Group is a party to such Non-Shared Contract enter into a Partial Assignment or Acceptable Alternative Arrangement in accordance with Section 2.2(d)(i) and such other Party shall consider such request in good faith. With respect to any Contract that is (x) a Dow Corporate Contract, (y) a Specified Agriculture DuPont Corporate Contract or (z) a Specified Specialty Products DuPont Corporate Contract, then, (1) in the case of a Dow Corporate Contract, which inures in part to the benefit or burden of any member of the SpecCo Group or the AgCo Group, as the case may be, each of SpecCo or AgCo, as the case may be, may request, in good faith, that MatCo arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract pursuant to Section 2.2(d)(i) which request shall be considered in good faith by MatCo and, if MatCo agrees to arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract, MatCo shall provide AgCo or SpecCo, as the case may be, reasonable support in arranging such Partial Assignment or Acceptable Alternative Arrangement, (2) in the case of a Specified Agriculture DuPont Corporate Contract which inures in part to the benefit or burden of any member of the SpecCo Group or the MatCo Group, as the case may be, each of SpecCo or MatCo, as the case may be, may request, in good faith, that AgCo arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract pursuant to Section 2.2(d)(i) which request shall be considered in good faith by AgCo and, if AgCo agrees to arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract, AgCo shall provide MatCo or SpecCo, as the case may be, reasonable support in arranging such Partial Assignment or Acceptable Alternative Arrangement and (3) in the case of a Specified Specialty Products DuPont Corporate Contract which inures in part to the benefit or burden of any member of the AgCo Group or the MatCo Group, as the case may be, each of AgCo or MatCo, as the case may be, may request, in good faith, that SpecCo arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract pursuant to Section 2.2(d)(i) which request shall be considered in good faith by SpecCo and, if SpecCo agrees to arrange a Partial Assignment or an Acceptable Alternative Arrangement of such Contract, SpecCo shall provide AgCo or MatCo, as the case may be, reasonable support in arranging such Partial Assignment or Acceptable Alternative Arrangement. The failure to enter into, or arrange, a Partial Assignment or an Acceptable Alternative Arrangement shall not in and of itself constitute a breach of this Section 2.2(e); provided, that the foregoing shall not preclude consideration of a party’s efforts in pursuing such consent or approval for purposes of determining compliance with this Section 2.2(e).

(f) Consents. Each Party shall, and shall cause each member of its respective Group to, use its commercially reasonable efforts to obtain the required Consents for the Transfer of any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement, including those Consents set forth on Schedule 2.2(f). Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Sections 2.2(d) and 2.5, to the extent provided therein, shall apply thereto.

(g) Each party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the SpecCo Group, MatCo Group or AgCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the SpecCo Group, the MatCo Group or the AgCo Group, as applicable, owns a Specialty Products Asset, Materials Science Asset or Agriculture Asset, respectively, as of the Effective Time, there shall be no need for such member to Transfer such Asset in connection with the operation of Section 2.2(b). Moreover, to the extent that a member of the SpecCo Group, the MatCo Group or the AgCo Group, as applicable, is liable for any Specialty Products Liability, Materials Science Liability or Agriculture Liability, respectively, at the Effective Time, there shall be no need for such member to Assume such Liability in connection with the operation of Section 2.2(c).

Section 2.3 Intergroup Accounts; Intercompany Accounts.

(a) Except as set forth in Section 8.1(b), any and all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement, under any Ancillary Agreement, under any Continuing Arrangements as set forth on Schedule 1.1(68) or (y) as otherwise set forth on Schedule 2.3(a) (the matters set forth on Schedule 2.3(a), the “Other Surviving Intergroup Accounts”)) (i) between any member of (A) the SpecCo Group or (B) the AgCo Group, in each case (clauses (A) and (B)), that was a member of Historical DuPont, on the one hand, and any member of the MatCo Group that was a member of Historical DuPont, on the other hand, which exist as of immediately prior to the Tower Realignment Time, (ii) between any member of the AgCo Group that was a member of Historical DuPont, on the one hand, and any member of the SpecCo Group that was a member of Historical DuPont, on the other hand, as of immediately prior to the AgCo Distribution Date (clauses (i) and (ii), the “Historical DuPont Intergroup Accounts”) or (iii) between any member of the MatCo Group that was a member of Historical Dow, on the one hand, and any member of (x) the AgCo Group that was a member of Historical Dow or (y) the SpecCo Group that was a member of Historical Dow, on the other hand, or between any member of the AgCo Group that was a member of Historical Dow or any member of the SpecCo Group that was a member of Historical Dow, in each case, which exist as of immediately prior to the Tower Realignment Time (the “Historical Dow Intergroup Accounts” and together with the Historical DuPont Intergroup Accounts, the “Intergroup Accounts”) shall, prior to the Tower Realignment Time (or, in the case of clause (ii) prior to the AgCo Distribution Date), be caused by Historical Dow (in the case of clause (iii)) and Historical DuPont (in the case of clauses (i) and (ii)) to be settled immediately prior to the Tower Realignment Time, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise. For the avoidance of doubt, the Other Surviving Intergroup Accounts (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within the payment terms set forth therefor on Schedule 2.3(a) or thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account. The covenants and agreements of Historical Dow under clause (iii) of the first sentence of this Section 2.3(a) shall constitute Materials Science Liabilities and the covenants and agreements of Historical DuPont under clause (i)(A) of the first sentence of this Section 2.3(a) shall constitute Specialty Products Liabilities and those under clause (i)(B) of the first sentence of this Section 2.3(a) shall constitute Agriculture Liabilities and those under clause (ii) of the first sentence of this Section 2.3(a) shall constitute Shared Historical DuPont Liabilities.

(b) Except as set forth in Section 8.1(b), all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement or (y) as otherwise set forth on Schedule 2.3(b)(1) (the matters set forth on Schedule 2.3(b)(1), the “Other Surviving Selected Intercompany Accounts”)) (i) between two or more members of the

SpecCo Group that were members of Historical Dow, (ii) between any two or more members of the AgCo Group that were members of Historical Dow (together with those described in clause (i), the “Historical Dow Selected Intercompany Accounts”) or (iii) between two or more members of the MatCo Group that were members of Historical DuPont (the “Historical DuPont Selected Intercompany Accounts”), in each case, which exist as of the Tower Realignment Time (collectively, clauses (i)-(iii), the “Selected Intercompany Accounts”) shall, prior to the Tower Realignment Time, be caused by Historical Dow (in the case of Historical Dow Selected Intercompany Accounts) and Historical DuPont (in the case of clause Historical DuPont Selected Intercompany Accounts) to be settled, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise; provided, however, that the Other Surviving Selected Intercompany Accounts shall remain an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within the payment terms set forth therefor on Schedule 2.3(b)(1) or thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder. The covenants and agreements of Historical Dow under clauses (i) and (ii) shall constitute Materials Science Liabilities and the covenants and agreements of Historical DuPont under clause (iii) shall constitute Shared Historical DuPont Liabilities; provided, however, that each Party’s (and each Indemnitee’s) rights to indemnification for Taxes as set forth in the Tax Matters Agreement with respect to any failure to settle, prior to the Tower Realignment Time, any of the Selected Intercompany Accounts set forth on Schedule 2.3(b)(2) (the matters set forth on Schedule 2.3(b)(2), the “Scheduled Selected Intercompany Accounts”) shall be governed exclusively by the Tax Matters Agreement; provided, further, that the Indemnitee shall use its commercially reasonable efforts, to the extent practicable, to mitigate any Indemnifiable Losses (other than Taxes) due to a breach of this covenant by a Party (but this shall not require the Indemnitee to pay any money to a third party or settle any Selected Intercompany Accounts).

(c) All receivables, payables, loans and balances (other than as specifically provided for under this Agreement) between a member of Historical Dow and a member of Historical DuPont (the “Intertower Accounts”) that are due prior to April 1, 2019, and would, after the MatCo Distribution, be receivables, payables, loans and balances (w) between members of the MatCo Group, (x) between members of the AgCo Group, (y) between members of the SpecCo Group or (z) between a member of Historical Dow that is a member of the AgCo Group (on the one hand) and a member of Historical Dow that is a member of the SpecCo Group (on the other hand), in each case (clauses (w)-(z)), which exist as of the Tower Realignment Time shall, prior to the Tower Realignment Time, be caused by Historical Dow (in the case of Intertower Accounts for which a member of Historical Dow is the obligor) and Historical DuPont (in the case of Intertower Accounts for which a member of Historical DuPont is the obligor) to be settled, by means of cash payments. The covenants and agreements of Historical Dow under the preceding sentence shall constitute Materials Science Liabilities and the covenants and agreements of Historical DuPont under the preceding sentence shall constitute Shared Historical DuPont Liabilities.

Section 2.4 Limitation of Liability; Intergroup Contracts.

(a) No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to any other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement, the Ancillary Agreements, the Continuing Arrangements, the Other Surviving Intergroup Accounts, and the Other Surviving Selected Intercompany Accounts) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and any other Party or any of its respective Group members, on the other hand, effective as of the Relevant Time (other than this Agreement, the Ancillary Agreements, the Continuing Arrangements, the Other Surviving Intergroup Accounts, the Other Surviving Selected Intercompany Accounts and the Conveyancing and Assumption Instruments). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the applicable Relevant Time. The Parties shall, and shall cause the other members of their respective Groups to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by a Party.

(c) The provisions of Section 2.4(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof): any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Agriculture Assets or Agriculture Liabilities, Materials Science Assets or Materials Science Liabilities, or Specialty Products Assets or Specialty Products Liabilities, such Contracts shall be assigned or retained pursuant to Article II and (y) the obligations of any member of a Group to any other Group shall be deemed terminated as of the Relevant Time with no further liability to any Group as a result thereof).

(d) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of any Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated prior to the applicable Relevant Time, then, at the request of such affected Party made within fifteen (15) months following the applicable Relevant Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the applicable Relevant Time; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.5 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II, including the Transfers of certain Assets and Assumptions of certain Liabilities set forth on Schedule 2.5, shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law, including the Consents set forth on Schedule 2.2(f). In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(d)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.9 and Section 2.10, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the SpecCo Group, MatCo Group or AgCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party and/or each member of its Group shall (i) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (ii) (A) enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (B) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group (C) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (D) not amend, modify or supplement any Contract that constitutes such Asset and (E) provide written notice to the applicable other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided, that the costs and expenses incurred by the responding Party or its Group in respect of any request by another Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.

(b) If and when the Consents and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of SpecCo, MatCo or AgCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).

(d) Notwithstanding anything else set forth in this Section 2.5 to the contrary, (A) neither SpecCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of SpecCo, (x) result in a violation of any obligation which SpecCo or any such Subsidiary has to any third party or (y) violate applicable Law, (B) neither MatCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of MatCo, (x) result in a violation of any obligation which MatCo or any such Subsidiary has to any third party or (y) violate applicable Law and (C) neither AgCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of AgCo, (x) result in a violation of any obligation which AgCo or any such Subsidiary has to any third party or (y) violate applicable Law.

(e) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided, that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.

(f) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of SpecCo, MatCo and AgCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the applicable Relevant Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the applicable Relevant Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.6 Wrong Pockets; Mail & Other Communications; Payments.

(a) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) if at any time within twenty-four (24) months after the applicable Relevant Time any Party discovers that any Agriculture Asset is held by any member of the SpecCo Group, the MatCo Group or any of their respective then-Affiliates, SpecCo and MatCo shall, and shall cause the other members of their respective Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant Agriculture Asset to AgCo or an Affiliate of AgCo designated by AgCo for no additional consideration, (ii) if at any time within twenty-four (24) months after the MatCo Distribution, any Party discovers that any Materials Science Asset is held by SpecCo, AgCo or any of their respective Affiliates, SpecCo and AgCo shall use their respective reasonable best efforts to promptly procure the transfer of the relevant Materials Science Asset to MatCo or an Affiliate of MatCo designated by MatCo for no additional consideration; or (iii) if at any time within twenty-four (24) months after the applicable Relevant Time, any Party discovers that any Specialty Products Asset is held by MatCo, AgCo or any of their respective Affiliates, MatCo and AgCo shall use their respective reasonable best efforts to promptly procure the transfer of the relevant Specialty Products Asset to SpecCo or an Affiliate of SpecCo designated by SpecCo for no additional consideration; provided that in the case of clause (i), neither SpecCo or MatCo nor any of their respective Affiliates, in the case of clause (ii), neither SpecCo or AgCo nor any of their respective Affiliates, or in the case of clause (iii), neither MatCo or AgCo nor any of their respective Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(b) On and prior to the twenty-four (24) month anniversary following the applicable Relevant Time, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, or any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the applicable Relevant Time), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be an Agriculture Asset, Materials Science Asset or Specialty Products Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(c) After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 12.6; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against any other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving any other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of any Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party or any other member of any Group or any of their respective then-Affiliates for service of process purposes.

(d) After the MatCo Distribution, each of SpecCo and AgCo shall, and shall cause the other members of its Group and its and any of their respective then-Affiliates to, promptly pay or deliver to MatCo (or its designee) any monies or checks that have been received by SpecCo or AgCo (or another member of its Group or its or their respective then-Affiliates) after the MatCo Distribution to the extent they are (or represent the proceeds of) a Materials Science Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the applicable Group; provided, that if the aggregate amount not yet paid or delivered by the SpecCo Group or the AgCo Group, as applicable, exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the MatCo Group within seven (7) days).

(e) After the MatCo Distribution, MatCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to SpecCo (or its designee) any monies or checks that have been received by MatCo (or another member of its Group or its or its respective then-Affiliates) after the MatCo Distribution to the extent they are (or represent the proceeds of) a Specialty Products Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the SpecCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the SpecCo Group within seven (7) days).

(f) After the MatCo Distribution, MatCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to AgCo (or its designee) any monies or checks that have been received by MatCo (or another member of its Group or its or its respective then-Affiliates) after the MatCo Distribution to the extent they are (or represent the proceeds of) an Agriculture Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the AgCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the AgCo Group within seven (7) days).

(g) After the AgCo Distribution, SpecCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to AgCo (or its designee) any monies or checks that have been received by SpecCo (or another member of its Group or its or its respective then-Affiliates) after the AgCo Distribution to the extent they are (or represent the proceeds of) an Agriculture Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the AgCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the AgCo Group within seven (7) days).

(h) After the AgCo Distribution, AgCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to SpecCo (or its designee) any monies or checks that have been received by AgCo (or another member of its Group or its or its respective then-Affiliates) after the AgCo Distribution to the extent they are (or represent the proceeds of) a Specialty Products Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the SpecCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the SpecCo Group within seven (7) days).

(i) Notwithstanding Sections 2.5 and 5.2 of this Agreement, MatCo acknowledges on behalf of itself and the other members of its Group that (i) the Transfer or delivery of the Agriculture Assets owned or possessed by members of the MatCo Group, (ii) the provision of access to Information that AgCo has, pursuant to this Agreement or any Designated Ancillary Agreement, the right to access and (iii) the provision of access to Information that AgCo has, pursuant to this Agreement or any Ancillary Agreement, the right to use, in each case (clauses (i)-(iii)), as set forth on Schedule 2.6(i), has not been consummated at or prior to the Effective Time and MatCo shall effect such Transfers, delivery and provision of access to AgCo (or its designee) as promptly following the Effective Time as shall be practicable (and in any event, prior to the time set forth therefor on Schedule 2.6(i)) and otherwise in accordance with Section 2.6(a) (in respect of the Transfer of the Agriculture Assets) and the other applicable provisions of this Agreement and the applicable Ancillary Agreements (including the Service Addendum regarding Access to Information and Records set forth in each of the General Services Agreements).

(j) Notwithstanding Sections 2.5 and 5.2 of this Agreement, MatCo acknowledges on behalf of itself and the other members of its Group that (i) the Transfer or delivery of the Specialty Products Assets owned or possessed by members of the MatCo Group, (ii) the provision of access to Information that SpecCo has, pursuant to this Agreement or any Designated Ancillary Agreement, the right to access, and (iii) the provision of access to Information that SpecCo has, pursuant to this Agreement or any Ancillary Agreement, the right to use, in each case (clauses (i)-(iii)), as set forth on Schedule 2.6(j), has not been consummated at or prior to the Effective Time and MatCo shall effect such Transfers, delivery and provision of access to SpecCo (or its designee) as promptly following the Effective Time as shall be practicable (and in any event, prior to the time set forth therefor on Schedule 2.6(j)) and otherwise in accordance with Section 2.6(a) (in respect of the Transfer of the Specialty Products Assets) and the other applicable provisions of this Agreement and the applicable Ancillary Agreements (including the Service Addendum regarding Access to Information and Records set forth in each of the General Services Agreements).

(k) Notwithstanding Sections 2.5 and 5.2 of this Agreement, each of AgCo and SpecCo acknowledges on behalf of itself and the other members of its Group that (i) the Transfer or delivery of the Materials Science Assets owned or possessed by either members of the AgCo Group or members of the SpecCo Group, respectively, (ii) the provision of access to

Information that MatCo has, pursuant to this Agreement or any Designated Ancillary Agreement, the right to access, and (iii) the provision of access to Information that MatCo has, pursuant to this Agreement or any Ancillary Agreement, the right to use, in each case (clauses (i)-(iii)), as set forth on Schedule 2.6(k) has not been consummated at or prior to the Effective Time and each of AgCo and SpecCo, respectively, shall effect such Transfers, delivery and provision of access to MatCo (or its designee) as promptly following the Effective Time as shall be practicable (and in any event, prior to the time set forth therefor on Schedule 2.6(k)) and otherwise in accordance with Section 2.6(a) (in respect of the Transfer of the Materials Science Assets) and the other applicable provisions of this Agreement and the applicable Ancillary Agreements (including the Service Addendum regarding Access to Information and Records set forth in each of the General Services Agreements).

Section 2.7 Conveyancing and Assumption Instruments.

(a) In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers and Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree; provided that Section 8.5(f) shall apply to each Transfer and Assumption contemplated by this Agreement.

(b) With respect to the transfer, directly or indirectly, in connection with the transactions contemplated hereby, of real property (or any portion thereof) that is, or at any time has been, used for any Industrial Purpose, whether or not of record (the portion of such real property that is or has been used for an Industrial Purpose, the “Transferred Industrial Real Property”), the restrictions set forth on Exhibit C attached hereto (the “Industrial Real Property Restrictions”) shall apply unless (A) the transferee of such Transferred Industrial Real Property reasonably determines that compliance with one or more of the Industrial Real Property Restrictions is not necessary based on the facts and circumstances existing at the time and notifies the applicable transferor thereof, and (B) such transferor consents in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, prior to the Tower Realignment Time, the transferor of any Transferred Industrial Real Property shall be entitled to, in its reasonable discretion, taking into account applicable Law and practicality, exclude or modify to be less stringent any or all of the Industrial Real Property Restrictions from the respective Conveyancing and Assumption Instrument. With respect to any Transferred Industrial Real Property that constitutes an Agriculture Asset, Materials Science Asset or Specialty Products Asset, AgCo (or the applicable member of its Group), MatCo (or the applicable member of its Group) or SpecCo (or the applicable member of its Group), respectively may, in its discretion, request that the transferor of such Transferred Industrial Real Property remove one or more Industrial Real Property Restrictions in the event that facts and circumstances reasonably warrant such removal, and, provided that the transferor of such

Transferred Industrial Real Property consents in writing to such removal (such consent not to be unreasonably withheld, conditioned or delayed), the transferor shall (or if the transferor is a member of a Party’s Group, that Party shall cause such transferor to), at the expense of the requesting Party (or applicable member of its Group), reasonably cooperate to remove such Industrial Real Property Restrictions. Unless and until the Industrial Real Property Restrictions have been removed, each Party shall, and shall cause the other members of its Group and its and their respective transferees to, comply with the Industrial Real Property Restrictions, unless in the reasonable discretion of the Parties, enforcement of the applicable Industrial Real Property Restrictions is not necessary based on the facts and circumstances existing at the time.

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Parties (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(d)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by any other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of any other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.

Section 2.9 Novation of Liabilities.

(a) Each Party, at the request of another Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the applicable Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). For the purposes of complying with the terms set forth in this Section 2.9, not more than thirty (30) Business Days after the end of each of the first six (6) fiscal quarters after the applicable Relevant Time, each of AgCo, MatCo and SpecCo shall deliver to the other Parties a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9(b).

Section 2.10 Guarantees.

(a) (i) SpecCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to have all members of the MatCo Group and all members of the AgCo Group removed as guarantor of or obligor for any Specialty Products Liability to the fullest extent permitted by applicable Law, including in respect of the guarantees set forth on Schedule 2.10(a)(i), (ii) MatCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable Party) use commercially reasonable efforts to have all members of the SpecCo Group and all members of the AgCo Group removed as guarantor of or obligor for any Materials Science Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii) and (iii) AgCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable Party) use commercially reasonable efforts to have all members of the SpecCo Group and all members of the MatCo Group removed as guarantor of or obligor for any Agriculture Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(iii), in each case (clauses (i)-(iii)), on or prior to the Relevant Time or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.10(b), no member of the AgCo Group, SpecCo Group or MatCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.

(b) On or prior to the Relevant Time or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the SpecCo Group, MatCo and/or AgCo shall, and shall cause the other members of their respective Groups to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the MatCo Group or AgCo Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached, (ii) of any member of the MatCo Group, SpecCo and/or AgCo shall, and shall cause the other members of their respective Groups to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the SpecCo Group or the AgCo Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (iii) of any member of the AgCo Group, SpecCo and/or MatCo shall, and shall cause the other members of their respective Groups to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which SpecCo or MatCo, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If any of SpecCo, MatCo or AgCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party whose Group is relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of SpecCo, MatCo and AgCo agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which another Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until the fourth (4th) anniversary of the Relevant Time if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter.

(d) Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) MatCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by SpecCo or other members of the SpecCo Group or by AgCo or other members of the AgCo Group on behalf of or in favor of any member of the MatCo Group or the Materials Science Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(i) (the “MatCo CSIs”) as promptly as practicable with Credit Support Instruments from MatCo or a member of the MatCo Group as of the Effective Time, (ii) AgCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by SpecCo or other members of the SpecCo Group or by MatCo or other members of the MatCo Group on behalf of or in favor of any member of the AgCo Group or the Agriculture Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(ii) (the “AgCo CSIs”) as promptly as practicable with Credit Support Instruments from AgCo or a member of the AgCo Group as of the Effective Time and (iii) SpecCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by AgCo or other members of the AgCo Group or by MatCo or other members of the MatCo Group on behalf of or in favor of any member of the SpecCo Group or the Specialty Products Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(iii) (the “SpecCo CSIs”) as promptly as practicable with Credit Support Instruments from SpecCo or a member of the SpecCo Group as of the Effective Time:

(i) With respect to any MatCo CSIs that remain outstanding after the Effective Time (x) MatCo shall, and shall cause the members of the MatCo Group to, jointly and severally indemnify and hold harmless the AgCo Indemnitees and SpecCo Indemnitees for any Liabilities arising from or relating to the such MatCo CSIs, including, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such MatCo CSIs in accordance with the terms thereof, (y) MatCo shall pay to SpecCo and AgCo, as applicable, a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding MatCo CSIs issued by SpecCo or any member of the SpecCo Group or by

AgCo or any member of the AgCo Group, respectively, and (z) without the prior written consent of SpecCo or AgCo, as applicable, MatCo shall not, and shall not permit any member of the MatCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which SpecCo or any member of the SpecCo Group or AgCo or any member of the AgCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of SpecCo, the members of the SpecCo Group, AgCo and the members of the AgCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the MatCo Group or the Materials Science Business after the expiration of such MatCo CSI.

(ii) With respect to any AgCo CSIs that remain outstanding after the Effective Time (x) AgCo shall, and shall cause the members of the AgCo Group to, jointly and severally indemnify and hold harmless the MatCo Indemnitees and SpecCo Indemnitees for any Liabilities arising from or relating to the such AgCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such AgCo CSIs in accordance with the terms thereof, (y) AgCo shall pay to SpecCo and MatCo, as applicable, a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding AgCo CSIs issued by SpecCo or any member of the SpecCo Group or by MatCo or any member of the MatCo Group, respectively, and (z) without the prior written consent of SpecCo or MatCo, as applicable, AgCo shall not, and shall not permit any member of the AgCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which SpecCo or any member of the SpecCo Group or MatCo or any member of the MatCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of SpecCo, the members of the SpecCo Group, MatCo and the members of the MatCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the AgCo Group or the Agriculture Business after the expiration of such AgCo CSI.

(iii) With respect to any SpecCo CSIs that remain outstanding after the Effective Time (x) SpecCo shall, and shall cause the members of the SpecCo Group to, jointly and severally indemnify and hold harmless the AgCo Indemnitees and MatCo Indemnitees for any Liabilities arising from or relating to the such SpecCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such SpecCo CSIs in accordance with the terms thereof, (y) SpecCo shall pay to MatCo and AgCo, as applicable, a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding SpecCo CSIs issued by MatCo or any member of the MatCo Group or by AgCo or any member of the AgCo Group, respectively, and (z) without the prior written consent of MatCo or AgCo, as applicable, SpecCo shall not, and shall not permit any member of the SpecCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which MatCo or any member of the MatCo Group or AgCo or any member of the AgCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of MatCo, the members of the MatCo Group, AgCo and the members of the AgCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the SpecCo Group or the Specialty Products Business after the expiration of such SpecCo CSI.

Section 2.11 Disclaimer of Representations and Warranties. EACH OF SPECCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPECCO GROUP), MATCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MATCO GROUP) AND AGCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AGCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1 Certificate of Incorporation; Bylaws.

(a) At or prior to the MatCo Distribution, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bylaws filed by MatCo with the Commission as exhibits to the Materials Science Form 10.

(b) At or prior to the AgCo Distribution, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bylaws filed by AgCo with the Commission as exhibits to the Agriculture Form 10.

(c) At or prior to the MatCo Distribution, all necessary actions shall be taken to adopt the form of Bylaws of DowDuPont attached hereto as Exhibit B to be effective as of the MatCo Distribution.

Section 3.2 Directors.

(a) At or prior to the MatCo Distribution, DowDuPont shall take all necessary action to cause the Board of Directors of MatCo to consist of the individuals identified in the MatCo Information Statement as directors of MatCo.

(b) At or prior to the AgCo Distribution, DowDuPont shall take all necessary action to cause the Board of Directors of AgCo to consist of the individuals identified in the AgCo Information Statement as directors of AgCo.

Section 3.3 Officers.

(a) At or prior to the MatCo Distribution, DowDuPont shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of MatCo as of the MatCo Distribution Date.

(b) At or prior to the AgCo Distribution, DowDuPont shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of AgCo as of the AgCo Distribution Date.

Section 3.4 Resignations.

(a) Subject to Section 3.4(c), at or prior to the MatCo Distribution, (i) each of SpecCo and AgCo shall cause all its employees and all employees of its respective Subsidiaries (excluding any employees of any member of the MatCo Group) to resign, effective as of the MatCo Distribution, from all positions as officers or directors of any member of the MatCo Group (and any other Person where such position is as a designee or representative of the MatCo Group) in which they serve, and (ii) MatCo shall cause all its employees and all employees of its Subsidiaries to resign, effective as of the MatCo Distribution, from all positions as officers or directors of any members of the SpecCo Group (and any other Person where such position is as a designee or representative of the SpecCo Group) or the AgCo Group (and any other Person where such position is as a designee or representative of the AgCo Group) in which they serve.

(b) Subject to Section 3.4(c), at or prior to the AgCo Distribution, (i) SpecCo and MatCo shall cause all its employees and all employees of its respective Subsidiaries (excluding any employees of any member of the AgCo Group) to resign, effective as of the AgCo Distribution, from all positions as officers or directors of any member of the AgCo Group (and any other Person where such position is as a designee or representative of the AgCo Group) in which they serve, and (ii) AgCo shall cause all its employees and all employees of its Subsidiaries to resign, effective as of the AgCo Distribution, from all positions as officers or directors of any members of the SpecCo Group (and any other Person where such position is as a designee or representative of the SpecCo Group) in which they serve.

(c) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.5 Delayed Partial Cash Sweep.

(a) On or before June 21, 2019, the Parties shall discuss in good faith the calculation of the Aggregate Qualifying Historical Dow AgCo Closing Cash, Aggregate Qualifying Historical Dow SpecCo Closing Cash and Aggregate Qualifying Historical DuPont MatCo Closing Cash (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable state statutes, and evidence of such discussions shall not be admissible in the Actions between the Parties).

(b) On July 1, 2019:

(i) AgCo shall pay to MatCo (if greater than zero) an amount equal to (i) the Aggregate Qualifying Historical Dow AgCo Closing Cash minus (ii) the Agriculture Shared Historical DuPont Percentage multiplied by the Aggregate Qualifying Historical DuPont MatCo Closing Cash.

(ii) SpecCo shall pay to MatCo (if greater than zero) an amount equal to (i) the Aggregate Qualifying Historical Dow SpecCo Closing Cash minus (ii) the Specialty Products Shared Historical DuPont Percentage multiplied by the Aggregate Qualifying Historical DuPont MatCo Closing Cash.

(iii) MatCo shall pay to AgCo (if greater than zero) an amount equal to (i) the Agriculture Shared Historical DuPont Percentage multiplied by the Aggregate Qualifying Historical DuPont MatCo Closing Cash minus (ii) the Aggregate Qualifying Historical Dow AgCo Closing Cash.

(iv) MatCo shall pay to SpecCo (if greater than zero) an amount equal to (i) the Specialty Products Shared Historical DuPont Percentage multiplied by the Aggregate Qualifying Historical DuPont MatCo Closing Cash minus (ii) the Aggregate Qualifying Historical Dow SpecCo Closing Cash.

Section 3.6 Certain Wires.

(a) On April 1, 2019, MatCo, AgCo and SpecCo shall, and shall cause the other members of their respective Groups to, have a Heritage Dow MatCo Employee (as defined in the Employee Matters Agreement) and a Heritage DuPont AgCo Employee or Heritage DuPont SpecCo Employee (each as defined in the Employee Matters Agreement) jointly issue instructions to the relevant banks to make the wire payments set forth on Schedule 3.6(a) in the applicable local currency, which, for purposes of calculating the impact of any such wire in other provisions of this Agreement, shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on April 1, 2019; provided that in no event shall the amount of any such payment exceed the amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 (less, for the applicable member of the AgCo Group, the Historical Dow AgCo Required Cash and, for the applicable member of the SpecCo Group, the Historical Dow SpecCo Required Cash) (the “Pre-Agreed Historical Dow Wires”).

(b) On April 1, 2019, SpecCo or AgCo (as applicable) and MatCo shall, and shall cause the other members of their respective Groups to, have either a Heritage DuPont AgCo Employee or Heritage DuPont SpecCo Employee and a Heritage Dow MatCo Employee jointly issue instructions to the relevant banks to make the wire payments set forth on Schedule 3.6(b) in the applicable local currency, which, for purposes of calculating the impact of any such wire in other provisions of this Agreement, shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on April 1, 2019; provided that in no event shall the amount of any such payment exceed the amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 (less, for the applicable member of the MatCo Group, the Historical DuPont MatCo Required Cash) (the “Pre-Agreed Historical DuPont Wires”).

Section 3.7 Certain Bank Accounts and Instructions.

(a) MatCo Obligations.

(i) MatCo shall cause there to be for each member of Historical Dow that is a member of the AgCo Group or SpecCo Group, as of 12:00 a.m. (using the local time zone for the jurisdiction of the bank account from which such payment would be drawn) on April 1, 2019, no wire initiated, check dated, or other payment method initiated that has not been settled and reflected on the bank account statement for such bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 that is either (x) to any member of Historical DuPont that is a member of the MatCo Group, (y) to any member of Historical Dow or (z) in respect of any Materials Science Liability, except for the Pre-Agreed Historical Dow Wires (“Unauthorized Historical Dow Instructions”).

(ii) From and after 11:59 p.m. (using the local time zone for the jurisdiction of the bank account from which such payment would be drawn) on March 31, 2019, MatCo shall not, and shall cause each other member of Historical Dow not to, initiate any wire, check, or other payment method from a bank account of any member of Historical Dow that is a member of the AgCo Group or SpecCo Group (x) to any member of Historical DuPont that is a member of the MatCo Group, (y) to any member of Historical Dow or (z) in respect of any Materials Science Liability, except for the Pre-Agreed Historical Dow Wires; provided, however, (x) MatCo shall have no obligation to prevent any such action taken by any Heritage Dow AgCo Employee or Heritage Dow SpecCo Employee from and after the Tower Realignment Time and (y) MatCo shall be relieved from its performance obligations on a legal entity by legal entity, bank account by bank account, basis from and after such time as all employees of the MatCo Group have been removed as both directors and officers of such member of Historical Dow that is a member of the AgCo Group or SpecCo Group and as individuals authorized to give instructions or initiate transactions for such bank account (“Unauthorized Historical Dow Payments”).

(iii) The amount of any payment made pursuant to Unauthorized Historical Dow Instructions or Unauthorized Historical Dow Payments shall constitute Materials Science Liabilities, and MatCo shall reimburse (or cause to be reimbursed by the applicable member of the MatCo Group) (in the same currency and amount) any and all such amounts to the bank account of the applicable payor member of the AgCo Group or SpecCo Group from which such payment was made, as applicable, within two (2) Business Days.

(b) AgCo and SpecCo Obligations.

(i) AgCo and SpecCo shall cause there to be for each member of Historical DuPont that is a member of the MatCo Group, as of 12:00 a.m. (using the local time zone for the jurisdiction of the bank account from which such payment would be drawn) on April 1, 2019, no wire initiated, check dated, or other payment method initiated that has not been settled and reflected on the bank account statement for such bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019 that is either (x) to any member of Historical Dow that is a member of the AgCo Group or SpecCo Group, (y) to any member of Historical DuPont or (z) in respect of any Agriculture Liability or Specialty Products Liability, except for the Pre-Agreed Historical DuPont Wires (“Unauthorized Historical DuPont Instructions”).

(ii) From and after 11:59 p.m. (using the local time zone for the jurisdiction of the bank account from which such payment would be drawn) on March 31, 2019, AgCo and SpecCo shall not, and shall cause each other member of Historical DuPont not to, initiate any wire, check, or other payment method from a bank account of any member of Historical DuPont that is a member of the MatCo Group (x) to any member of Historical Dow that is a member of the AgCo Group or SpecCo Group, (y) to any member of Historical DuPont or (z) in respect of any Agriculture Liability or Specialty Products Liability, except for the Pre-Agreed Historical DuPont Wires; provided, however, (x) AgCo and SpecCo shall have no obligation to prevent any such action taken by any Heritage DuPont MatCo Employee from and after the Tower Realignment Time and (y) AgCo and SpecCo shall be relieved from their performance obligations on a legal entity by legal entity, bank account by bank account, basis from and after such time as all employees of the AgCo Group and SpecCo Group have been removed as both directors and officers of such member of Historical DuPont that is a member of the MatCo Group and as individuals authorized to give instructions or initiate transactions for such bank account (“Unauthorized Historical DuPont Payments”).

(iii) The amount of any payment made pursuant to Unauthorized Historical DuPont Instructions or Unauthorized Historical DuPont Payments to a member of the AgCo Group or in respect of any Agriculture Liability shall constitute an Agriculture Liability, and AgCo shall reimburse (or cause to be reimbursed by the applicable member of the AgCo Group) (in the same currency and amount) any and all such amounts to the bank account of the applicable payor member of the MatCo Group from which such payment was made, as applicable, within two (2) Business Days.

(iv) The amount of any payment made pursuant to Unauthorized Historical DuPont Instructions or Unauthorized Historical DuPont Payments to a member of the SpecCo Group or in respect of any Specialty Products Liability shall constitute a Specialty Products Liability, and SpecCo shall reimburse (or cause to be reimbursed by the applicable member of the SpecCo Group) (in the same currency and amount) any and all such amounts to the bank account of the applicable payor member of the MatCo Group from which such payment was made, as applicable, within two (2) Business Days.

Section 3.8 Certain Payroll Balances Payable in the Ordinary Course of Business Prior to April 1, 2019.

(a) MatCo Obligations.

(i) MatCo shall cause there to be an amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account from which payroll is paid, measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, of the members of Historical Dow that are members of the AgCo Group equal to the amount of salary/base pay, annual cash incentive compensation earned or accrued for the fiscal year 2018, overtime and other employee cash wages, accrued vacation to be paid out in connection with the MatCo Distribution and any withholding Taxes and employer portion of payroll Taxes related thereto, in each case that would in the ordinary course of business have been paid prior to April 1, 2019 but have not yet been paid by such member of the AgCo Group in respect of the period prior to April 1, 2019 (“Historical Dow AgCo Group Pre-MatCo Spin Payroll Amount”).

(ii) MatCo shall cause there to be an amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account from which payroll is paid, measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, of the members of Historical Dow that are members of the SpecCo Group equal to the amount of salary/base pay, annual cash incentive compensation earned or accrued for the fiscal year 2018, overtime and other employee cash wages, accrued vacation to be paid out in connection with the MatCo Distribution and any withholding Taxes and employer portion of payroll Taxes related thereto, in each case that would in the ordinary course of business have been paid prior to April 1, 2019 but have not yet been paid by such member of the SpecCo Group in respect of the period prior to April 1, 2019 (“Historical Dow SpecCo Group Pre-MatCo Spin Payroll Amount”).

(iii) The obligations set forth in this Section 3.8(a) shall constitute Materials Science Liabilities. If MatCo does not perform such obligations in full with respect to any bank account of any member of Historical Dow that is a member of the AgCo Group or SpecCo Group, MatCo shall pay (or cause another member of the MatCo Group to pay) the amount of each such shortfall (in the same currency and amount) to the applicable bank account of each such member of the AgCo Group and SpecCo Group.

(b) AgCo and SpecCo Obligations.

(i) AgCo and SpecCo shall cause there to be an amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account from which payroll is paid, measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on March 31, 2019, of the members of Historical DuPont that are members of the MatCo Group equal to the amount of salary/base pay, annual cash incentive compensation earned or accrued for the fiscal year 2018, overtime and other employee cash wages, accrued vacation to be paid out in connection with the MatCo Distribution and any withholding Taxes and employer portion of payroll Taxes related thereto, in each case that would in the ordinary course of business have been paid prior to April 1, 2019 but have not yet been paid by such member of the MatCo Group in respect of the period prior to April 1, 2019 (“Historical DuPont MatCo Group Pre-MatCo Spin Payroll Amount”).

(ii) The obligations set forth in this Section 3.8(b) shall constitute Shared Historical DuPont Liabilities. If AgCo and SpecCo do not perform such obligations in full with respect to any bank account of any member of Historical DuPont that is a member of the MatCo Group, (x) AgCo shall pay (or cause another member of the AgCo Group to pay) Agriculture Shared Historical DuPont Percentage of the amount of each such shortfall (in the same currency and amount) to the applicable bank account of each such member of the MatCo Group and (y) SpecCo shall pay (or cause another member of the SpecCo Group to pay) Specialty Products Shared Historical DuPont Percentage of the amount of each such shortfall (in the same currency and amount) to the applicable bank account of each such member of the MatCo Group.

(c) Interpretation; Benefit Remittances.

(i) For the purpose of this Section 3.8, the phrase “that would in the ordinary course of business have been paid prior to April 1, 2019” does not include the following: (A) wages or benefits earned or accrued prior to April 1, 2019 that are payable to the applicable wage earner or contributable to the applicable third-party payroll agent in the ordinary course of business on or after April 1, 2019 or (B) amounts withheld from wages for any purpose prior to April 1, 2019 that would be remitted in the ordinary course of business to the applicable Taxing Authority, Governmental Entity, employee benefit plan or third-party plan administrator on or after April 1, 2019.

(ii) For any payroll period that includes work days both prior to and on and after April 1, 2019, the Parties shall cause any amounts withheld from wages for benefit plan purposes to be allocated to the applicable benefit plan in which the applicable employee participated (or to the third-party plan administrator for such benefit plan) prior to the MatCo Distribution on the basis of the portion of wages earned for such payroll period prior to April 1, 2019, and to the applicable benefit plan (or to the third-party plan administrator for such benefit plan) in which the employee participates on and after the MatCo Distribution on the basis of the portion of the wages earned on and after April 1, 2019.

Section 3.9 Ancillary Agreements. On or prior to the Effective Time, each of SpecCo, MatCo and AgCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTIONS

Section 4.1 Stock Dividends to DowDuPont

(a) In connection with the MatCo Distribution, (i) on or prior to the MatCo Distribution Date, MatCo shall issue to DowDuPont, as a stock dividend, such number of shares of MatCo Common Stock (or DowDuPont and MatCo shall take or cause to be taken such other appropriate actions to ensure that DowDuPont has the requisite number of shares of MatCo Common Stock) as will be required so that the total number of shares of MatCo Common Stock held by DowDuPont immediately prior to the MatCo Distribution is equal to the total number of shares of MatCo Common Stock distributable in the MatCo Distribution and (ii) on the MatCo Distribution Date, subject to the conditions and other terms set forth in this Article IV, DowDuPont shall cause the Agent to distribute all of the then issued and outstanding shares of MatCo Common Stock to holders of DowDuPont Common Stock on the MatCo Distribution Record Date, and to credit the appropriate class and number of such shares of MatCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of MatCo Common Stock. For stockholders of DowDuPont who own DowDuPont Common Stock through a broker or other nominee, their shares of MatCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of DowDuPont Common Stock on the MatCo Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the MatCo Distribution one (1) share of MatCo Common Stock for every three (3) shares of DowDuPont Common Stock held by such stockholder. No action by any such stockholder (or such stockholder’s designated transferee or transferees) shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) MatCo Common Stock such stockholder is entitled to in the MatCo Distribution.

(b) In connection with the AgCo Distribution, (i) on or prior to the AgCo Distribution Date, AgCo shall issue to DowDuPont, as a stock dividend, such number of shares of AgCo Common Stock (or DowDuPont and AgCo shall take or cause to be taken such other appropriate actions to ensure that DowDuPont has the requisite number of shares of AgCo Common Stock) as will be required so that the total number of shares of AgCo Common Stock held by DowDuPont immediately prior to the AgCo Distribution is equal to the total number of shares of AgCo Common Stock distributable in the AgCo Distribution and (ii) on the AgCo Distribution Date, subject to the conditions and other terms set forth in this Article IV, DowDuPont shall cause the Agent to distribute all of the then issued and outstanding shares of AgCo Common Stock to holders of DowDuPont Common Stock on the AgCo Distribution Record Date, and to credit the appropriate class and number of such shares of AgCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of AgCo Common Stock. For stockholders of DowDuPont who own DowDuPont Common Stock through a broker or other nominee, their shares of AgCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of DowDuPont Common Stock on the AgCo Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the AgCo Distribution a number of shares of AgCo Common Stock (to be determined by the board of directors of DowDuPont prior to the AgCo Distribution) for every one (1) share of DowDuPont Common Stock held by such stockholder. No action by any such stockholder (or such stockholder’s designated transferee or transferees) shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) AgCo Common Stock such stockholder is entitled to in the AgCo Distribution.

Section 4.2 Fractional Shares. DowDuPont stockholders holding a number of shares of DowDuPont Common Stock, on the AgCo Distribution Record Date or the MatCo Distribution Record Date, as applicable, which would entitle such stockholders to receive less than one whole share of MatCo Common Stock or AgCo Common Stock, as the case may be, in the applicable Distribution, will receive cash in lieu of fractional shares. Fractional shares of MatCo Common Stock or AgCo Common Stock will not be distributed in the Distributions nor credited to book-entry accounts. The applicable Agent shall, as soon as practicable after the MatCo Distribution Date or the AgCo Distribution Date, as applicable (a) determine the number of whole shares and fractional shares of MatCo Common Stock or AgCo Common Stock allocable to each holder of record or beneficial owner of DowDuPont Common Stock as of close of business on the AgCo Distribution Record Date or the MatCo Distribution Record Date, as applicable, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of MatCo Common Stock or AgCo Common Stock, as the case may be, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes, for applicable transfer Taxes and for the costs and expenses of such sale and distribution, including brokers fees and commissions. None of DowDuPont, MatCo, AgCo or the applicable Agent will guarantee any minimum sale price for the fractional shares of MatCo Common Stock or AgCo Common Stock. None of DowDuPont, MatCo or AgCo will pay any interest on the proceeds from the sale of fractional shares. The Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of DowDuPont, MatCo or AgCo.

Section 4.3 Sole Discretion of DowDuPont. DowDuPont shall, in its sole and absolute discretion, determine the MatCo Distribution Date and the AgCo Distribution Date and all other terms of the Distributions, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, DowDuPont may, in accordance with Section 12.11, at any time and from time to time until the completion of each Distribution decide to abandon any or all of the Distributions or modify or change the terms of each Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, DowDuPont shall have the right not to complete any Distributions if, at any time prior to the applicable Relevant Time, the Board shall have determined, in its sole discretion, that any Distribution is not in the best interests of DowDuPont or its stockholders, that a sale or other alternative is in the best interests of DowDuPont or its stockholders or that it is not advisable at that time for the Materials Science Business or the Agriculture Business to separate from DowDuPont.

Section 4.4 Conditions to Distributions.

(a) Subject to Section 4.3, the obligation of DowDuPont to consummate the MatCo Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by DowDuPont, in its sole and absolute discretion, of the following conditions. None of MatCo or any other member of the MatCo Group or any third party shall have any right or claim to require the consummation of the MatCo Distribution, which shall be effected at the sole discretion of the Board. Any determination made by DowDuPont prior to the MatCo Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4(a) shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of DowDuPont and shall not give rise to or create any duty on the part of DowDuPont or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(i) the Commission shall have declared effective the Materials Science Form 10, of which the MatCo Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the MatCo Information Statement (or the Notice of Internet Availability of the MatCo Information Statement) shall have been distributed to holders of DowDuPont Common Stock;

(ii) the MatCo Common Stock to be delivered in the MatCo Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(iii) DowDuPont shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to DowDuPont (in its sole discretion), substantially to the effect that, among other things, the MatCo Distribution, together with the MatCo Spin Contribution, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code;

(iv) MatCo shall have received an opinion of Weil, Gotshal & Manges LLP and Ernst & Young LLP, in form and substance satisfactory to MatCo (in its sole discretion), substantially to the effect that, among other things, the MatCo Distribution, together with the MatCo Spin Contribution, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code;

(v) the Internal Revenue Service shall not have revoked its U.S. federal income tax ruling issued to DowDuPont in connection with the MatCo Spin Contribution and the MatCo Distribution, and the AgCo Spin Contribution and the AgCo Distribution, dated as of February 14, 2017 (including any amendment or supplement to such ruling);

(vi) DowDuPont shall have received an opinion from the independent appraisal firm set forth on Schedule 4.4(a)(vi) or another independent appraisal firm as determined by the Board, in form and substance satisfactory to DowDuPont confirming that (i) following the MatCo Distribution, DowDuPont, on the one hand, and MatCo on the other hand, will be solvent and adequately capitalized and (ii) DowDuPont has adequate surplus under Delaware Law to declare the MatCo Distribution;

(vii) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the MatCo Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of DowDuPont shall have occurred or failed to occur that prevents the consummation of all or any portion of the MatCo Distribution;

(viii) the Internal Reorganization shall have been effectuated prior to the MatCo Distribution (other than certain elements thereof solely related to members of the AgCo Group and SpecCo Group that were members of Historical DuPont);

(ix) the Board shall have declared the MatCo Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);

(x) DowDuPont shall have elected the board of directors of MatCo, as described in the Materials Science Form 10, immediately prior to the MatCo Distribution;

(xi) the directors of DowDuPont set forth on Schedule 4.4(a)(xi) shall have resigned from the Board effective upon the MatCo Distribution;

(xii) (x) MatCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party, (y) AgCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party and (z) DowDuPont shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party; and

(xiii) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the MatCo Distribution or would result in the MatCo Distribution and related transactions not being in the best interest of DowDuPont or its stockholders.

(b) Subject to Section 4.3, the obligation of DowDuPont to consummate the AgCo Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by DowDuPont, in its sole and absolute discretion, of the following conditions. None of AgCo or any other member of the AgCo Group with respect to the AgCo Distribution or any third party shall have any right or claim to require the consummation of the AgCo Distribution, which shall be effected at the sole discretion of the Board. Any determination made by DowDuPont prior to the AgCo Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4(b) shall be conclusive and binding on the Parties. The conditions are for the sole benefit of DowDuPont and shall not give rise to or create any duty on the part of DowDuPont or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(i) the Commission shall have declared effective the Agriculture Form 10, of which the AgCo Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the AgCo Information Statement (or the Notice of Internet Availability of the AgCo Information Statement) shall have been distributed to holders of DowDuPont Common Stock;

(ii) the AgCo Common Stock to be delivered in the AgCo Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(iii) DowDuPont shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to DowDuPont (in its sole discretion), substantially to the effect that, among other things, the AgCo Distribution, together with the AgCo Spin Contribution, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code;

(iv) the Internal Revenue Service shall not have revoked its U.S. federal income tax ruling issued to DowDuPont in connection with the MatCo Spin Contribution and the MatCo Distribution, and the AgCo Spin Contribution and the AgCo Distribution, dated as of February 14, 2017 (including any amendment or supplement to such ruling);

(v) DowDuPont shall have received an opinion from the independent appraisal firm set forth on Schedule 4.4(b)(v) or another independent appraisal firm as determined by the Board, in form and substance satisfactory to DowDuPont confirming that (i) following the AgCo Distribution, DowDuPont, on the one hand, and AgCo, on the other hand, will be solvent and adequately capitalized and (ii) DowDuPont has adequate surplus under Delaware Law to declare the AgCo Distribution;

(vi) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the AgCo Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of DowDuPont shall have occurred or failed to occur that prevents the consummation of all or any portion of the AgCo Distribution;

(vii) the Internal Reorganization shall have been effectuated prior to the AgCo Distribution, except for such steps (if any) as DowDuPont in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(viii) the Board shall have declared the AgCo Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);

(ix) DowDuPont shall have elected the board of directors of AgCo, as described in the Agriculture Form 10, immediately prior to the AgCo Distribution;

(x) the directors of DowDuPont set forth on Schedule 4.4(b)(x) shall have resigned from the Board effective upon the AgCo Distribution;

(xi) (x) MatCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party, (y) AgCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party and (z) DowDuPont shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party; and

(xii) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the AgCo Distribution or would result in the AgCo Distribution and related transactions not being in the best interest of DowDuPont or its stockholders.

Section 4.5 Effectiveness of Distributions. Unless otherwise determined by DowDuPont prior to the MatCo Distribution, the MatCo Distribution shall be deemed to occur at 5:00 p.m., New York City Time, on the MatCo Distribution Date. Unless otherwise determined by DowDuPont prior to the AgCo Distribution, the AgCo Distribution shall be deemed to occur at 12:01 a.m. on the AgCo Distribution Date.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the applicable Relevant Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021 and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending prior to the Relevant Time or for any portion of a fiscal year prior to the Relevant Time, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (y) the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2019 or amendments thereto, (or the printing, filing and public dissemination thereof) and (z) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the year ended December 31, 2019; provided, that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year ending December 31, 2021, then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (from time to time following the applicable Relevant Time), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):

(a) Date of Auditors’ Opinion. (i) each of MatCo and AgCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31, 2019 such that they shall date their opinion on the audited annual financial statements on the same date that SpecCo’s auditors date their opinion on SpecCo’s audited annual financial statements, and to enable SpecCo to meet its timetable for the printing, filing and public dissemination of SpecCo’s annual financial statements for the fiscal year ending December 31, 2019, (ii) each of SpecCo and AgCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31, 2019 such that they shall date their opinion on the audited annual financial statements on the same date that

MatCo’s auditors date their opinion on MatCo’s audited annual financial statements, and to enable MatCo to meet its timetable for the printing, filing and public dissemination of MatCo’s annual financial statements for the fiscal year ending December 31, 2019 and (iii) each of MatCo and SpecCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31, 2019 such that they shall date their opinion on the audited annual financial statements on the same date that AgCo’s auditors date their opinion on AgCo’s audited annual financial statements, and to enable AgCo to meet its timetable for the printing, filing and public dissemination of AgCo’s annual financial statements for the fiscal year ending December 31, 2019;

(b) Annual Financial Statements. (i) each Party shall provide or provide access to each other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of such other Party’s annual financial statements for the fiscal year ending December 31, 2019 and for management’s assessment of the effectiveness of such Party’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2018/2019 Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, 2019 and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31, 2019 and to permit the Other Parties’ Auditors and management to complete the 2018/2019 Internal Control Audit and Management Assessments, if required;

(c) Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Parties’ Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31, 2019, and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the 2018/2019 Internal Control Audit and Management Assessments;

(d) Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to each other Party a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the years 2018 and 2019, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each of SpecCo, MatCo and AgCo may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to each other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with each other Party’s personnel regarding any changes which they may consider making to its respective Public Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon each other Party’s financial statements or related disclosures, (ii) each Party shall notify the other Parties, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by DowDuPont with the Commission on or about the time of each Distribution and (iii) if any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Public Reports; and

(e) to the extent (i) AgCo’s 2019 or 2020 proxy statement or Form 10-K for the fiscal year ended December 31, 2019 discusses compensation programs of (A) SpecCo, it shall substantially conform such discussion to SpecCo’s proxy statement and/or Form 10-K for the applicable period or (B) MatCo, it shall substantially conform such discussion to MatCo’s proxy statement and/or Form 10-K for the applicable period; (ii) SpecCo’s 2019 or 2020 proxy statement or Form 10-K for the fiscal year ended December 31, 2019 discusses compensation programs of (A) AgCo, it shall substantially conform such discussion to AgCo’s proxy statement and/or Form 10-K for the applicable period or (B) MatCo, it shall substantially conform such discussion to MatCo’s proxy statement and/or Form 10-K for the applicable period; and (iii) MatCo’s 2019 or 2020 proxy statement or Form 10-K for the fiscal year ended December 31, 2019 discusses compensation programs of (A) SpecCo, it shall substantially conform such discussion to SpecCo’s proxy statement and/or Form 10-K for the applicable period or (B) AgCo, it shall substantially conform such discussion to AgCo’s proxy statement and/or Form 10-K for the applicable period.

Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.2 Separation of Information.

(a) Except as set forth on Schedule 5.2(a), MatCo shall, and shall cause the other members of the MatCo Group to, use commercially reasonable efforts to deliver to SpecCo (or its designee) or AgCo (or its designee) by June 30, 2020 all Information that constitutes a Specialty Products Asset, in the case of SpecCo, or an Agriculture Asset, in the case of AgCo, but is commingled in any member of the MatCo Group’s current records or archives (whether stored with a third party or directly by any member of the MatCo Group) (for the avoidance of doubt, MatCo may redact Information that is a Materials Science Asset to which a member of the SpecCo Group or AgCo Group, as applicable, does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access pursuant to any Designated Ancillary Agreement); provided, that with respect to any Information to which a member of the SpecCo Group or AgCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(b) If SpecCo or AgCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that SpecCo or AgCo reasonably believes constitutes a Specialty Products Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of SpecCo, or an Agriculture Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of AgCo, but is held by or on behalf of any member of the MatCo Group (or any transferee thereof), MatCo shall, and shall cause any other applicable member of the MatCo Group to, request that the archive holder deliver such item to MatCo for review as soon as reasonably practicable, and MatCo shall review such request and deliver the requested material to SpecCo or AgCo, as applicable, as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided, that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, MatCo shall deliver the material to SpecCo or AgCo, as applicable, as promptly as reasonably practicable and shall notify SpecCo or AgCo, as applicable, of the expected timeframe to allow SpecCo or AgCo, as applicable, to narrow such request if desired; provided, further, that with respect to any Information to which a member of the SpecCo Group or AgCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a Specialty Products Asset (and a member of the SpecCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of SpecCo, or an Agriculture Asset (and a member of the AgCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of AgCo, MatCo shall not deliver the material to SpecCo or AgCo, as applicable, but shall provide SpecCo or AgCo, as applicable, with an explanation in reasonable detail of such determination and discuss with SpecCo or AgCo, as applicable, in good faith.

(c) Except as set forth on Schedule 5.2(c), AgCo shall, and shall cause the other members of the AgCo Group to, use commercially reasonable efforts to deliver to SpecCo (or its designee) or MatCo (or its designee) by June 30, 2020 all Information that constitutes a Specialty Products Asset, in the case of SpecCo, or a Materials Science Asset, in the case of MatCo, but is commingled in any member of the AgCo Group’s current records or archives (whether stored with a third party or directly by any member of the AgCo Group) (for the avoidance of doubt, AgCo may redact Information that is an Agriculture Asset to which a member of the MatCo Group or SpecCo Group, as applicable, does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to a Designated Ancillary Agreement); provided, that with respect to any Information to which a member of the SpecCo Group or MatCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(d) If SpecCo or MatCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that SpecCo or MatCo reasonably believes constitutes a Specialty Products Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of SpecCo, or a Materials Science Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of MatCo, but is held by or on behalf of any member of the AgCo Group (or any transferee thereof), AgCo shall, and shall cause any other applicable member of the AgCo Group to, request that the archive holder deliver such item to AgCo for review as soon as reasonably practicable, and AgCo shall review such request and deliver the requested material to SpecCo or MatCo, as applicable, as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided, that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, AgCo shall deliver the material to SpecCo or MatCo, as applicable, as promptly as reasonably practicable and shall notify SpecCo or MatCo, as applicable, of the expected timeframe to allow SpecCo or MatCo, as applicable, to narrow such request if desired; provided, further, that with respect to any Information to which a member of the SpecCo Group or MatCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a Specialty Products Asset (and a member of the SpecCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of SpecCo, or a Materials Science Asset (and a member of the MatCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of MatCo, AgCo shall not deliver the material to SpecCo or MatCo, as applicable, but shall provide SpecCo or MatCo, as applicable, with an explanation in reasonable detail of such determination and discuss with SpecCo or MatCo, as applicable, in good faith.

(e) Except as set forth on Schedule 5.2(e), SpecCo shall, and shall cause the other members of the SpecCo Group to, use commercially reasonable efforts to deliver to MatCo (or its designee) or AgCo (or its designee) by June 30, 2020 all Information that constitutes a Materials Science Asset, in the case of MatCo, or an Agriculture Asset, in the case of AgCo, but is commingled in any member of the SpecCo Group’s current records or archives (whether stored with a third party or directly by any member of the SpecCo Group) (for the avoidance of doubt, SpecCo may redact Information that is a Specialty Products Asset to which a member of the AgCo Group or MatCo Group, as applicable, does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to a Designated Ancillary Agreement); provided, that with respect to any Information to which a member of the MatCo Group or AgCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(f) If MatCo or AgCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that MatCo or AgCo reasonably believes constitutes a Materials Science Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of MatCo, or an Agriculture Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of AgCo, but is held by or on behalf of any member of the SpecCo Group (or any transferee thereof), SpecCo shall, and shall cause any other applicable member of the SpecCo Group to, request that the archive holder deliver such item to SpecCo for review as soon as reasonably practicable, and SpecCo shall review such request and deliver the requested material to MatCo or AgCo, as applicable, as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided, that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, SpecCo shall deliver the material to MatCo or AgCo, as applicable, as promptly as reasonably practicable and shall notify MatCo or AgCo, as applicable, of the expected timeframe to allow MatCo or AgCo, as applicable, to narrow such request if desired; provided, further, that with respect to any Information to which a member of the MatCo Group or AgCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a Materials Science Asset (and a member of the MatCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of MatCo, or an Agriculture Asset (and a member of the AgCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement), in the case of AgCo, SpecCo shall not deliver the material to MatCo or AgCo, as applicable, but shall provide MatCo or AgCo, as applicable, with an explanation in reasonable detail of such determination and discuss with MatCo or AgCo, as applicable, in good faith.

Section 5.3 Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of any Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.

Section 5.4 Cooperation. From the applicable Relevant Time until June 1, 2024, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to (a) provide reasonable cooperation and assistance to each other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization and the transactions contemplated herein and in each Ancillary Agreement (including assisting in the preparation of the Distributions (for the avoidance of doubt, MatCo shall provide reasonable assistance, including reasonable access to its properties, records, other Information and personnel, subject to Section 9.6, to DowDuPont, AgCo and their respective auditors in preparation of the Agriculture Form 10 and the AgCo Information Statement until the AgCo Distribution Date)), (b) provide knowledge transfer in reasonable detail at the request of another Party regarding the Business, Assets or Liabilities of such other Party (for the avoidance of doubt, knowledge transfer is not required pursuant to this Section 5.4(b) with respect to Intellectual Property or Information constituting an Asset of the requested Party’s Group (unless a license or access thereto has been granted to a member of the requesting Party’s Group pursuant to an Ancillary Agreement or Designated Ancillary Agreement (but in such case, Information shall be delivered only to the extent of such license (or to the extent reasonably necessary to exercise such license) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement))),(c) reasonably assist each Party (or member of its respective Group) in the orderly and efficient transition in becoming an independent company, (d) reasonably assist each other Party (or member of its respective Group)

to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the General Services Agreement or the applicable Site Services Agreements, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity and (e) provide reasonable cooperation and assistance to each other Party (and any member of its respective Group) in (x) seeking and obtaining all Consents of Governmental Entities under applicable Law with respect to (A) the transactions contemplated by this Agreement and (B) the transactions contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, by and among Diamond-Orion HoldCo, Inc., Dow, Diamond Merger Sub, Inc., Orion Merger Sub, Inc. and DuPont, as amended, and (y) gathering, preparing and submitting any information or documentary material that may be requested by any Governmental Entity in connection with obtaining such Consents, in each case (clauses (a)-(e)), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (or their then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees involved in such function or service in connection with the Internal Reorganization (including employee benefits functions, risk management, etc.).

Section 5.5 Permits and Financial Assurance.

(a) Prior to the applicable Relevant Time, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable (i) the Transfer to the applicable Permit Transferee of all permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, and (ii) the issuance of all permits, including Environmental Permits, necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the applicable Relevant Time after giving effect to the Ancillary Agreements. The Permit Transferee shall cooperate with the Permit Transferor with respect to the filing of such transfer or reissuance requests, including executing any necessary forms as required and providing information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer or reissuance request. Following the applicable Relevant Time, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any information necessary to allow the Permit Transferee to apply to the applicable Governmental Entity for issuance of a new permit, including Environmental Permits, to the Permit Transferee, to the extent that such application was not submitted prior to the Relevant Time pursuant to this Section 5.5(a), (B) maintain each permit, including any Environmental Permit, that was not Transferred to the Permit Transferee prior to the applicable Relevant Time (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own permits, including any Environmental Permit) and taking into account the transactions contemplated by this Agreement, until such time as the permit has been transferred or reissued to the Permit Transferee, provided, that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided, that, (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A)-(B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) – (D) shall be borne solely by the Permit Transferee. Following the applicable Relevant Time, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article VIII for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 5.5(a) of (x) Permit Transferor that were members of Historical Dow shall constitute Materials Science Liabilities and those of Permit Transferors that were members of Historical DuPont shall be: (I) in the case of members of the AgCo Group, Agriculture Liabilities, (II) in the case of members of the SpecCo Group, Specialty Products Liabilities, and (III) in the case of members of the MatCo Group, Shared Historical DuPont Liabilities and (y) the covenants and agreements of Permit Transferees that are members of the AgCo Group, MatCo Group or SpecCo Group shall constitute Agriculture Liabilities, Materials Science Liabilities and Specialty Products Liabilities, respectively.

(b) Subject to Article VIII, as required by applicable Law and as soon as practicable after the Relevant Time, but in any event no later than thirty (30) days after the Relevant Time unless otherwise permitted under applicable Law, each of AgCo, MatCo and SpecCo, as the case may be, shall, or shall cause another member of its Group to, submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, to replace the financial assurance provided by members of the other Parties’ Groups in respect of Environmental Liabilities that constitute Agriculture Liabilities, Materials Science Liabilities or Specialty Products Liabilities, respectively, pursuant to such Laws. A schedule of the financial assurance related to Environmental Liabilities required to be obtained by each of the AgCo Group, MatCo Group and SpecCo Group as of the date of this Agreement is set forth on Schedule 5.5. Subject to Article VIII, to the extent that the Environmental Liability underlying such financial assurance is an Agriculture Liability, Materials Science Liability or Specialty Products Liability, AgCo, MatCo or SpecCo, respectively, shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.

Section 5.6 Non-Competition.

(a) For a period of thirty (30) months from the MatCo Distribution Date (the “Non-Compete Period”), no member of the MatCo Group shall, directly or indirectly, own, manage, operate or engage in (including by licensing or otherwise granting a third party rights to engage in, or by causing or directing any third party to, on behalf of any member of the MatCo Group, own, manage, operate or engage in) the business of developing, manufacturing, marketing or selling (i) poly(ethylene) oxide polymers having a weight average molecular weight greater than or equal to 50,000 g/mol or cellulosic polymers, in each case, for uses in the Food Business or the Pharmaceuticals Business; (ii) poly(ethylene) oxide polymers having a weight average molecular weight greater than or equal to 50,000 g/mol, or Specified IS Cellulosics, in each case, for uses in the Restricted Industrial Specialties Business; (iii) nitrocellulose for any and all uses; and (iv) silicone elastomers and/or silicone-based materials purified for uses in the Medical Devices Business or, in each case (in respect of the foregoing clauses (i) through (iv)), hold any ownership interest in any Person who engages in such business (for the respective applicable uses set forth in clauses (i) through (iv)) (including developing, designing, manufacturing, marketing, distributing or offering for sale any product specified on Schedule 5.6(a)) (the “MatCo Prohibited Activities”).

(b) Notwithstanding the foregoing MatCo Prohibited Activities, the Parties agree that nothing herein shall:

(i) prohibit MatCo or any of its Affiliates from acquiring (whether by merger, consolidation, stock or asset purchase, joint venture or other similar transaction), holding shares of capital stock or a partnership or other equity interest or investing in any Person, or the assets thereof, if less than fifteen percent (15%) of each of the gross revenues, assets and income of such Person (based on such Person’s latest annual audited consolidated financial statements) were derived from (or in the case of assets, primarily related to) any of the MatCo Prohibited Activities (the “MatCo Non-Compete Target”); provided, that, during the Non-Compete Period, MatCo shall, and shall cause its Affiliates to, hold separate the business and Assets of MatCo and its Affiliates immediately prior to the time of such acquisition, holding of equity interests or investment (the “Pre-Acquisition MatCo Business”) from the portions of the MatCo Non-Compete Target’s business engaged directly or indirectly in the MatCo Prohibited Activities and shall not otherwise integrate the MatCo Non-Compete Target’s business engaged in the MatCo Prohibited Activities into its business and shall not in any way use or accept for use, or otherwise allow access to any Assets or Information of the Pre-Acquisition MatCo Business by the portion of the MatCo Non-Compete Target’s business engaged in the MatCo Prohibited Activities;

(ii) prohibit MatCo or any of its Affiliates from acquiring (x) passive ownership, solely as an investment, of fifteen percent (15%) or less of the securities or other outstanding equity interests of any Person and (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from MatCo Prohibited Activities, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of MatCo or any of its Affiliates, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations;

(iii) prohibit MatCo or any of its Affiliates from conducting any of the Materials Science Specified Permitted Activities; or

(iv) apply with respect to any actions by (x) customers or distributors of MatCo or (y) any other Person that is not a member of the MatCo Group (other than as set forth in Section 5.6(b)(i) and Section 5.6(c), as applicable), in each case, so long as no member of the MatCo Group has (A) induced any such Person to own, manage, operate or engage in, or (B) caused or directed any such Person to, on behalf of any member of the MatCo Group, own, manage, operate or engage in, in each case, any activity that, if conducted by MatCo, would constitute a MatCo Prohibited Activity.

(c) Notwithstanding anything to the contrary contained herein, if MatCo undergoes a Change of Control after the MatCo Distribution and prior to the end of the Non-Compete Period, then in connection with the entry into an agreement providing for such Change of Control, MatCo shall cause the acquiring third party to enter into an agreement that subjects the acquired operations and activities of MatCo and its Affiliates (other than the third party and its Affiliates prior to such acquisition to the extent not already Affiliates of MatCo) (the “Pre-Acquisition MatCo Entities”) to the restrictions set forth in this Section 5.6 to the same extent as they apply to Pre-Acquisition MatCo Entities immediately prior to the consummation of such Change of Control for the remainder of the Non-Compete Period. For the avoidance of doubt, the acquiring third party or surviving entity or parent of such acquiring third party or its Subsidiaries and Affiliates (but not Pre-Acquisition MatCo Entities or any of their respective Subsidiaries) (the “MatCo Non-Compete Acquirers”) may engage in the MatCo Prohibited Activities to the extent not Affiliates of MatCo prior to such acquisition; provided, that, during the Non-Compete Period, the MatCo Non-Compete Acquirers shall hold separate the business and Assets of Pre-Acquisition MatCo Entities immediately prior to such time from the portions of the MatCo Non-Compete Acquirers’ business engaged directly or indirectly in the MatCo Prohibited Activities and shall not otherwise integrate Pre-Acquisition MatCo Entities’ business into the portions of its business engaged directly or indirectly in any MatCo Prohibited Activity and shall not in any way use or accept for use, or otherwise allow access to any Assets or Information of Pre-Acquisition MatCo Entities’ business by the portion of the MatCo Non-Compete Acquirers’ business engaged in the MatCo Prohibited Activities.

(d) For the Non-Compete Period, no member of the SpecCo Group shall, directly or indirectly, own, manage, operate or engage in (including by licensing or otherwise granting a third party rights to engage in, or by causing or directing any third party to, on behalf of any member of the SpecCo Group, own, manage, operate or engage in) the business of developing, manufacturing, marketing or selling Specified C&I Cellulosics, in each case, for uses in the Construction and Infrastructure Business or hold any ownership interest in any Person who engages in such business for uses in the Construction and Infrastructure Business (including developing, designing, manufacturing, marketing, distributing or offering for sale any product specified on Schedule 5.6(d)) (the “SpecCo Prohibited Activities”).

(e) Notwithstanding the foregoing SpecCo Prohibited Activities, the Parties agree that nothing herein shall:

(i) prohibit SpecCo or any of its Affiliates from acquiring (whether by merger, consolidation, stock or asset purchase, joint venture or other similar transaction), holding shares of capital stock or a partnership or other equity interest or investing in any Person, or the assets thereof, if less than fifteen percent (15%) of each of the gross revenues, assets and income of such Person (based on such Person’s latest annual audited consolidated financial statements) were derived from (or in the case of assets, primarily related to) any of the SpecCo Prohibited Activities (the “SpecCo Non-Compete Target”); provided, that, during the Non-Compete Period, SpecCo shall, and shall cause its Affiliates to, hold separate the business and Assets of SpecCo and its Affiliates immediately prior to the time of such acquisition, holding of equity interests or investment (the “Pre-Acquisition SpecCo Business”) from the portions of the SpecCo Non-Compete Target’s business engaged directly or indirectly in the SpecCo Prohibited Activities and shall not otherwise integrate the SpecCo Non-Compete Target’s business engaged in the SpecCo Prohibited Activities into its business and shall not in any way use or accept for use, or otherwise allow access to any Assets or Information of the Pre-Acquisition SpecCo Business by the portion of the SpecCo Non-Compete Target’s business engaged in the SpecCo Prohibited Activities;

(ii) prohibit SpecCo or any of its Affiliates from acquiring (x) passive ownership, solely as an investment, of fifteen percent (15%) or less of the securities or other outstanding equity interests of any Person and (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from SpecCo Prohibited Activities, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of SpecCo or any of its Affiliates, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations;

(iii) prohibit SpecCo or any of its Affiliates from conducting any SpecCo Specified Permitted Activities; or

(iv) apply with respect to any actions by (x) customers or distributors of SpecCo or (y) any other Person that is not a member of the SpecCo Group (other than as set forth in Section 5.6(e)(i) and Section 5.6(f), as applicable), in each case, so long as no member of the SpecCo Group has (A) induced any such Person to own, manage, operate or engage in, or (B) caused or directed any such Person to, on behalf of any member of the SpecCo Group, own, manage, operate or engage in, in each case, any activity that, if conducted by SpecCo, would constitute a SpecCo Prohibited Activity.

(f) Notwithstanding anything to the contrary contained herein, if SpecCo undergoes a Change of Control after the MatCo Distribution and prior to the end of the Non-Compete Period, then in connection with the entry into an agreement providing for such Change of Control, SpecCo shall cause the acquiring third party to enter into an agreement that subjects the acquired operations and activities of SpecCo and its Affiliates (other than the third party and its Affiliates prior to such acquisition to the extent not already Affiliates of SpecCo) (the “Pre-Acquisition SpecCo Entities”) to the restrictions set forth in this Section 5.6 to the same extent as they apply to Pre-Acquisition SpecCo Entities immediately prior to the consummation of such Change of Control for the remainder of the Non-Compete Period. For the avoidance of doubt, the acquiring third party or surviving entity or parent of such acquiring third party or its Subsidiaries and Affiliates (but not Pre-Acquisition SpecCo Entities or any of their respective Subsidiaries) (the “SpecCo Non-Compete Acquirers”) may engage in the SpecCo Prohibited Activities to the extent not Affiliates of SpecCo prior to such acquisition; provided, that, during the Non-Compete Period, the SpecCo Non-Compete Acquirers shall hold separate the business and Assets of Pre-Acquisition SpecCo Entities immediately prior to such time from the portions of the SpecCo Non-Compete Acquirers’ business engaged directly or indirectly in the SpecCo Prohibited Activities and shall not otherwise integrate Pre-Acquisition SpecCo Entities’ business into the portions of its business engaged directly or indirectly in any SpecCo Prohibited Activity and shall not in any way use or accept for use, or otherwise allow access to any Assets or Information of Pre-Acquisition SpecCo Entities’ business by the portion of the SpecCo Non-Compete Acquirers’ business engaged in the SpecCo Prohibited Activities.

(g) Each Party agrees (on behalf of itself and each member of its Group) that, notwithstanding anything herein to the contrary, (i) the provisions of Section 5.6 shall not prohibit MatCo or any member of the MatCo Group from performing its (and their, as applicable) obligations under this Agreement (including Section 2.2(d) and Section 2.5), any Ancillary Agreement or any Continuing Arrangement as in effect on the MatCo Distribution Date or as may be amended after the MatCo Distribution Date in a writing executed by a member of the SpecCo Group, and (ii) the provisions of Section 5.6 shall not prohibit SpecCo or any member of the SpecCo Group from performing its (and their, as applicable) obligations under this Agreement (including Section 2.2(d) and Section 2.5), any Ancillary Agreement or any Continuing Arrangement as in effect on the MatCo Distribution Date or as may be amended after the MatCo Distribution Date in a writing executed by a member of the MatCo Group;

(h) Each of SpecCo and MatCo, on behalf of itself and of each member of their respective Group, acknowledges and agrees that this Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the other Party. Each of SpecCo and MatCo further acknowledges and agrees on behalf of itself and of each member of its respective Group that the restrictive covenants and other agreements contained in this Section 5.6 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of SpecCo and MatCo that the provisions of this Section 5.6 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Each of SpecCo and MatCo has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.6 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. Subject to the terms of Article XII, each of SpecCo and MatCo acknowledges and agrees on behalf of itself and of each member of its respective Group that irreparable harm would occur in the event that the SpecCo or any member of the SpecCo Group or MatCo or any member of the MatCo Group, as applicable, does not perform, or cause to be performed, any provision of this Section 5.6 in accordance with its specific terms or otherwise breach this Section 5.6 and the remedies at law for any breach or threatened breach of this Section 5.6, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms and provisions of this Section 5.6, each of SpecCo and MatCo agrees on behalf of itself and of each member of its respective Group that the Party (or its Group) who is or is to be thereby aggrieved shall, subject and pursuant to the terms of Article XII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions in Article XII), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of SpecCo and MatCo agrees on behalf of itself and each member of its respective Group that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of the Arbitral Tribunal, Emergency Arbitrator and the court or any other Governmental Entity of competent jurisdiction, each of SpecCo and MatCo agrees on behalf of itself and each member of its respective Group that: (i) such determination shall not affect the validity or enforceability of (x) the offending term or provision in any other situation or in any other jurisdiction, or (y) the remaining terms and provisions of this Section 5.6 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the Arbitral Tribunal, Emergency Arbitrator and court or Governmental Entity making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.6 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.6 shall be enforceable as so modified.

(i) (i) If MatCo believes in good faith that one of its ongoing activities prior to the MatCo Distribution was inadvertently omitted from Schedule 1.1(200) or if MatCo believes the SpecCo Group has breached its obligations pursuant to this Section 5.6 or (ii) SpecCo believes in good faith that one of its ongoing activities prior to the MatCo Distribution was inadvertently omitted from Schedule 1.1(302) or if SpecCo believes that the MatCo Group has breached its obligations pursuant to this Section 5.6, either MatCo or SpecCo may deliver a written notice (a “Non-Compete Dispute Notice”) to the other. As soon as reasonably practicable after the date of receipt by the relevant Party of the Non-Compete Dispute Notice, the general counsels and applicable business presidents of MatCo and SpecCo shall discuss such matter in good faith for a reasonable period of time; provided, however, that such reasonable period shall not, unless otherwise agreed by MatCo and SpecCo in writing, exceed fifteen (15) days from the date of receipt by the relevant Party of the Non-Compete Dispute Notice (the “First Non-Compete Discussion Period”). If the matter has not been resolved for any reason as of the expiration of the First Non-Compete Discussion Period, such matter shall be escalated to the chief executive officers of MatCo and SpecCo by the delivery of a written notice from either MatCo or SpecCo to the other (the “Non-Compete Escalation Notice”), and such chief executive officers shall, as soon as reasonably practicable after the date of receipt by the relevant Party of the Non-Compete Escalation Notice, discuss such matter in good faith for a reasonable period of time; provided, however, that such reasonable period of time shall not exceed fifteen (15) days from the date of receipt by the relevant Party of the Non-Compete Escalation Notice (the “Second Non-Compete Discussion Period”). If, for any reason, the matter has not been resolved, such disagreement shall be submitted to final and binding arbitration pursuant to the procedures set forth in Article X of this Agreement.

(j) Each of the Parties acknowledges and agrees on behalf of itself and each other member of its Group that this Section 5.6 (i) is solely for the benefit of, and enforceable by, MatCo and SpecCo and (ii) shall not be deemed to confer upon any other Person (including the AgCo Group after the AgCo Distribution) any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever.

(k) For the purposes of this Section 5.6, the following terms shall have the following meanings:

(i)

“Construction and Infrastructure Business” shall mean construction chemical raw materials and blends thereof for construction or infrastructure applications including concrete, cement, cement plaster, gypsum, mortars, repair mortars, skim coats, exterior insulated finishing systems, cement-based tile adhesives, elastomeric roof coatings, roof tiles and siding, sport grounds and tape joint compounds, manually or mechanically applied renders, floor levelling compositions, spraycrete compositions, screeds, cement or lime/sandstone extrudates, internal curing aids, mineral or polymer bound building materials, filler compositions or distempers, excluding, in all cases: (i) coatings (other than elastomeric roof coatings), (ii) paints, primers, paint removers, lacquers and varnishes (other than HEMC lacquers and varnishes), dispersions and emulsions, (iii) weatherization (including flashings), (iv) Class B polyisocyanurate insulation foam (which is sold under the name TUFF-R as of the date hereof), (v) the Restricted Industrial Specialties Business, (viii) adhesives in wallpaper and furniture glue, (vi) agriculture and feed applications, (vii) batteries, energy and heat storage, (viii) extruded ceramics preparations for electronics, automotive, electric cooling and isolation devices and energy supply, (ix) electronic materials, (x) fuel gels, (xi) inks and pastes for graphical and electronics printing (including capacitors, OLED, labels and sensors), (xii) optical films, (xiii) powder metallurgy and metals, (xiv) pulp and paper, (xv) PVC polymerization suspension stabilizers, (xvi) textile and leather, (xvii) water treatment, (xviii) oil, gas and mining, (xix) fire protection, (xx) recycling of finished articles and optimization of finished articles for recycling. For purposes of this definition, “infrastructure applications” shall mean applications of the above-mentioned construction chemical raw materials and formulations for roads, bridges, ports, airports, railways, tunnels, dams, waterways and similar physical structures and facilities (for the avoidance of doubt, excluding components therein such as piping, wiring, electronics and control systems).

(ii)

“Food Business” shall mean food or beverages, including food and beverage ingredients, fermented foods, food cultures, feed, nutraceuticals and dietary supplements and any and all dosage and delivery forms thereof, flavoring agents, thickening agents, texture and flavor enhancers, ingredients for fat, gluten or meat replacement or reduction, probiotics, chelating agents, humectants, preservatives, stabilizers, mold control and other agents that extend or otherwise maintain or extend shelf-life, antimicrobials and antioxidants, in each case, for use in food and beverages.

(iii)

“Medical Devices Business” shall mean (A) medical tubing and tubing used in the manufacture of pharmaceuticals and biopharmaceuticals, sleep apnea respiratory care systems, transdermal and topical drug delivery devices, and materials for wound care, regardless of whether such products are regulated by a Governmental Entity, and (B) medical devices and pharmaceutical products that are regulated by the United States Food and Drug Agency as medical devices or pharmaceutical drugs under Title 21 of the Code of Federal Regulations or similar regulations outside of the United States, in each case, as in force as of August 1, 2018.

(iv)

“Pharmaceuticals Business” shall mean products for the treatment, prevention, diagnosis or curing of any human or veterinary disease or condition; including the discovery, manufacture, research, development and commercialization of medical devices, pharmaceutical products (whether prescription or non-prescription), biologics and biological products (including active and inactive pharmaceutical or biological ingredients, excipients, formulations and solubility enhancers), and any and all dosage and delivery forms of the foregoing, but excluding non-prescription grade products for topical delivery.

(v)

“Restricted Industrial Specialties Business” shall mean: (A) emission control systems, including for use in ceramic extrusion molded for automotive honeycomb; (B) PVC suspension polymerization; (C) combustion tapes; (D) energy storage (including lithiumion batteries); electronics, lighting and photovoltaics; and (E) multilayer ceramic capacitors.

(vi)

“Specified C&I Cellulosics” shall mean: Cellulose carrying at least one of the following substituents: (A) methyl, (B) ethyl, (C) carboxymethyl (and/or salts thereof), (D) hydroxyethyl, and (E) hydroxypropyl.

(vii)

“Specified IS Cellulosics” shall mean: Cellulose carrying at least one of the following substituents: (A) methyl, (B) ethyl, (C) carboxymethyl (and/or salts thereof), (D) hydroxyethyl, and (E) hydroxypropyl.

Section 5.7 Inventor Remuneration. Each Party shall, and shall cause the members of its respective Group to, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Effective Time, to take, or cause to be taken, and without any further consideration, from and after the Effective Time to provide assistance and deliver, and cause to be delivered, all information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (i) the Inventor Remuneration due to each such inventor, (ii) the calculations of such Inventor Remuneration, (iii) the last available contact information of each such inventor, (iv) when such Inventor Remuneration is or was due to be paid, (v) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (vi) any pending or threatened Action arising out of such Inventor Remuneration. At the request of a Party, the other Parties shall, and shall cause the other members of their respective Groups to, reasonably cooperate to maintain such information as confidential, including by permitting such information to be provided directly to the inventor and permitting a Party or a member of its Group to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

ARTICLE VI

SPECIFIED DOWDUPONT SHARED ASSETS AND SPECIFIED DOWDUPONT SHARED LIABILITIES

Section 6.1 Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities.

(a) Specified DowDuPont Shared Assets. To the extent that a Party or any member of its Group (or any of its or their respective then-Affiliates) receives from a third party any proceeds of any kind arising out of a Specified DowDuPont Shared Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group (or any of its or their respective then-Affiliates) to, promptly (but in no event later than thirty (30) days following receipt thereof), unless there is a good faith open question as to whether such proceeds are in fact Specified DowDuPont Shared Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof, transfer such amounts to the applicable Party or Parties, pursuant to and in accordance with their respective Applicable Percentage; provided, further, that so long as AgCo is still an Affiliate of SpecCo, SpecCo shall be entitled to all of AgCo’s Applicable Percentage of the proceeds realized from a Specified DowDuPont Shared Asset. In furtherance of the foregoing, the applicable Managing Party (and the Party or Parties providing assistance to the applicable Managing Party pursuant to Section 6.3(b)) shall be entitled to such reimbursement of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Specified DowDuPont Shared Asset or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Specified DowDuPont Shared Asset) related to or arising out of prosecuting or managing any such Specified DowDuPont Shared Asset from the other Parties, as applicable, from time to time when invoiced, in advance of a final determination or resolution with respect to such Specified DowDuPont Shared Asset (and each such Party shall be liable for its Applicable Percentage of such costs and expenses). Without limiting any other provision of this Agreement, the Parties shall, and shall cause each other member of its Group to, use commercially reasonable efforts to cause any Specified DowDuPont Shared Asset to be assigned to each Party in accordance with such Parties’ Applicable Percentage. In the event that any Specified DowDuPont Shared Asset is not assignable in accordance with its terms and cannot otherwise be assigned to the Groups to whom ownership of such assets has otherwise been conveyed pursuant to this Agreement, then the Party (or member of its Group) who owns such Specified DowDuPont Shared Asset shall cause such Specified DowDuPont Shared Assets to be held in trust on behalf of the applicable Parties. To the extent that any such Specified DowDuPont Shared Assets are held in trust by the applicable Party or any other member of its Group (or any of its or their respective then-Affiliates) (as described in the foregoing sentences), then to the extent that any cash proceeds are actually received in connection with such Specified DowDuPont Shared Assets, such Party shall, or shall cause the applicable member of its Group (or its or their respective then-Affiliates) to, transfer or contribute such proceeds to the other applicable Parties in accordance with such Parties’ Applicable Percentage.

(b) Specified DowDuPont Shared Liabilities. Except as otherwise expressly set forth in this Article VI and without limiting the indemnification provisions of Article VIII, each of the Parties shall be responsible for its respective Applicable Percentage of any costs and expenses (in addition to, without duplication, each such Party’s share of any Indemnifiable Losses in respect of any such Specified DowDuPont Shared Liabilities pursuant to and in accordance with the relevant provisions of Article VIII) related to or arising out of any Specified DowDuPont Shared Liability; provided, that so long as AgCo is still an Affiliate of SpecCo, SpecCo shall be responsible for AgCo’s Applicable Percentage of any such Specified DowDuPont Shared Liability. Any amounts owed in respect of any Specified DowDuPont Shared Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.3(b) with respect to any Third Party Claim that is a Specified DowDuPont Shared Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Specified DowDuPont Shared Liability in determining the reimbursement obligations of the other Parties with respect thereto. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 6.3(b)) shall be entitled to reimbursement by the other Parties (in an amount equal to their respective Applicable Percentages) of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Specified DowDuPont Shared Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Specified DowDuPont Shared Liability) related to or arising out of defending or managing any such Specified DowDuPont Shared Liability from the applicable Parties, from time to time when invoiced, in advance of a final determination or resolution of any Action related to a Specified DowDuPont Shared Liability. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VIII, in respect of any Specified DowDuPont Shared Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Specified DowDuPont Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Sections 6.4 and 8.5(e), such settlement was effected without the consent or over the objection of such Party); it being understood that if such obligations arose in connection with any settlement of a Specified DowDuPont Shared Liability, and such settlement is of a type that required Requisite Approval of the Contingent Claim Committee and such Requisite Approval has not been obtained, then (to the extent such right exists) a Party may assert as a defense that the provisions of this Article VI have not been complied with.

Section 6.2 Management of Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities.

(a) For purposes of this Article VI, “Managing Party” shall mean with respect to the Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities known by the Parties as of the date hereof, (i) SpecCo with respect to the matters designated as such on Schedule 6.2(a)(i), (ii) AgCo with respect to the matters designated as such on Schedule 6.2(a)(ii) and (iii) MatCo with respect to the matters designated as such on Schedule 6.2(a)(iii); provided, however, that subject to Section 6.2(f), the Managing Party with respect to any particular Specified DowDuPont Shared Asset and/or Specified DowDuPont Shared Liability not set forth in any of Schedules 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii) (any such Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability, a “New Shared Matter”) shall be determined in accordance with Section 6.2(c) and Section 6.2(f).

(b) If any Party or any member of such Party’s Group shall receive notice or otherwise learn of an Asset or of a Liability or Third Party Claim that may reasonably be determined to be a New Shared Matter, such Party shall give the other Parties and the Contingent Claim Committee written notice (the “New Shared Matter Notice”) thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Asset, Liability or Third Party Claim; provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VI or under Article VIII except and solely to the extent that any such Party shall have been actually prejudiced as a result of such failure. Thereafter, the Party shall deliver to the applicable Managing Party, promptly (and in any event within five (5) Business Days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter.

(c) Subject to Section 6.2(f), the Party that shall serve as the Managing Party with respect to any New Shared Matter shall be determined on a rotating basis, with MatCo serving as the Managing Party for the first New Shared Matter, SpecCo serving as the Managing Party for the second New Shared Matter, AgCo serving as the Managing Party for the third New Shared Matter, AgCo serving as the Managing Party for the fourth New Shared Matter, SpecCo serving as the Managing Party for the fifth New Shared Matter and MatCo serving as the Managing Party for the sixth New Shared Matter (with the foregoing rotation being duplicated for any subsequent New Shared Matters) (such Party serving as the Managing Party, the “Designated Managing Party”). Within fifteen (15) days of a New Shared Matter Notice, another Party may give the Contingent Claim Committee notice that, although such Party is not the Designated Managing Party pursuant to the first sentence of this Section 6.2(c), such Party believes in good faith that it should serve as the Managing Party (a “Managing Party Notice” and the Party delivering such notice, the “Managing Party Claimant”). The Contingent Claim Committee shall meet to discuss the appropriate Managing Party promptly (and in any event within five (5) days of such Managing Party Notice) (such discussions, the “Managing Party First Discussion”). In the event that the Designated Managing Party and the Managing Party Claimant agree, the Managing Party Claimant shall then serve as the Managing Party. In the event that the Designated Managing Party and the Managing Party Claimant cannot reach a unanimous determination as to the appropriate Managing Party, the issue shall be submitted to the general counsels of the Designated Managing Party and the Managing Party Claimant and/or

such other executive officer(s) designated by the Designated Managing Party and the Managing Party Claimant in writing (the “Shared Liability Escalation Committee”). The Shared Liability Escalation Committee shall thereupon discuss for a reasonable period of time to settle such issue; provided, however, that such reasonable period shall not, unless otherwise agreed by each of the Designated Managing Party and the Managing Party Claimant in writing, exceed five (5) Business Days from the date on which the matter was submitted to the Shared Liability Escalation Committee (the “Shared Liability Escalation Discussion Period” and such discussions, the “Shared Liability Escalation Discussions”). In resolving which Party shall act as the Managing Party with respect to any such Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability, the Shared Liability Escalation Committee shall consider (i) the allocation of Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities reflected in Schedules 6.2(a)(i), 6.2(a)(ii) and 6.2(a)(iii), whereby the Parties have assigned control of matters known as of the date of this Agreement, which may have precedential value for allocation of similar New Shared Matters, (ii) whether the designation of a Party as the Managing Party, would reasonably be expected to materially and adversely prejudice the position of another Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances and (iii) in the case of a Third Party Claim, whether the Third Party Claim names two or more Parties (or any member of such Parties’ respective Groups) as defendants, in which case, the Shared Liability Escalation Committee shall consider whether two or more of such impacted Parties may jointly act as the Managing Party. If the issue has not been resolved for any reason as of the expiration of the Shared Liability Escalation Discussion Period, the Designated Managing Party shall serve as the Managing Party.

(d) Notwithstanding anything to the contrary in Section 6.1 and subject to (x) the matters expressly allocated to the Contingent Claim Committee pursuant to Section 6.4(c) and (y) Section 6.2(f), the applicable Managing Party shall, on behalf of itself and the other Parties, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Specified DowDuPont Shared Asset and, on behalf of itself and the other Parties and the other members of each Group, any Action or Third Party Claim with respect to a Specified DowDuPont Shared Liability (including with respect to those Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities set forth on Schedule 1.1(314) and Schedule 1.1(315)(i)). The applicable Managing Party shall promptly notify the other Parties in the event that it commences an Action with respect to a Specified DowDuPont Shared Asset.

(e) Each of the Parties acknowledges that the applicable Managing Party may, in its reasonable judgment after consultation with the other Parties, elect not to pursue any Specified DowDuPont Shared Asset (including due to a different assessment of the merits of any Action, claim or right than the other Parties or any business reasons that may be in the best interests of the Parties as a whole, without regard to the best interests of any individual Party or member of any other Party’s Group) and that no member of any Group shall have any Liability to any Person (including any member of the other Groups, as applicable) as a result of any such determination.

(f) Notwithstanding Section 6.2(a), each of SpecCo, MatCo and AgCo shall have the primary right to assume and manage, as Managing Party, the defense of any Action with respect to a Specified DowDuPont Shared Liability that is brought against any member of the SpecCo Group, any member of the MatCo Group and any member of the AgCo Group, respectively, by any Governmental Entity (a “Specified Contingent Governmental Action”); provided, that without limiting the terms of this Section 6.2(f), such party’s defense and management of any Specified Contingent Governmental Action shall be with the full consultation of the Contingent Claim Committee, and such party, in its capacity as Managing Party, shall, in good faith, take into account any recommendation made by or actions proposed by the Contingent Claim Committee.

(g) The applicable Managing Party shall be responsible for proposing settlements, resolutions or dispositions of Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities to the Contingent Claim Committee (for the purposes of this Section 6.2, a “Proposal”) which shall be resolved by the Requisite Approval of the Contingent Claim Committee as set forth in Section 6.4. In addition, the Managing Party shall as soon as reasonably practicable (and, in any event, no later than five (5) Business Days after receipt thereof) inform the Contingent Claim Committee as soon as reasonably practicable of any offer of settlement or disposition of a Specified DowDuPont Shared Liability made by a third party.

(h) The applicable Managing Party shall on a monthly basis, or if a material development occurs (including if a settlement proposal has been made) as soon as reasonably practicable (and, in any event, no later than five (5) Business Days) thereafter, fully inform the members of the Contingent Claim Committee of the status of and developments relating to any matter involving a Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability, provide copies of any material document, notices or other materials related to such matters and shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate with each Party and consider in good faith any request of such Party with respect to the management of procedural and administrative matters impacting such other Party. Each Party shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate fully with the applicable Managing Party in its management of any of such Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees (and those of the other members of its Group and its and their respective then-Affiliates) as set forth in Section 6.3).

(i) Each of SpecCo, MatCo or AgCo shall, and shall cause the other members of its respective Group (and its and their respective then-Affiliates) to, reasonably cooperate with the applicable Managing Party, including with respect to any action (including the commencement any Action) by such Party (or any member of its Group and its and their respective then-Affiliates) and omitting from taking any action that would be reasonably likely to interfere with or adversely affect the rights and powers of such Managing Party pursuant to this Article VI.

(j) Whether a Proposal is formally submitted to the Contingent Claim Committee for approval shall be in the sole discretion of the applicable Managing Party. In the event that (A) a third party makes a Proposal in respect of a Specified DowDuPont Shared Liability that solely involves monetary damages (B) either (x) the applicable Managing Party determines not to formally put such Proposal before the Contingent Claim Committee for the purposes of voting on such proposal or (y) such Proposal is put to a vote of the Contingent Claim Committee and Requisite Approval is not obtained, and (C) AgCo (if MatCo or SpecCo is the applicable Managing Party), SpecCo (if MatCo or AgCo is the applicable Managing Party) or MatCo (if AgCo or SpecCo is the applicable Managing Party) (for purposes of this Article VI, each a “Settling Party”), as applicable, affirmatively states in writing, within the later of ten (10) Business Days following receipt of notice of such Proposal from the applicable Managing Party (as described in clause (x)) or ten (10) Business Days following such meeting of the Contingent Claim Committee (as described in clause (y)), that it desires to accept such Proposal (and, in the case of Proposals where clause (y) applies, such Settling Party’s Representative voted to approve such Proposal), then the maximum amount of Liability (including the costs of defense thereof) that such Settling Party shall have with respect to such Specified DowDuPont Shared Liability shall be capped at its respective Applicable Percentage of such Proposal and the costs and expenses incurred in respect of such Specified DowDuPont Shared Liability to the date of such Proposal (the “Cap”) (with the applicable Managing Party and, if applicable, the other Party or Parties that did not accept the Proposal being responsible for any amounts in excess of the applicable Cap(s) established pursuant to the foregoing (to the extent applicable, in proportion to their respective Applicable Percentages)); provided, that if, following a failure to accept the Proposal, the Settling Party’s Applicable Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) of the applicable Action is less than the Cap, the Settling Party shall be required to bear 100% of the additional costs (the “Incremental Costs”) of the defense from the date of the Proposal through the date of final settlement, resolution or disposition; provided, however, that the amount of Incremental Costs so borne by the Settling Party shall be capped so that aggregate of the amount of Incremental Costs borne by the Settling Party plus such Settling Party’s Applicable Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) shall not exceed the Cap, and such Incremental Costs, as borne by the Settling Party, shall be deducted from the total amount subject to allocation pursuant to the Applicable Percentage(s) of the applicable non-settling Party or Parties. In addition, following such time as a Settling Party chooses to Cap its potential Liability with respect to any such matter, such Settling Party’s Representative on the Contingent Claim Committee shall not have any voting right with respect to such matter unless any resolution thereof would reasonably be expected to impose a Material Impairment on such Settling Party.

(k) In the event of any dispute as to whether any Asset or Liability is a Specified DowDuPont Shared Asset and/or a Specified DowDuPont Shared Liability as set forth in Section 6.5(b), the applicable Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the applicable Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article X or otherwise), it is determined that such Asset or Liability is not a Specified DowDuPont Shared Asset or a Specified DowDuPont Shared Liability and that such Asset or Liability belongs to the SpecCo Group, MatCo Group or AgCo Group, as applicable, pursuant to the provisions of this Agreement, the applicable Managing Party shall cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to SpecCo, MatCo or AgCo, as applicable (unless otherwise agreed in writing by the Party to whose Group such Asset or Liability belongs and the applicable Managing Party). In such event, SpecCo, MatCo or AgCo, as applicable, shall promptly reimburse the applicable Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right.

Section 6.3 Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. In connection with the management and disposition of any Specified DowDuPont Shared Asset and/or any Specified DowDuPont Shared Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI. Nothing in this Section 6.3(a) shall require any Party to violate any Law or any Contract with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that access to or the provision of any such Information would violate a Contract with a third party, such Party shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information.

(b) Certain Services. Each of SpecCo, MatCo and AgCo shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Specified DowDuPont Shared Liabilities and Specified DowDuPont Shared Assets to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for (i) actual out-of-pocket costs and expenses which shall be allocated as set forth in Section 6.1 and (ii) costs incurred directly or indirectly by such Party affording such access and other services which shall be the responsibility of such Party).

Section 6.4 Contingent Claim Committee.

(a) Without limiting the rights given to the Managing Party in Sections 6.1 and 6.2, the Parties shall form a committee consisting of one Representative from each of MatCo (the “MatCo Representative”), AgCo (the “AgCo Representative”) and SpecCo (the “SpecCo Representative”) with the powers enumerated below (the “Contingent Claim Committee”), and the initial MatCo Representative, initial AgCo Representative and initial

SpecCo Representative shall be the applicable individuals set forth on Schedule 6.4(a); provided, that, prior to the AgCo Distribution, Stacy L. Fox shall serve as the joint representative of AgCo and SpecCo (the “Joint SpecCo/AgCo Representative”). Except as set forth in Section 6.2(j) with respect to a Settling Party, each of the MatCo Representative, AgCo Representative and SpecCo Representative shall have one vote with respect to all matters submitted to the Contingent Claim Committee for resolution; provided, that for so long as AgCo remains an Affiliate of SpecCo, each of the Joint SpecCo/AgCo Representative and the MatCo Representative shall have one vote with respect to all matters submitted to the Contingent Claim Committee for resolution.

(b) Each Party has the exclusive right to appoint and remove its respective Representative to the Contingent Claim Committee and in the event of such removal and/or replacement the applicable Party shall provide written notice to the other Parties of such replacement.

(c) Authority of Contingent Claim Committee.

(i) The Contingent Claim Committee shall have the sole authority to approve or consent to any settlement, resolution or other disposition in connection with and in respect of any Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability. The approval and adoption of any matter submitted to the Contingent Claim Committee for resolution shall require the Requisite Approval of the members of the Contingent Claim Committee. In the event that any settlement, resolution or other disposition is approved by the Contingent Claim Committee and involves a release (or any agreement with similar import) of the Managing Party and/or any other Party or members of their respective Groups, then, in such event, such settlement, resolution or disposition shall also provide for a substantially similar release (or agreement with similar import) of each other applicable Party and members of its respective Group.

(ii) Any such settlement, resolution or other disposition approved by the Requisite Approval of the members of the Contingent Claim Committee (which shall be made within thirty (30) days of such referral, unless a shorter time period is necessary due to the terms of such settlement, resolution or other disposition, in which case, within such shorter time period) shall be binding on all of the Parties and the other members of each Group (and each of their respective Affiliates at the time of such settlement, resolution or other disposition) and their respective successors and assigns.

(iii) For the purposes of this Article VI, “Requisite Approval” shall mean (a) if prior to the AgCo Distribution, the unanimous approval of the Joint SpecCo/AgCo Representative and the MatCo Representative and (b) if after the AgCo Distribution, the approval of a majority of the Representatives entitled to vote on such matter (i.e., two out of the three voting members); provided, that in the case of any Specified Contingent Governmental Action described in Section 6.2(f), if the effect of any proposed settlement, resolution or other disposition thereof provides solely for non-monetary relief against the Managing Party (or solely non-monetary relief against the Managing Party and monetary relief that the Managing Party has agreed to directly bear and waive any claim to indemnification related thereto pursuant to this Agreement) (and the non-Managing Parties would not reasonably be expected to be significantly adversely impacted thereby), then only the approval of the Representative of the Managing Party shall be required. Notwithstanding the foregoing, if the effect of a settlement of any matter is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, that would reasonably be expected to materially impair the business or Assets of a Party or a member of its Group (other than procedural requirements and releases that are reasonable and customary for the settlement of the type of Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability being addressed) or (ii) would reasonably be expected to materially and adversely prejudice the position of a Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances (e.g., a civil action arising out of the same situation that is the subject of an Action by a Governmental Entity) (each, a “Material Impairment”), then in any such matter submitted for approval by the Contingent Claim Committee, the approval of the Representative of such affected Party shall also be required.

(d) Meetings of the Contingent Claim Committee. (i) Each Representative shall be entitled to notice of all meetings of the Contingent Claim Committee, (ii) unless otherwise agreed by the Parties, the Contingent Claim Committee shall meet at least once every calendar quarter (either in person, telephonically or by other electronic means) and (iii) any Party entitled to vote on a particular Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability may call a special meeting of the Contingent Claim Committee, from time to time, for the purpose of discussing any such Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability by written notice to the other members setting forth in reasonable detail the matter(s) to be discussed and the time of such meeting.

Section 6.5 Notice Relating to Specified DowDuPont Shared Assets and Specified DowDuPont Shared Liabilities.

(a) In addition to the New Shared Matter Notice, in the event that any Party or any member of such Party’s Group (or any of their respective then-Affiliates), becomes aware of any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Specified DowDuPont Shared Liability or Specified DowDuPont Shared Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify each of the relevant Managing Party and the Contingent Claim Committee of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VI or under Article VIII except and solely to the extent that such Party (or a member of its Group) shall have been actually prejudiced as a result of such failure.

(b) In the event that any of SpecCo, MatCo or AgCo disagrees whether a claim, obligation, Asset and/or Liability is a Specified DowDuPont Shared Asset or a Specified DowDuPont Shared Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties (or its Group) pursuant to this Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X.

Section 6.6 Cooperation with Governmental Entity. If, in connection with any Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability, a Party (or any member of its Group or its or their respective then-Affiliates) is required by Law to respond to and/or cooperate with a Governmental Entity, such Party (and/or any applicable member of its Group and any of its or their respective and applicable then-Affiliates) shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party of such Specified DowDuPont Shared Asset or Specified DowDuPont Shared Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party and Contingent Claim Committee of such cooperation and/or response to the Governmental Entity and the subject matter thereof.

Section 6.7 Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Specified DowDuPont Shared Liability (as provided in this Article VI and in Article VIII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party shall be required to pay an equal portion of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Specified DowDuPont Shared Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable LIBOR plus 3% (or the maximum legal rate, whichever is lower). In connection with the foregoing, it is expressly understood that any defaulting Party’s share of the proceeds from any Specified DowDuPont Shared Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party.

ARTICLE VII

SHARED HISTORICAL DUPONT ASSETS AND SHARED HISTORICAL DUPONT LIABILITIES

Section 7.1 Management of Shared Historical DuPont Assets and Shared Historical DuPont Liabilities.

(a) For purposes of this Article VII, subject to Section 7.1(c), “Managing Party” shall mean with respect to the Shared Historical DuPont Assets and Shared Historical DuPont Liabilities known by AgCo, SpecCo or any other member of its Group as of the date hereof, (i) AgCo, with respect to the matters designated as such on Schedule 7.1(a)(i) and (ii) SpecCo, with respect to the matters designated as such on Schedule 7.1(a)(ii); provided, however, that subject to Section 7.1(c), the Managing Party with respect to any particular Shared Historical DuPont Asset or Shared Historical DuPont Liability not set forth in any of Schedule 7.1(a)(i) or Schedule 7.1(a)(ii), shall be determined in accordance with Section 7.2(c) and Section 7.1(c).

(b) Subject to (x) the matters expressly allocated to the Shared Historical DuPont Claim Committee pursuant to Section 7.2(c) and (y) Section 7.1(c), the applicable Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) on behalf of the other Party, with respect to any Shared Historical DuPont Asset and, on behalf of itself and the other Party, any Action or Third Party Claim with respect to a Shared Historical DuPont Liability.

(c) Notwithstanding Section 7.1(b), each of AgCo and SpecCo shall have the right to assume and manage the defense of any Action with respect to a Shared Historical DuPont Liability that is brought against any member of the AgCo Group or any member of the SpecCo Group, respectively, by any Governmental Entity (a “Historical DuPont Specified Governmental Action”); provided, that without limiting the terms of this Section 7.1(c), such Party’s defense and management of any Historical DuPont Specified Governmental Action shall be with the full consultation of the Shared Historical DuPont Claim Committee, and such Party, in its capacity as Managing Party, shall, in good faith, take into account any recommendation made by or actions proposed by the Shared Historical DuPont Claim Committee.

(d) The applicable Managing Party shall be responsible for proposing settlements, resolutions or dispositions of Shared Historical DuPont Assets and Shared Historical DuPont Liabilities to the Shared Historical DuPont Claim Committee (for purposes of this Article VII, a “Proposal”) which shall be resolved by the Shared Historical DuPont Claim Committee as set forth in Section 7.2. In addition, the Managing Party shall as soon as reasonably practicable (and, in any event, no later than five (5) Business Days after receipt thereof) inform the Shared Historical DuPont Claim Committee as soon as reasonably practicable of (i) any offer of settlement or disposition of a Shared Historical DuPont Liability made by a third party and (ii) in the event that AgCo or SpecCo or any member of such Party’s Group, becomes aware of (1) any Asset that may be a Shared Historical DuPont Asset, (2) any Liability that may be a Shared Historical DuPont Liability, (3) any matter or occurrence that has given or would reasonably be expected to give rise to a Shared Historical DuPont Asset or Shared Historical DuPont Liability or (4) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Historical DuPont Asset or Shared Historical DuPont Liability.

(e) The applicable Managing Party shall on a monthly basis, or if a material development occurs (including if a settlement proposal has been made) as soon as reasonably practicable (and, in any event, no later than five (5) Business Days) thereafter, fully inform the members of the Shared Historical DuPont Claim Committee of the status of and developments relating to any matter involving Shared Historical DuPont Asset or Shared Historical DuPont Liability, provide copies of any material document, notices or other materials related to such matters and shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate with each other Party and consider in good faith any request of such Party with respect to the management of procedural and administrative matters impacting such other Party. Each Party shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate fully with the applicable Managing Party in its management of any of such Shared Historical DuPont Asset or Shared Historical DuPont Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees (and those of the other members of its Group and its and their respective then-Affiliates) as set forth in Section 7.3).

(f) Not more than thirty (30) Business Days after the end of a fiscal quarter, the AgCo Representative shall deliver to the SpecCo Representative, and the SpecCo representative shall deliver to the AgCo Representative, a statement of out-of-pocket expenses incurred in respect of any and all AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities (in the case of AgCo) (the “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement”) or any and all SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities (in the case of SpecCo) (the “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement”), but in each case, without giving effect to the AgCo Hurdle or the SpecCo Hurdle, including a calculation of the amount (if any) for which the other party is then liable pursuant to Section 8.13 and copies of all statements, invoices, bills and other documents related to each such expense. SpecCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, and AgCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, shall have fifteen (15) days following delivery of each to object to any amount set forth therein by delivering a written statement of its objections to AgCo or SpecCo, respectively (the “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice”). If SpecCo does not object to any amount set forth in the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement within such fifteen (15) day period, the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement will be final, conclusive and binding on the parties. If AgCo does not object to any amount set forth in the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement within such fifteen (15) day period, the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement will be final, conclusive and binding on the parties. If SpecCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, and AgCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, objects to any amount set forth in such statement within such fifteen (15) day period, the AgCo Representative and SpecCo Representative shall negotiate in good faith to resolve such objections at the next scheduled meeting of the Shared Historical DuPont Claim Committee (the “First Shared Historical DuPont Escalation Negotiation Period”). In the event that the Shared Historical DuPont Claim Committee cannot reach a unanimous resolution regarding the objections, the issue shall be submitted to the general counsels of AgCo and SpecCo and/or such other executive officer designated by AgCo and SpecCo in writing (the “Shared Historical DuPont Escalation Committee”). The Shared Historical DuPont Escalation Committee shall thereupon negotiate for a reasonable period of time to settle such issue; provided, however, that such reasonable period shall not, unless otherwise agreed by AgCo and

SpecCo in writing, exceed thirty (30) days from the date on which the matter was submitted to the Shared Historical DuPont Escalation Committee (the “Second Shared Historical DuPont Escalation Negotiation Period”). If the issue has not been resolved for any reason as of the expiration of the Second Shared Historical DuPont Escalation Negotiation Period, such disagreement shall be submitted to final and binding arbitration pursuant to the procedures set forth in Article X of this Agreement. The outcome of the arbitration pursuant to Article X shall be final and binding on all parties and their respective successors and assigns.

(g) Each of SpecCo or AgCo shall, and shall cause the other members of its respective Group (and its and their respective then-Affiliates) to, reasonably cooperate with the applicable managing party, including with respect to any action (including the commencement of any Action) by such Party or any member of its Group and its and their respective then-Affiliates and omitting from taking any action that would be reasonably likely to interfere with or adversely affect the rights and powers of such Managing Party pursuant to this Article VII.

Section 7.2 Shared Historical DuPont Claim Committee.

(a) Without limiting the rights given to the Managing Party in Section 7.1, the Parties shall form a committee consisting of the AgCo Representative and the SpecCo Representative with the powers enumerated below (the “Shared Historical DuPont Claim Committee”). Each member of the Shared Historical DuPont Claim Committee shall have one vote with respect to all matters submitted to the Shared Historical DuPont Claim Committee for resolution.

(b) Each Party has the exclusive right to appoint and remove its respective Representative to the Shared Historical DuPont Claim Committee and in the event of such removal and/or replacement the applicable Party shall provide written notice to the other Parties of such replacement.

(c) Authority of Shared Historical DuPont Claim Committee.

(i) Subject to Section 7.1(c), the Shared Historical DuPont Claim Committee shall have the sole authority to designate the Managing Party for Shared Historical DuPont Assets or Shared Historical DuPont Liabilities not set forth in Schedule 7.1(a)(i) or Schedule 7.1(a)(ii). If any Party or any member of such Party’s Group shall receive notice or otherwise learn of an Asset that may reasonably be determined to be a Shared Historical DuPont Asset or a Liability or Third Party Claim that may reasonably be determined to be a Shared Historical DuPont Liability (including any Third Party Claim brought against AgCo and/or SpecCo for any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities or any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities that would reasonably be expected to cause the AgCo Hurdle and SpecCo Hurdle to be met), not identified in the schedules to this Agreement, such Party shall give the other Party and the Shared Historical DuPont Claim Committee written notice (the “Managing Party Determination Notice”) thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Asset, Liability or Third Party Claim.

Thereafter, the Party shall deliver to the Shared Historical DuPont Claim Committee, promptly (and in any event within five (5) Business Days) after the Party’s (or its Group’s or its or their respective then-Affiliates) receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group (or its or their respective then-Affiliates) relating to the matter. The Shared Historical DuPont Claim Committee’s determination as to the appropriate Managing Party (which shall be made within thirty (30) days of such referral, unless a shorter time period is necessary due to the nature of the Asset, Liability or Third Party Claim, in which case, within a shorter time period reasonably appropriate for such Asset, Liability or Third Party Claim), if unanimous, shall be binding on all of the Parties and their respective successors and assigns. In the event that the Shared Historical DuPont Claim Committee cannot reach a unanimous determination as to the appropriate Managing Party, the issue shall be submitted to the Shared Historical DuPont Escalation Committee. The Shared Historical DuPont Escalation Committee shall thereupon negotiate for a reasonable period of time to settle such issue; provided, however, that such reasonable period shall not, unless otherwise agreed by AgCo and SpecCo in writing, exceed thirty (30) days from the date on which the matter was submitted to the Shared Historical DuPont Escalation Committee (the “Managing Party Negotiation Period”). If the issue has not been resolved for any reason as of the expiration of the Managing Party Negotiation Period, such disagreement shall be submitted to final and binding arbitration pursuant to the procedures set forth in Article X of this Agreement. The outcome of the arbitration pursuant to Article X shall be final and binding on all Parties and their respective successors and assigns. In resolving which Party shall act as the Managing Party with respect to any such Shared Historical DuPont Asset or Shared Historical DuPont Liability, the Shared Historical DuPont Claim Committee shall consider (i) the allocation of Shared Historical DuPont Assets or Shared Historical DuPont Liabilities reflected in Schedule 7.1(a)(i) and Schedule 7.1(a)(ii), whereby the Parties have assigned control of matters known as of the date of this Agreement, which may have precedential value for allocation of similar matters that were not known as of the date of this Agreement, (ii) whether the designation of a Party as the Managing Party, would reasonably be expected to materially and adversely prejudice the position of another Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances and (iii) in the case of a Third Party Claim, whether the Third Party Claim names both AgCo and SpecCo (or any member of such Parties’ respective Groups) as defendants, in which case, the Shared Historical DuPont Claim Committee shall consider whether both AgCo and SpecCo may jointly act as the Managing Party.

(ii) Prior to the time at which a Party is finally designated as the Managing Party pursuant to this Section 7.2(c), AgCo shall serve as the temporary Managing Party; provided, that, in the event that the matter is an Action or Third Party Claim in connection with a Shared Historical DuPont Asset or a Shared Historical DuPont Liability for which AgCo is not named, SpecCo will serve as the temporary Managing Party (such Party acting pursuant to this Section 7.2(c)(ii), the “Temporary Managing Party”). The applicable Temporary Managing Party shall, on behalf of itself and the other Party, have sole and exclusive authority to defend (or assume the defense of) and determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to a Shared Historical DuPont Asset or a Shared Historical DuPont Liability until a Party is finally designated as the Managing Party pursuant to Section 7.2(c)(i); provided, however, that (i) the Temporary Managing Party shall deliver to each other Party a reasonably complete draft of any submission (formal or informal) at least seven (7) Business Days prior to filing such submission with a court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority (unless a shorter time period is necessary due to the nature of the Action or Third Party Claim, in which case, the Temporary Managing Party shall use its reasonable best efforts to provide the submission to the other Party within a time period reasonably appropriate for such Action or Third Party Claim) and (ii) the Temporary Managing Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Action or Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in the case of clause (i), that the Temporary Managing Party’s Representative will use its reasonable best efforts to actively consult with each other Party’s Representative regarding any changes, which it shall consider in good faith making to the submission, with particular focus on any changes the omission of which would reasonably be expected to (x) materially prejudice the other Party’s obligations, rights or remedies with respect to the subject matter underlying such Action or Third Party Claim or (y) have a significant adverse impact (financial or non-financial) on the other Party, including a significant adverse impact on the other Party’s rights, obligations, operations, standing or reputation (unless such consultation is not possible due to the nature of the Action or Third Party Claim or the other Party’s failure to respond to the submission within three (3) Business Days after receipt of the submission, in which case, the Temporary Managing Party may file the submission if the Temporary Managing Party determines in good faith that the filing will not materially prejudice the other Party’s rights or remedies); provided, still, further, that the Temporary Managing Party shall not be obligated to provide the other Party with the opportunity to review the submission if such submission contains solely disclosure with respect to the applicable Shared Historical DuPont Asset or Shared Historical DuPont Liability that is substantially similar in all respects to disclosure previously made in accordance with the terms hereof.

(iii) Either AgCo or SpecCo may refer by written notice to the other Party and the Shared Historical DuPont Claim Committee (the “Shared Historical DuPont Assets and Liabilities Notice”) any potential claim, right, Asset or Liability to the Shared Historical DuPont Claim Committee for the purpose of resolving whether any claim, right, Asset or Liability is a Shared Historical DuPont Asset or a Shared Historical DuPont Liability and the Shared Historical DuPont Claim Committee’s determination (which shall be made within thirty (30) days of such referral, unless a shorter time period is necessary due to the nature of the claim, right, Asset or Liability, in which case, within a shorter time period reasonably appropriate for such claim, right, Asset or Liability (the “Shared Historical DuPont Assets and Liabilities Determination Period”)), if unanimous, shall be binding on AgCo, SpecCo and their respective successors and assigns.

(1) In the event that the Shared Historical DuPont Claim Committee cannot reach a unanimous determination as to the nature or status of any such claim, right, Asset or Liability within thirty (30) days after such referral, the issue will be submitted for arbitration pursuant to the procedures set forth in Article X of this Agreement. The outcome of the arbitration pursuant to Article X shall be final and binding on both Parties and their respective successors and assigns.

(2) In the event that either AgCo or SpecCo commences arbitration, upon resolution of the dispute (pursuant to Article X or otherwise), if it is determined that such Asset or Liability is not a Shared Historical DuPont Asset or a Shared Historical DuPont Liability and that such Asset or Liability belongs to the SpecCo Group or the AgCo Group, as applicable, pursuant to the provisions of this Agreement, then AgCo and SpecCo shall cooperate to transfer the control thereof to SpecCo or AgCo, as applicable (unless otherwise agreed in writing by the Party to whose Group such Asset or Liability belongs and the applicable Managing Party). In such event, SpecCo or AgCo, as applicable, shall promptly reimburse the Party which commenced the arbitration for all out-of-pocket costs and expenses incurred to such date in connection with the assertion of such claim or right.

(iv) The Shared Historical DuPont Claim Committee shall have the sole authority to approve or consent to any settlement, resolution or other disposition in connection with and in respect of any Shared Historical DuPont Asset or Shared Historical DuPont Liability. The approval and adoption of any matter submitted to the Shared Historical DuPont Claim Committee for resolution shall require the Requisite Approval of the members of the Shared Historical DuPont Claim Committee. In the event that any settlement, resolution or other disposition is approved by the Shared Historical DuPont Claim Committee and involves a release (or any agreement with similar import) of the Managing Party and/or any other Party or members of their respective Groups, then, in such event, such settlement, resolution or disposition shall also provide for a substantially similar release (or agreement with similar import) of each other applicable Party and members of its respective Group. Any such settlement, resolution or other disposition approved by the Requisite Approval of the members of the Shared Historical DuPont Claim Committee (which shall be made within thirty (30) days of such referral) shall be binding on all of the Parties and the other members of each Group (and each of their respective Affiliates at the time of such settlement, resolution or other disposition) and their respective successors and assigns.

(v) For the purposes of this Section 7.2, “Requisite Approval” means the approval of all Representatives entitled to vote on such matter; provided, that in the case of any Historical DuPont Specified Governmental Action described in Section 7.1(c), if the effect of any proposed settlement, resolution or other disposition thereof provides solely for non-monetary relief against the Managing Party (or solely non-monetary relief against the Managing Party and monetary relief that the Managing Party has agreed to directly bear and waive any claim to indemnification related thereto pursuant to this Agreement (and the non-Managing Party would not reasonably be expected to be significantly adversely impacted thereby)), then only the approval of the Representative of the Managing Party shall be required. Notwithstanding the foregoing, if the effect of a settlement of any matter is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, that would reasonably be expected to materially impair the business or Assets of a Party or a member of its Group (other than procedural requirements and releases that are reasonable and customary for the settlement of the type of Shared Historical DuPont Asset or Shared Historical DuPont Liability addressed) or (ii) would reasonably be expected to materially and adversely prejudice the position of a Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances (e.g., a civil action arising out of the same situation that is the subject of an Action by a Governmental Entity), then in any such matter submitted for approval by the Shared Historical DuPont Claim Committee, the approval of the Representative of such affected Party shall also be required.

(d) Meetings of the Shared Historical DuPont Claim Committee. (i) Each Representative shall be entitled to notice of all meetings of the Shared Historical DuPont Claim Committee, (ii) unless otherwise agreed by the Parties, the Shared Historical DuPont Claim Committee shall meet at least once every calendar quarter (either in person, telephonically or by other electronic means) and (iii) any Party entitled to vote on a particular Shared Historical DuPont Liability may call a special meeting of the Shared Historical DuPont Claim Committee, from time to time, for the purpose of discussing any such Shared Historical DuPont Liability by written notice to the other members setting forth in reasonable detail the matter(s) to be discussed and the time of such meeting.

(e) All Proposals must be submitted to the Shared Historical DuPont Claim Committee for approval (unless such Proposal is solely for monetary damages and is in respect of either an AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability or a SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability, in which case, whether the Proposal is formally submitted to the Shared Historical DuPont Claim Committee for approval shall be in the sole discretion of AgCo or SpecCo, as applicable, provided that the Proposal would not result in the aggregate amount of AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities or SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, exceeding the AgCo Group DuPont Divested Business Liability Basket or SpecCo Group DuPont Divested Business Liability Basket, as applicable, in which case such Proposal must be submitted to the Shared Historical DuPont Claim Committee for approval).

(f) In the event that a third party makes a Proposal in respect of a Shared Historical DuPont Asset or Shared Historical DuPont Liability that solely involves monetary damages and such Proposal is put to a vote of the Shared Historical DuPont Claim Committee and Requisite Approval is not obtained, if AgCo (if SpecCo is the applicable Managing Party) or SpecCo (if AgCo is the applicable Managing Party) (for purposes of this Section 7.2(f), each a “Settling Party”) affirmatively states in writing, within ten (10) Business Days following such meeting of the Shared Historical DuPont Claim Committee that such Settling Party’s Representative voted to approve such Proposal, then the maximum amount of Liability (including the costs of defense thereof) that such Settling Party shall have with respect to such Shared Historical DuPont Liability shall be capped at its respective Shared Historical DuPont Percentage of such Proposal and the costs and expenses incurred in respect of such Shared Historical DuPont Liability to the date of such Proposal (the “Shared Historical DuPont Liability Settlement Cap”) (with the applicable Managing Party and, if applicable, the other Party that did not accept the Proposal being responsible for any amounts in excess of the applicable Shared Historical DuPont Liability Settlement Cap(s) established pursuant to the foregoing (to the extent applicable, in proportion to their respective Shared Historical DuPont Percentage)); provided, that if, following a failure to accept the Proposal, the Settling Party’s Shared Historical DuPont Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) of the applicable Action is less than the Shared Historical DuPont Liability Settlement Cap, the Settling Party shall be required to bear 100% of the Incremental Costs of the defense from the date of the Proposal through the date of final settlement, resolution or disposition; provided, however, that the amount of Incremental Costs so borne by the Settling Party shall be capped so that aggregate of the amount of Incremental Costs borne by the Settling Party plus such Settling Party’s Shared Historical DuPont Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) shall not exceed the Shared Historical DuPont Liability Settlement Cap, and such Incremental Costs, as borne by the Settling Party, shall be deducted from the total amount subject to allocation pursuant to the Shared Historical DuPont Percentage of the applicable non-settling Party. In addition, following such time as a Settling Party chooses to cap its potential Liability with respect to any such matter, such Settling Party’s Representative on the Shared Historical DuPont Claim Committee shall not have any voting right with respect to such matter unless any resolution thereof would reasonably be expected to impose a non-monetary impairment on such Settling Party.

Section 7.3 Access; Reimbursement; Limitation on Liability.

(a) Access to Information and Employees by the Managing Party. In connection with the management and disposition of any Shared Historical DuPont Asset and/or any Shared Historical DuPont Liability, each of AgCo and SpecCo shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Historical DuPont Asset or Shared Historical DuPont Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 7.3(b) may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VII. Nothing in this Section 7.3(a) shall require any Party to violate any Law or any Contract with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that access to, or the provision of, any such Information would violate a Contract with a third party, such Party shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information.

(b) Certain Services. Each of SpecCo and AgCo shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Historical DuPont Asset or Shared Historical DuPont Liability to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Historical DuPont Asset or Shared Historical DuPont Liability.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to Section 7.3(a)-(c) shall be at no additional cost or expense of the Managing Party or any other Party (other than for (i) actual out-of-pocket costs and expenses which shall be allocated as set forth in Section 7.3(d) and (ii) costs incurred directly or indirectly by such Party affording such access and other services which shall be the responsibility of such Party).

(d) Any amounts owed in respect of any Shared Historical DuPont Liability (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party with respect to any Third Party Claim that is a Shared Historical DuPont Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly pursuant to Section 12.12 (for the avoidance of doubt, such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Historical DuPont Liability in determining the reimbursement obligations of the other Party with respect thereto).

(e) It shall not be a defense to any obligation by AgCo or SpecCo to pay any amounts, whether pursuant to this Section 7.3(e) or in respect of Indemnifiable Losses pursuant to Article VIII, in respect of any Shared Historical DuPont Liability that (i) that such Party does not approve of the quality or manner of the defense thereof or (ii) that such Shared Historical DuPont Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Sections 7.2 and 8.5(e), such settlement was effected without the consent or over the objection of such Party); it being understood that if such obligations arose in connection with any settlement of a Shared Historical DuPont Liability, and such settlement is of a type that required Requisite Approval of the Shared Historical DuPont Claim Committee and such Requisite Approval has not been obtained, then (to the extent such right exists) a Party may assert as a defense that the provisions of this Article VII have not been complied with.

Section 7.4 Cooperation with Governmental Entities. If, in connection with any Shared Historical DuPont Asset or Shared Historical DuPont Liability, any Party (or any member of its Group or its or their respective then-Affiliates) is required by Law to respond to and/or cooperate with any Governmental Entity, such Party (and/or any applicable member of its

Group and any of its or their respective and applicable then-Affiliates) shall, prior to cooperating and responding to such Governmental Entity, consult with the Managing Party of such Shared Historical DuPont Asset or Shared Historical DuPont Liability, to the extent practicable under the specific circumstances; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party and Shared Historical DuPont Claim Committee of such cooperation and/or response to the Governmental Entity and the subject matter thereof.

Section 7.5 Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Shared Historical DuPont Asset or Shared Historical DuPont Liability (as provided in this Article VII and in Article VIII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party shall be required to pay an equal portion of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Historical DuPont Asset or Shared Historical DuPont Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable LIBOR plus 3% (or the maximum legal rate, whichever is lower).

Section 7.6 No Effect on MatCo. For the avoidance of doubt, (a) the provisions set forth in this Article VII are effective only as between AgCo and SpecCo (and the other members of their respective Groups), (b) this Article VII does not apply with respect to any Materials Science Asset or Materials Science Liability and (c) nothing in this Article VII shall (i) affect any provisions of, or any obligations under, this Agreement that are for the benefit of MatCo or any member of the MatCo Group, or prejudice any rights of MatCo or any member of the MatCo Group pursuant to the other Articles of this Agreement or (ii) create any independent Liability of, or impose any independent Liability on, MatCo or any member of its Group.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VIII, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group and their respective successors and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers or employees of any member of such other Parties’ Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with the Internal Reorganization, MatCo Distribution and AgCo Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(b) Nothing contained in this Agreement, including Section 8.1(a) or Section 2.4 shall impair or otherwise affect any right of any Party, any member of any Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement, any Continuing Arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Relevant Time pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to AgCo, any Agriculture Liability, (B) with respect to MatCo, any Materials Science Liability and (C) with respect to SpecCo, any Specialty Products Liability;

(ii) any Specified DowDuPont Shared Liability;

(iii) any Shared Historical DuPont Liability;

(iv) any Liability under any Continuing Arrangements, any Other Surviving Intergroup Account, and Other Surviving Selected Intercompany Accounts;

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VIII or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of the Ancillary Agreement; or

(vi) any Liability the release of which would result in a release of any Person other than the Persons released in Section 8.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 8.1(a) with respect to such Liability.

In addition, nothing contained in Section 8.1(a) shall release (x) SpecCo from indemnifying any director, officer or employee of MatCo and AgCo who was a director, officer or employee of SpecCo or any of its Subsidiaries on or prior to the MatCo Distribution or AgCo Distribution, as applicable, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Materials Science Liability or Agriculture Liability, MatCo or AgCo, as applicable, shall indemnify SpecCo for such Liability (including SpecCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII, (y) MatCo from indemnifying any director, officer or employee of SpecCo and AgCo who was a director, officer or employee of MatCo or any of its Subsidiaries on or prior to the MatCo Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Specialty Products Liability or Agriculture Liability, SpecCo or AgCo, as applicable, shall indemnify MatCo for such Liability (including MatCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII and (z) AgCo from indemnifying any director, officer or employee of MatCo and SpecCo who was a director, officer or employee of AgCo or any of its Subsidiaries on or prior to the MatCo Distribution or the AgCo Distribution, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Materials Science Liability or Specialty Products Liability, MatCo or SpecCo, as applicable, shall indemnify AgCo for such Liability (including AgCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII.

(c) Each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim, demand or offset, including any claim for indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 8.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Relevant Time), except as specifically set forth in Sections 8.1(a) and 8.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

(e) Each of AgCo and SpecCo, on behalf of itself and the members of Historical DuPont, and MatCo, on behalf of itself and the members of Historical Dow, hereby waives any claims, rights of termination and any other rights under any Continuing Arrangement related to or arising out of the Internal Reorganization, the MatCo Distribution and the AgCo

Distribution (including with respect to any of “change of control” or similar provision or any failure of (x) in the case of MatCo, any member of Historical Dow that is a member of the AgCo Group or the SpecCo Group no longer being an Affiliate of any member of Historical Dow that is a member of the MatCo Group and (y) in case of SpecCo and AgCo , any member of Historical DuPont that is (i) a member of the AgCo Group no longer being an Affiliate of any member of Historical DuPont that is a member of the SpecCo Group or the MatCo Group or (ii) a member of the SpecCo Group no longer being an Affiliate of any member of Historical DuPont that is a member of the AgCo Group or the MatCo Group, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.8 shall apply in respect of such amendments).

Section 8.2 Indemnification by SpecCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following (a) the MatCo Distribution Date (with respect to the MatCo Indemnitees) and (b) the AgCo Distribution Date (with respect to the AgCo Indemnitees), SpecCo shall and shall cause the other members of the SpecCo Group to indemnify, defend and hold harmless the MatCo Indemnitees and the AgCo Indemnitees from and against any and all Indemnifiable Losses of the MatCo Indemnitees and the AgCo Indemnitees, respectively, to the extent relating to, arising out of or resulting from (i) the Specialty Products Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a Specialty Products Liability or (ii) any breach by SpecCo of any provision of this Agreement.

Section 8.3 Indemnification by MatCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, MatCo shall and shall cause the other members of the MatCo Group to indemnify, defend and hold harmless the SpecCo Indemnitees and the AgCo Indemnitees from and against any and all Indemnifiable Losses of the SpecCo Indemnitees and the AgCo Indemnitees, respectively, to the extent relating to, arising out of or resulting from (i) the Materials Science Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a Materials Science Liability or (ii) any breach by MatCo of any provision of this Agreement.

Section 8.4 Indemnification by AgCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, AgCo shall and shall cause the other members of the AgCo Group to indemnify, defend and hold harmless the SpecCo Indemnitees and the MatCo Indemnitees from and against any and all Indemnifiable Losses of the SpecCo Indemnitees and the MatCo Indemnitees, respectively, to the extent relating to, arising out of or resulting from (i) the Agriculture Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute an Agriculture Liability or (ii) any breach by AgCo of any provision of this Agreement.

Section 8.5 Procedures for Third Party Claims.

(a) If a claim or demand is made against a SpecCo Indemnitee, a MatCo Indemnitee or an AgCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the AgCo Group, SpecCo Group or MatCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Contingent Claim Committee and/or the Shared Historical DuPont Claim Committee) which is or may be required pursuant to this Article VIII to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Specified DowDuPont Shared Liability or a Shared Historical DuPont Liability, such Party, as appropriate, shall give the Contingent Claim Committee and/or the Shared Historical DuPont Claim Committee (as determined pursuant to Article VI or Article VII, as applicable) written notice thereof within fifteen (15) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations under this Article VIII except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, as applicable, to the Managing Party, the Contingent Claim Committee and the Shared Historical DuPont Claim Committee), as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), (iii) a Specified DowDuPont Shared Liability (the defense of which shall be controlled by the Managing Party as provided for in Article VI) or (iv) a Shared Historical DuPont Liability (the defense of which shall be controlled by the Managing Party as provided for in Article VII), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (1) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (2) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (3) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of bonds or other security required in connection with the defense of such Third Party Claim.

(c) Other than in the case of a Specified DowDuPont Shared Liability, a Shared Historical DuPont Liability or a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 8.5(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(d) Other than any Third Party Claim that is in respect of (x) a Specified DowDuPont Shared Liability, which shall be governed by Article VI or (y) a Shared Historical DuPont Liability, which shall be governed by Article VII, no Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) In the case of a Third Party Claim (except for any Third Party Claim that is in respect of (x) a Specified DowDuPont Shared Liability which, with respect to the subject matter of this Section 8.5(e), shall be governed by Article VI or (y) a Shared Historical DuPont Liability which, with respect to the subject matter of this Section 8.5(e), shall be governed by Article VII), the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f) Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (x) as set forth in the Dow Captive Policies and (y) as provided in Section 12.19 with respect to this Agreement, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (ii) each party hereto and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VIII and the Dow Captive Policies against any Indemnifying Party; (iii) none of the Parties, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement (or under an applicable Dow Captive Policy); and (v) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any party hereto or thereto, after the consummation of the MatCo Distribution, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the transactions contemplated by this Agreement (including the Internal Reorganization and Distributions), the Parties may also bring claims arising under the Tax Matters Agreement under and in accordance with the Tax Matters Agreement and claims arising under the Employee Matters Agreement under and in accordance with the Employee Matters Agreement. Each Party shall cause the members of its Group to comply with this Section 8.5(f).

(g) The provisions of this Article VIII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 8.5 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly Specialty Products Liabilities, partly Materials Science Liabilities and partly Agriculture Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article X. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against any other Party or any members of another Group in an Action in which a Third Party Claim is being resolved.

(h) For purposes of this Section 8.5, any claim or demand that is made against any member of the SpecCo Group or AgCo Group or any of their respective then-Affiliates as to which any member of the SpecCo Group or AgCo Group or such then-Affiliate, as applicable, is or may be entitled to insurance coverage for more than 50% of the total related costs and liabilities by the Dow Insurer pursuant to Section 11.5, shall be considered a “Third Party Claim” and MatCo shall be considered the “Indemnifying Party” and the applicable member of the AgCo Group or SpecCo Group, or such applicable then-Affiliate, as applicable, shall be considered the “Indemnitee” with respect thereto, each with the rights and responsibilities set forth in this Section 8.5. With respect to those claims or demands for which any member of the SpecCo Group or AgCo Group, or any of their respective then-Affiliates, is or may be entitled to coverage for 50% or less of the total related costs and liabilities, their relationship with the Dow Insurer shall be governed by the terms and conditions of the relevant insurance policy(ies), in accordance with historical claim-handling practices of said insurer, without regard to the terms of this Section 8.5.

Section 8.6 Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 8.7 Cooperation In Defense and Settlement.

(a) With respect to any Third Party Claim (other than in respect of (x) a Specified DowDuPont Shared Liability or (y) a Shared Historical DuPont Liability that does not implicate any MatCo Indemnitees) that implicates two or more Parties in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 8.7 shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 8.5.

(b) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of SpecCo, significantly and adversely impact the conduct of the Specialty Products Business or result in a significant adverse change to any member of the SpecCo Group at shared locations where any member of the MatCo Group and any member of the SpecCo Group or any member of the AgCo Group and any member of the SpecCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, SpecCo shall have, at SpecCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the MatCo Group or any member of the AgCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that

SpecCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the MatCo Group or any member of the AgCo Group of any Information relating to any current or former officer or director of any member of the SpecCo Group, such Information will only be submitted in a form approved by SpecCo in its reasonable discretion, (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of MatCo, significantly and adversely impact the conduct of the Materials Science Business or result in a significant adverse change to any member of the MatCo Group at shared locations where any member of the MatCo Group and any member of the SpecCo Group or any member of the MatCo Group and any member of the AgCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, MatCo shall have, at MatCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the SpecCo Group or any member of the AgCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that MatCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the SpecCo Group or any member of the AgCo Group of any Information relating to any current or former officer or director of any member of the MatCo Group, such Information will only be submitted in a form approved by MatCo in its reasonable discretion and (iii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of AgCo, significantly and adversely impact the conduct of the Agriculture Business or result in a significant adverse change to any member of the AgCo Group at shared locations where any member of the AgCo Group and any member of the SpecCo Group or any member of the AgCo Group and any member of the MatCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, AgCo shall have, at AgCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the MatCo Group or any member of the SpecCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that AgCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the MatCo Group or any member of the SpecCo Group of any Information relating to any current or former officer or director of any member of the AgCo Group, such Information will only be submitted in a form approved by AgCo in its reasonable discretion. (I) With regard to the matters specified in the preceding clause (i), SpecCo shall have a right to consent to any compromise or settlement related thereto by any member of the AgCo Group or any member of the MatCo Group to the extent that the effect on any member of the SpecCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of SpecCo and its Subsidiaries at such time or the Specialty Products Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the SpecCo Group, taken as a whole, than the effect on either the MatCo Group, taken as a whole, or the AgCo Group, taken as a whole, (II) with regard to the matters specified in the preceding clause (ii), MatCo shall have a right to consent to any compromise or settlement related thereto by any member of the AgCo Group or any member of the SpecCo Group to the extent that the effect on any member of the MatCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of MatCo and its Subsidiaries at such time or the Materials Science Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the MatCo Group, taken as a whole, than the effect on either the AgCo Group, taken as a whole, or the SpecCo Group, taken as a whole, and (III) with regard to the matters specified in the preceding clause (iii), AgCo shall have a right to consent to any compromise or settlement related thereto by any member of the MatCo Group or any member of the SpecCo Group to the extent that the effect on any member of the AgCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of AgCo and its Subsidiaries at such time or the Agriculture Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the AgCo Group, taken as a whole, than the effect on either the MatCo Group, taken as a whole, or the SpecCo Group, taken as a whole.

(c) Each of SpecCo, MatCo and AgCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party or Parties shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that another Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VIII.

Section 8.8 Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided, that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 8.8, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.

Section 8.9 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Specified DowDuPont Shared Liability and any Shared Historical DuPont Liability, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VIII; provided, that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.

(d) In addition to the provisions of Section 8.9(a), any Indemnifiable Loss subject to indemnification pursuant to this Article VIII (including, for the avoidance of doubt, in respect of any Specified DowDuPont Shared Liability or any Shared Historical DuPont Liability), shall (i) be reduced by the amount of any reduction in Taxes for which the Indemnitee is responsible under the Tax Matters Agreement actually realized as a result of the event giving rise to the payment by the end of the taxable year in which the payment is made, and (ii) be increased if and to the extent necessary to ensure that, after all required Taxes on the payment are paid (including Taxes attributable to any increases in the payment under this Section 8.9(d)), the Indemnitee receives the amount it would have received if the payment was not taxable or did not result in an increase in Taxes.

Section 8.10 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VIII shall survive the Distribution.

(b) The rights and obligations of any member of the SpecCo Group, any member of the MatCo Group, or any member of the AgCo Group in each case, under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

Section 8.11 Environmental Matters.

(a) Substitution. AgCo, MatCo and SpecCo, as the case may be, shall use their reasonable best efforts to obtain any Consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such party or a member of its Group to be fully substituted for any member of the Group of any other Party with respect to any order, decree, judgment, agreement or Action that is in effect as of the Relevant Time in connection with any Agriculture Environmental Liability, any Materials Science Environmental Liability or any Specialty Products Environmental Liability, respectively. AgCo, MatCo or SpecCo, as the case may be, shall inform third parties associated with such matter, including Governmental Entities, about the assumption of such liability by the Party to which it has been allocated and request that such Persons direct all communications, requirements, notifications and/or official letters related to such matters to the Party to which it has been allocated. The members of such other Groups (and their successors) shall use commercially reasonable efforts to provide necessary assistance or signatures to AgCo, MatCo or SpecCo, as the case may be, to achieve the purposes of this Section 8.11(a). Until such time as the substitutions outlined above have been completed, AgCo, MatCo or SpecCo, as the case may be, shall comply with the terms and conditions of all such orders, decrees, judgments, agreements and Actions in respect of which it has been allocated Environmental Liabilities pursuant to this Agreement.

(b) Remediation Procedures. Except as provided below, the Parties shall follow the general procedures for indemnification set forth in this Article VIII with respect to any claim for indemnification pursuant to Sections 8.2, 8.3 or 8.4, relating to remediation of contaminated environmental media, where the owner or primary tenant of the impacted property is not a member of the Group of the Party to which such liability for remediation has been allocated. For such matters, if the Indemnifying Party acknowledges in writing that it is obligated to provide indemnification pursuant to this Section 8.11(b) with respect to such remediation Liability, such Party (and members of its Group) shall be entitled (but shall not be required) to undertake the response action or actions (including investigation, remediation and monitoring) relating to such contamination (“Response Action”). The Party (and members of its Group) performing the Response Action shall be referred to as the “Performing Party.”

(c) If the Performing Party is not both (x) the owner of the real property and (y) the only Party whose Group is using such real property, the following conditions shall apply to the performance of any Response Action:

(i) The Performing Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third-parties) (each such party that is a member of any Group, a “Non-Performing Impacted Party”), including obtaining the owner’s and/or the other operating parties’, as applicable, prior written Consent to any Response Action that would reasonably be expected to substantially interfere with or disrupt the operations of such Person at the affected real property, which Consent shall not be unreasonably withheld, conditioned or delayed;

(ii) If a member of a Group other than that of the Performing Party is the owner of the real property or otherwise has operational control of the impacted property (a “Non-Performing Site Controller”), such Non-Performing Site Controller shall, and shall cause the other members of the Group to, provide reasonable access to, and reasonably cooperate with, the Performing Party in its performance of such Response Action, it being understood that such cooperation shall in no event in and of itself require any Non-Performing Impacted Party or Non-Performing Site Controller to incur any out-of-pocket expenses.

(iii) The Performing Party shall use reasonable efforts to avoid and minimize any harm to any persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Response Action, except to the extent such harm or damage results from the negligence or willful misconduct of such other Party or any member of its Group or any of their respective representatives; and

(iv) All required Response Actions shall be diligently and expeditiously performed in compliance with all applicable Laws, including Environmental Laws and worker health and safety Laws.

(d) The Performing Party shall (i) notify each Non-Performing Impacted Party and Non-Performing Site Controller prior to commencing or performing any Response Actions, (ii) keep each Non-Performing Impacted Party and Non-Performing Site Controller reasonably informed of the progress of any Response Actions and provide copies of any final, proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (iii) provide each Non-Performing Impacted Party and Non-Performing Site Controller, at such

Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans prior to submission to a Governmental Entity, (iv) provide each Non-Performing Impacted Party and Non-Performing Site Controller with the opportunity to attend, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any planned meeting with any Governmental Entity regarding a Response Action (provided, that the Governmental Entity does not object) and (v) provide each Non-Performing Impacted Party and Non-Performing Site Controller an opportunity to observe, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any Response Action (other than Response Actions consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, splits of any samples obtained in the course of conducting any Response Action.

(e) Subject to Section 8.11(f), all Response Actions subject to this Section 8.11 shall meet the least stringent applicable standards, regulations, or requirements of applicable Law, including applicable Environmental Law or, where an applicable Governmental Entity with or asserting jurisdiction is supervising such Response Action, required by such Governmental Entity, and be consistent with the use of the property as of the Effective Time and any applicable terms of the relevant lease or similar site-specific agreement as such terms are in effect as of the Effective Time (the “Appropriate Remediation Standard”). In furtherance of and to the extent consistent with the foregoing, the parties agree to utilize institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls; provided, that such controls do not prevent or materially interfere with the continued operation or reasonable future expansion of the operations on such real property. Once a notice of no further action or equivalent determination with respect to such matter has been issued by a Governmental Entity (or, if the Governmental Entity has delegated authority to conduct and certify the completion of a Response Action to a licensed professional, upon notice of the applicable Governmental Entity’s receipt and acceptance of such licensed professional’s certification), the Indemnifying Party shall have no further obligations with respect to such matter, other than with respect to any Indemnifiable Losses arising out of (1) any Third Party Claims relating to such matter and (2) the performance of and any costs associated with any ongoing operations and maintenance, if any, required with respect to the Response Action, including inspections and repair of any engineering controls, ongoing pumping and treating of impacted groundwater (including any material equipment or system repairs, replacements or required upgrades), ongoing groundwater monitoring and related reporting, and the provision of any required financial assurance, provided, that the Indemnitee shall be responsible for the performance of and any costs associated with any and all ongoing operations and maintenance relating to the following obligations: (i) any institutional controls, including any deed restrictions or land use controls and reporting obligations related to the same; (ii) monitoring, maintenance, repair and reporting associated with a cap used as part of the remedy, but only to the extent that the cap consists of (x) the buildings at the site, (y) asphalt or similar materials already present at the site or that are used at the site for purposes in addition to the Response Action (i.e., parking), or (z) landscaping; and (iii) groundwater monitoring associated with a natural monitored attenuation remedy. The

Indemnifying Party shall have the right to transfer to the Indemnitee (upon payment of the amount set forth in this sentence as mutually agreed in writing by the Indemnifying Party and Indemnitee or determined pursuant to the procedures set forth in Article X) its obligations for its ongoing operations and maintenance costs, if any, with respect to engineering controls approved as part of a no further action, equivalent determination or certification if the Indemnifying Party agrees to pay to the Indemnitee a sum equal to the present value of the reasonably estimated future costs of said engineering controls (where the period of time used for such present value calculation shall be the entire period for which it is reasonably anticipated that such continuing obligations will be performed, but no more than thirty (30) years, and the discount rate shall be reasonable). For the avoidance of doubt, if the Indemnifying Party and the Indemnitee cannot mutually agree in writing on the amount set forth in the preceding sentence, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. In the event that any Governmental Entity reopens or otherwise modifies any determination related to the notice of no further action or equivalent determination, or notice of receipt and acceptance of the licensed professional’s certification, such that additional Response Actions are required, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities associated with the reopening or modification of such determination that would have otherwise constituted Indemnifiable Losses of such Indemnitee.

(f) The Indemnifying Party shall not be responsible or liable to the Indemnitee for any Indemnifiable Losses associated with any Response Action to the extent:

(i) incurred by or on behalf of the Indemnitee to achieve compliance with standards in excess of the Appropriate Remediation Standards;

(ii) incurred for Response Actions not required under or to achieve compliance with applicable Laws or required by a Governmental Entity with or asserting jurisdiction, unless undertaken as a result of a reasonable belief that there exists a condition that, if unabated, poses a risk of reasonable possibility of harm to human health and safety, or to property of any third party; or

(iii) resulting from the exacerbation after the Relevant Time of any Release or threat of Release of or exposure to Hazardous Substances which first occurred prior to the Relevant Time; provided, that this clause (iii) shall in no way relieve the Indemnifying Party of any Liability for Indemnifiable Losses associated with a Response Action if the exacerbation of a Release that occurred on or prior to the Relevant Time arises as a result of any action or inaction on the part of the Indemnitee that does not rise to the level of negligence.

(g) Corrective Actions for Compliance-Related Liabilities Subject to Indemnity. If a Party is providing indemnification pursuant to this Agreement in connection with an ongoing business operation of another Party, which (x) involves a violation of applicable Environmental Law which occurred prior to the Relevant Time, (y) requires a capital project (or series of capital projects) to bring the facility into compliance with applicable Environmental Law in effect as of the Relevant Time, and (z) does not involve a Response Action, the following shall apply:

(i) The Party that owns and operates the business operation after the Relevant Time will conduct and control the capital project (or series of capital projects), including the implementation thereof (the “Corrective Action Performing Party”);

(ii) All expenditures shall be commercially reasonable taking into account the obligation to bring the business operation into compliance with applicable Environmental Law in effect as of the Relevant Time (“Commercially Reasonable Expenditures”), and the Indemnifying Party shall not be liable for additional expenditures, if any, in excess of Commercially Reasonable Expenditures, including any such additional expenditures that are made for the purpose of providing an economic benefit to the Corrective Action Performing Party, including, expanding the business operation;

(iii) The Indemnifying Party shall have no further obligation with respect to the matter subject to indemnification hereunder once the capital project (or series of capital projects) has been implemented and compliance has been achieved to the satisfaction of the relevant Governmental Entity; and

(iv) The Corrective Action Performing Party shall promptly provide the Indemnifying Party with: (A) copies of any proposed corrective action plan to be submitted to the relevant Governmental Entity, including the proposed cost of the corrective action; (B) a reasonable opportunity to review and suggest comments to the corrective action plan prior to submission to the relevant Governmental Entities; (C) the opportunity to attend, at the Indemnifying Party’s sole cost and expense, any planned meeting with any Governmental Entity regarding the corrective action (provided, that the Governmental Entity does not object); (D) material correspondence between the relevant Governmental Entities and the Corrective Action Performing Party relating to the corrective action; and (E) the final corrective action plan approved by or agreed to with the relevant Governmental Entities and the budget for implementation of said plan.

Section 8.12 Closure of Discontinued Operations.

(a) Notwithstanding anything in this Agreement to the contrary and except with respect to indemnification for (x) Environmental Liabilities, (y) Third Party Claims or (z) Indemnifiable Losses to the extent related to, resulting from or arising out of the Demolition Party’s failure to perform its obligations pursuant to this Section 8.12 or its negligent or willful misconduct in performing such obligations, the following obligations set forth in this Section 8.12 shall be the exclusive obligations pursuant to this Agreement of the Parties for any Liabilities to the extent arising from required actions to execute demolition and removal of any buildings, improvements, facilities, equipment or other fixtures that: (i)(x) are Discontinued and/or Divested Operations and Businesses of Historical Dow which give rise to Dow Discontinued and/or Divested Operations and Business Liabilities (other than those for which, pursuant to Section 8.13(b), a claim for indemnification could not be brought) and (y) are located at a property owned by or within the leasehold interest of AgCo or a member of the AgCo Group or SpecCo or a member of the SpecCo Group as of the MatCo Distribution Date (the “Historical Dow Discontinued Buildings and Related Improvements”), (ii)(x) are Discontinued and/or

Divested Operations and Businesses of Historical DuPont which give rise to Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities (other than those for which, pursuant to Section 8.13(b), a claim for indemnification could not be brought) and (y) are located at a property owned by or within the leasehold interest of MatCo or a member of the MatCo Group or SpecCo or a member of the SpecCo Group as of the MatCo Distribution Date and (iii)(x) are Discontinued and/or Divested Operations and Businesses of Historical DuPont which give rise to Specialty Products Discontinued and/or Divested Operations and Business Liabilities (other than those for which, pursuant to Section 8.13(b), a claim for indemnification could not be brought) and (y) are located at a property owned by or within the leasehold interest of MatCo or a member of the MatCo Group or AgCo or a member of the AgCo Group as of the MatCo Distribution Date (the buildings, improvements, facilities, equipment or other fixtures covered by clauses (ii) and (iii) are the “Historical DuPont Discontinued Buildings and Related Improvements” and together with the Historical Dow Discontinued Buildings and Related Improvements, the “Discontinued Buildings and Related Improvements”). For purposes of this section, the term “Demolition Party” shall mean: (x) MatCo, in the case of Historical Dow Discontinued Buildings and Related Improvements, (y) AgCo, in the case of Historical DuPont Discontinued Buildings and Related Improvements which constitute Agriculture DuPont Discontinued and/or Divested Operations and Business Liabilities and (z) SpecCo, in the case of Historical DuPont Discontinued Buildings and Related Improvements which constitute Specialty Products DuPont Discontinued and/or Divested Operations and Business Liabilities, in each case including, where relevant, the other members of their respective Groups, and the term “Owner or Lessee Party” shall mean the Party on whose property or leasehold the Discontinued Buildings and Related Improvements are located.

(b) The Demolition Party shall undertake the demolition and removal of the Discontinued Buildings and Related Improvements if: (i) required by applicable Law, including an applicable permit issued by a Governmental Entity; (ii) demolition or removal is ordered by a Governmental Entity, provided that the Demolition Party retains all rights that it may have to challenge or defend against such order or demand; (iii) the Discontinued Buildings and Related Improvements constitute a nuisance that unreasonably and significantly harms or threatens to unreasonably and significantly harm the health and safety of other persons at the Owner or Lessee Party’s properties or members of the public; or (iv) the Discontinued Buildings and Related Improvements unreasonably interfere with the current, or would unreasonably interfere with the planned, operations (such operations being determined as of the MatCo Distribution, after giving effect to the Ancillary Agreements, and such plans being those documented in writing as of February 14, 2019 and in the Ancillary Agreements) by the Owner or Lessee Party or any other lessee at the property; provided that, with respect to any such planned operations, in the event that (x) the Demolition Party is required pursuant to this Section 8.12(b)(iv) to undertake the demolition and removal of the applicable Discontinued Buildings and Related Improvements and completes such demolition and removal, and (y) the Owner or Lessee Party has not, by the later of (A) three (3) years after the completion of such demolition and removal and (B) two (2) years after all necessary permits have been obtained to allow for the start of the implementation of the applicable planned operation (provided that the Owner or Lessee Party has used commercially reasonable efforts to obtain such permits as promptly as practicable), started to implement the applicable planned operation, then the Owner or Lessee Party shall reimburse the Demolition Party for all reasonable and documented out of pocket costs and expenses incurred by the Demolition Party in connection with such demolition and removal. The Owner or Lessee Party shall provide written notice to the Demolition Party that demolition and removal of the Discontinued Buildings and Related Improvements are required as a result of the satisfaction of any of the conditions set forth in this Section 8.12(b).

(c) If demolition and removal is required pursuant to Section 8.12(b), the Demolition Party shall undertake the demolition and removal of the Discontinued Buildings and Related Improvements in accordance with all applicable Laws, applicable site-specific safety requirements, and the Demolition Party’s decommissioning plan, subject to the Owner or Lessee Party’s written approval of such plan, such approval not to be unreasonably withheld, conditioned, or delayed.

(d) The Demolition Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third parties). The Demolition Party shall restore the Owner or Lessee Party’s premises to a level grade; provided, however, that the Demolition Party shall only be required to decommission, remove or demolish the Discontinued Buildings and Related Improvements down to, but not through, the subsurface.

(e) The Owner or Lessee Party shall provide reasonable access to, and reasonably cooperate with, the Demolition Party in its demolition and removal of the subject Discontinued Buildings and Related Improvements. The Demolition Party may access, occupy and use the Discontinued Buildings and Related Improvements for a period of up to twelve (12) months, solely for the purposes of performing and completing the demolition and removal work, after being provided such access and after the receipt of written approval of its demolition plan as provided in Section 8.12(c); provided, however, if the demolition and removal work cannot reasonably be completed within such period, the Demolition Party may, prior to the expiration of such twelve (12) month period, send a written request to the Owner or Lessee Party seeking an extension of the period of access, and subject to the Owner or Lessee Party’s approval of such request (such approval not to be unreasonably withheld, conditioned or delayed), the Owner or Lessee Party shall continue to provide reasonable access to, and shall continue to reasonably cooperate with, the Demolition Party through the period specified in the request.

(f) If the Demolition Party and the Owner or Lessee Party cannot mutually agree in writing whether the Demolition Party has completed its demolition and removal obligations pursuant to Section 8.12, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. If the disagreement is so resolved in favor of the Owner or Lessee Party, and the Demolition Party fails to complete such required work, the Owner or Lessee Party may undertake any such work, at the sole cost and expense of the Demolition Party to be paid by the Demolition Party upon demand, excluding any costs and expenses that relate to liabilities that have been otherwise allocated to the Owner or Lessee Party pursuant to the terms of this Agreement.

Section 8.13 Certain Other Limits on Indemnification.

(a) Historical DuPont Discontinued and/or Divested Operations and Business Liability Limitations.

(i) In the event that Indemnifiable Losses relating to, arising out of or resulting from AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities exceed $200,000,000 (the “AgCo Group DuPont Divested Business Liability Basket”), SpecCo shall and shall cause the other members of the SpecCo Group to indemnify, defend and hold harmless the AgCo Indemnitees from and against any and all Indemnifiable Losses of the AgCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities in excess of the AgCo Group DuPont Divested Business Liability Basket until the sum of (x) Indemnifiable Losses of the SpecCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and (y) any and all amounts paid pursuant to this Section 8.13(a)(i) is equal to the SpecCo Group DuPont Divested Business Liability Basket (such equality, the “SpecCo Hurdle”).

(ii) In the event that Indemnifiable Losses relating to, arising out of or resulting from SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities exceed $200,000,000 (the “SpecCo Group DuPont Divested Business Liability Basket”), AgCo shall and shall cause the other members of the AgCo Group to indemnify, defend and hold harmless the SpecCo Indemnitees from and against any and all Indemnifiable Losses of the SpecCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities in excess of the SpecCo Group DuPont Divested Business Liability Basket until such time as the sum of (x) Indemnifiable Losses of the AgCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and (y) any and all amounts paid pursuant to this Section 8.13(a)(ii) is equal to the AgCo Group DuPont Divested Business Liability Basket (such equality, the “AgCo Hurdle”).

(iii) From and after the time that both the SpecCo Hurdle and the AgCo Hurdle have been met, (i) SpecCo shall not be required to indemnify, defend and hold harmless the AgCo Indemnitees from and against any individual or series of related Indemnifiable Losses of the AgCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Businesses Liabilities until the aggregate amount of the AgCo Indemnitees’ Indemnifiable Losses with respect thereto exceeds $1,000,000 (the “De Minimis Threshold”), after which SpecCo shall be obligated for the Specialty Products Shared Historical DuPont Percentage of all the AgCo Indemnitee’s Indemnifiable Losses with respect to such individual or series of related Indemnifiable Losses from the first dollar regardless of the De Minimis Threshold and (ii) AgCo shall not be required to indemnify, defend and hold harmless the SpecCo Indemnitees from and against any individual or series of related Indemnifiable Losses of the SpecCo Indemnitees relating to, arising out of, by reason of or otherwise in connection with any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities until the aggregate amount of the SpecCo Indemnitees’ out-of-pocket Indemnifiable Losses with respect thereto exceeds the De Minimis Threshold, after which AgCo shall be obligated for the Agriculture Shared Historical DuPont Percentage of all the AgCo Indemnitee’s Indemnifiable Losses with respect to such individual or series of related Indemnifiable Losses from the first dollar regardless of the De Minimis Threshold.

(b) Designated DuPont DDOB Liabilities and Designated Dow DDOB Liabilities.

(i) MatCo shall not be required pursuant to this Agreement to indemnify, defend or hold harmless (x) the AgCo Indemnitees from or against Indemnifiable Losses to the extent relating to, arising out of or resulting from any Designated Dow DDOB Liability (1) unless the claim or series of related claims or other claims arising out of substantially similar facts, circumstances or occurrences involves Indemnifiable Losses in excess of $1,000,000 (the “Designated DDOB De Minimis Threshold”) and (2) until the aggregate amount of the AgCo Indemnitees’ Indemnifiable Losses with respect to all Designated Dow DDOB Liabilities exceeds $75,000,000 (the “AgCo Designated Dow DDOB Deductible Amount”), after which MatCo shall be obligated to indemnify the AgCo Indemnitees for any and all such Indemnifiable Losses in excess of the AgCo Designated Dow DDOB Deductible Amount; provided that, for purposes of this clause (2) only, Indemnifiable Losses shall include all reasonable costs and expenses (A) actually incurred by the AgCo Indemnitees, (B) with respect to the demolition and removal of the applicable Historical Dow Discontinued Buildings and Related Improvements, and (C) for which MatCo would have been responsible pursuant to Section 8.12 if, at the time such costs and expenses were incurred by the AgCo Indemnitees, the aggregate amount of the AgCo Indemnitees’ Indemnifiable Losses with respect to all Designated Dow DDOB Liabilities had exceeded the AgCo Designated Dow DDOB Deductible Amount; or (y) the SpecCo Indemnitees from or against Indemnifiable Losses to the extent relating to, arising out of or resulting from a Designated Dow DDOB Liability (1) unless the claim or series of related claims or other claims arising out of substantially similar facts, circumstances or occurrences involves Indemnifiable Losses in excess of the Designated DDOB De Minimis Threshold and (2) until the aggregate amount of the SpecCo Indemnitees’ Indemnifiable Losses with respect to all Designated Dow DDOB Liabilities exceeds $75,000,000 (the “SpecCo Designated Dow DDOB Deductible Amount”), after which MatCo shall be obligated to indemnify the SpecCo Indemnitees for any and all such Indemnifiable Losses in excess of the SpecCo Designated Dow DDOB Deductible Amount; provided that, for purposes of this clause (2) only, Indemnifiable Losses shall include all reasonable costs and expenses (A) actually incurred by the SpecCo Indemnitees, (B) with respect to the demolition and removal of the applicable Historical Dow Discontinued Buildings and Related Improvements, and (C) for which MatCo would have been responsible pursuant to Section 8.12 if, at the time such costs and expenses were incurred by the SpecCo Indemnitees, the aggregate amount of the SpecCo Indemnitees’ Indemnifiable Losses with respect to all Designated Dow DDOB Liabilities had exceeded the SpecCo Designated Dow DDOB Deductible Amount.

(ii) Neither (A) AgCo nor (B) SpecCo shall be required pursuant to this Agreement to indemnify, defend or hold harmless the MatCo Indemnitees from or against Indemnifiable Losses to the extent relating to, arising out of or resulting from any Designated DuPont DDOB Liability (1) unless the claim or series of related claims or other claims arising out of substantially similar facts, circumstances or occurrences involves Indemnifiable Losses in excess of the Designated DDOB De Minimis Threshold and (2) until (x) in the case of AgCo, the aggregate amount of the MatCo Indemnitees’ Indemnifiable Losses with respect to all Designated DuPont DDOB Liabilities constituting Agriculture Liabilities exceeds $37,500,000 (the “MatCo AgCo Designated DuPont DDOB Deductible Amount”), after which AgCo shall be obligated to indemnify the MatCo Indemnitees for any and all such Indemnifiable Losses in excess of the MatCo AgCo Designated DuPont DDOB Deductible Amount; provided that, for purposes of this clause (2)(x) only, Indemnifiable Losses shall include all reasonable costs and expenses (I) actually incurred by the MatCo Indemnitees, (II) with respect to the demolition and removal of the applicable Historical DuPont Discontinued Buildings and Related Improvements, and (III) for which AgCo would have been responsible pursuant to Section 8.12 if, at the time such costs and expenses were incurred by the MatCo Indemnitees, the aggregate amount of the MatCo Indemnitees’ Indemnifiable Losses with respect to all Designated DuPont DDOB Liabilities constituting Agriculture Liabilities had exceeded the MatCo AgCo Designated DuPont DDOB Deductible Amount; or (y) in the case of SpecCo, the aggregate amount of the MatCo Indemnitees’ Indemnifiable Losses with respect to all Designated DuPont DDOB Liabilities constituting Specialty Products Liabilities exceeds $37,500,000 (the “MatCo SpecCo Designated DuPont DDOB Deductible Amount”), after which SpecCo shall be obligated to indemnify the MatCo Indemnitees for any and all such Indemnifiable Losses in excess of the MatCo SpecCo Designated DuPont DDOB Deductible Amount; provided that, for purposes of this clause (2)(y) only, Indemnifiable Losses shall include all reasonable costs and expenses (I) actually incurred by the MatCo Indemnitees, (II) with respect to the demolition and removal of the applicable Historical DuPont Discontinued Buildings and Related Improvements, and (III) for which SpecCo would have been responsible pursuant to Section 8.12 if, at the time such costs and expenses were incurred by the MatCo Indemnitees, the aggregate amount of the MatCo Indemnitees’ Indemnifiable Losses with respect to all Designated DuPont DDOB Liabilities constituting Specialty Products Liabilities had exceeded the MatCo SpecCo Designated DuPont DDOB Deductible Amount.

(iii) Notwithstanding anything to the contrary in this Agreement, after April 1, 2034 (the “Specified Tier 1 DDOB Liability Termination Date”), (i) (A) the MatCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 1 DuPont DDOB Liability and (B) neither AgCo nor SpecCo (nor any member of their respective Groups nor any of their respective Affiliates) shall have, or shall be subject to, any indemnification obligation pursuant to this Agreement to any MatCo Indemnitee to the extent relating to, arising out of, or resulting from any Specified Tier 1 DuPont DDOB Liability, (ii) (A) the AgCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 1 Dow DDOB Liability and (B) none of MatCo or any member of its Group or any of their respective Affiliates shall have, and shall not be subject to, any indemnification obligation pursuant to this Agreement to any AgCo Indemnitee to the extent relating to, arising out of, or resulting from, any Specified Tier 1 Dow DDOB Liability and (iii) (A) the SpecCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 1 Dow DDOB Liability and (B) none of MatCo or any member of its Group or any of their respective Affiliates shall have, and shall not be subject to, any indemnification obligation pursuant to this Agreement to any SpecCo Indemnitee to the extent relating to, arising out of, or resulting from any Specified Tier 1 Dow DDOB Liability, unless, in each case (clauses (i)-(iii)), an Indemnification Notice was provided in respect thereof (or in respect of a Liability arising from the same or substantially similar facts) on or prior to the Specified Tier 1 DDOB Liability Termination Date.

(iv) Notwithstanding anything to the contrary in this Agreement, after April 1, 2024 (the “Specified Tier 2 DDOB Liability Termination Date”), (i) (A) the MatCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 2 DuPont DDOB Liability and (B) neither AgCo nor SpecCo (nor any member of their respective Groups nor any of their respective Affiliates) shall have, or shall be subject to, any indemnification obligation pursuant to this Agreement to any MatCo Indemnitee to the extent relating to, arising out of, or resulting from any Specified Tier 2 DuPont DDOB Liability, (ii) (A) the AgCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 2 Dow DDOB Liability and (B) none of MatCo or any member of its Group or any of their respective Affiliates shall have, and shall not be subject to, any indemnification obligation pursuant to this Agreement to any AgCo Indemnitee to the extent relating to, arising out of, or resulting from, any Specified Tier 2 Dow DDOB Liability and (iii) (A) the SpecCo Indemnitees shall not be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Specified Tier 2 Dow DDOB Liability and (B) none of MatCo or any member of its Group or any of their respective Affiliates shall have, and shall not be subject to, any indemnification obligation pursuant to this Agreement to any SpecCo Indemnitee to the extent relating to, arising out of, or resulting from any Specified Tier 2 Dow DDOB Liability, unless, in each case (clauses (i)-(iii)), an Indemnification Notice was provided in respect thereof (or in respect of a Liability arising from the same or substantially similar facts) on or prior to the Specified Tier 2 DDOB Liability Termination Date.

(v) Notwithstanding anything to the contrary in this Agreement no Indemnitees shall be entitled to indemnification pursuant to this Agreement for any Indemnifiable Loss to the extent relating to, arising out of or resulting from any Liability arising in connection with the breach of any of the covenants and agreements set forth in Section 2.3(b), unless an Indemnification Notice was provided in respect thereof (or in respect of a Liability arising from the same or substantially similar facts) on or prior to the expiration of the statute of limitations under applicable Law applicable to the Third Party Claim(s) underlying such Indemnifiable Loss.

(c) De Minimis Amount.

(i) SpecCo shall not be required to indemnify, defend and hold harmless the MatCo Indemnitees and the AgCo Indemnitees from and against any Indemnifiable Losses pursuant to Section 8.2 unless the aggregate amount of all such Indemnifiable Losses arising from a single claim or a series of related claims arising out of substantially similar facts, circumstances or occurrences exceeds $25,000 (the “De Minimis Amount”) (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not the De Minimis Amount); provided, that in the event that the aggregate amount of Indemnifiable Losses which were not in excess of the De Minimis Amount exceed $10,000,000 (the “Section 8.13(c) Basket”) (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not subject to, or included in any calculation with respect to, the Section 8.13(c) Basket), the De Minimis Amount shall no longer apply, after which SpecCo shall be obligated for all Indemnifiable Losses under Section 8.2 from the first dollar regardless of the Section 8.13(c) Basket.

(ii) MatCo shall not be required to indemnify, defend and hold harmless the SpecCo Indemnitees and the AgCo Indemnitees from and against any Indemnifiable Losses pursuant to Section 8.3 unless the aggregate amount of all such Indemnifiable Losses arising from a single claim or a series of related claims arising out of substantially similar facts, circumstances or occurrences exceeds the De Minimis Amount (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not the De Minimis Amount); provided, that in the event that the aggregate amount of Indemnifiable Losses which were not in excess of the De Minimis Amount exceed the Section 8.13(c) Basket (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not subject to, or included in any calculation with respect to, the Section 8.13(c) Basket), the De Minimis Amount shall no longer apply, after which MatCo shall be obligated for all Indemnifiable Losses under Section 8.3 from the first dollar regardless of the Section 8.13(c) Basket.

(iii) AgCo shall not be required to indemnify, defend and hold harmless the SpecCo Indemnitees and the MatCo Indemnitees from and against any Indemnifiable Losses pursuant to Section 8.4 unless the aggregate amount of all such Indemnifiable Losses arising from a single claim or a series of related claims arising out of substantially similar facts, circumstances or occurrences exceeds the De Minimis Amount (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not the De Minimis Amount); provided, that in the event that the aggregate amount of Indemnifiable Losses which were not in excess of the De Minimis Amount exceed the Section 8.13(c) Basket (other than those subject to the Designated DDOB De Minimis Threshold, which shall be subject thereto but not subject to, or included in any calculation with respect to, the Section 8.13(c) Basket), the De Minimis Amount shall no longer apply, after which AgCo shall be obligated for all Indemnifiable Losses under Section 8.4 from the first dollar regardless of the Section 8.13(c) Basket.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to another Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 9.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) ten (10) years after the applicable Relevant Time (unless an earlier date is specified for such Information on Schedule 9.1(b)(ii)), (ii) the date on which such Information is no longer required to be retained pursuant to Schedule 9.1(b)(ii), (iii) the date on which such Information is no longer required to be retained pursuant to any “Litigation Hold” issued by either Historical DuPont or Historical Dow prior to the MatCo Distribution and set forth on Schedule 9.1(b)(iii)(A) (or, as between AgCo and SpecCo, issued by AgCo or SpecCo after the MatCo Distribution but prior to the AgCo Distribution), (iv) the concluding date of any period as may be required by any applicable Law, (v) with respect to any pending or threatened Action arising after the Relevant Time, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by any other Party of such pending or threatened Action, the concluding date of any such “Litigation Hold,” and (vi) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the applicable other Party that certain Information relating to the Materials Science Business, the Agriculture Business, the Specialty Products Business, the Materials Science Assets, the Agriculture Assets, the Specialty Products Assets, the Materials Science Liabilities, the Agriculture Liabilities, the Specialty Products Liabilities or the transactions contemplated hereby be retained in connection with an Action, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “Litigation Hold”).

(c) SpecCo, MatCo and AgCo intend, and acknowledge that each member of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.

Section 9.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article VIII will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the provision of Employee Records (in which event the Employee Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 5.2) and without limiting the applicable provisions of Article VI and Article VII, and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:

(a) After the applicable Relevant Time and until the date on which SpecCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(a) in accordance with SpecCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, MatCo or AgCo for specific and identified Information (i) which (x) constitutes an Asset of the MatCo Group or AgCo Group, as applicable, and the Transfer of such Asset has not been consummated as of the applicable Relevant Time, or (y) relates to the MatCo Group or AgCo Group or the conduct of the Materials Science Business or the Agriculture Business, as the case may be, up to the MatCo Distribution Date or the AgCo Distribution Date, as applicable solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), SpecCo shall, and shall cause the other members of the SpecCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, MatCo or AgCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the SpecCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 9.2(a)(i), to the extent any originals are delivered to MatCo or AgCo pursuant to this Agreement or the Ancillary Agreements, MatCo or AgCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them to SpecCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that SpecCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to SpecCo or any member of the SpecCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), SpecCo shall not be obligated to, and shall not be obligated to cause the other members of the SpecCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by MatCo or AgCo, provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, SpecCo shall, and shall cause the other members of the SpecCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the MatCo Group or AgCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpecCo shall, and shall cause the other members of the SpecCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, MatCo or AgCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the MatCo Group or AgCo Group has a reasonable need for such originals) in the possession or control of SpecCo or any other member of the SpecCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of MatCo or AgCo (or another member of their respective Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to MatCo or AgCo pursuant to this Agreement or the Ancillary Agreements, MatCo or AgCo shall, at its own expense, return them to SpecCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that SpecCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), SpecCo shall not be obligated to provide such Information requested by MatCo or AgCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, SpecCo shall, and shall cause the other members of the SpecCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(b) After the MatCo Distribution Date and until the date on which MatCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(b) in accordance with MatCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpecCo or AgCo for specific and identified Information (i) which (x) constitutes an Asset of the SpecCo Group or AgCo Group, as applicable, and the Transfer of such Asset has not been consummated as of the applicable Relevant Time, or (y) relates to the SpecCo Group or the AgCo Group or the conduct of the Agriculture Business or the Specialty Products Business, as the case may be, up to the MatCo Distribution Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), MatCo shall, and shall cause the other members of the MatCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpecCo or AgCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the MatCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 9.2(b)(i), to the extent any originals are delivered to SpecCo or AgCo pursuant to this Agreement or the Ancillary Agreements, SpecCo or AgCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them, to MatCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that MatCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to MatCo or any member of the MatCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), MatCo shall not be obligated to, and shall not be obligated to cause the other members of the MatCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by SpecCo or AgCo, provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, MatCo shall, and shall cause the other members of the MatCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the SpecCo Group or AgCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, MatCo shall, and shall cause the other members of the MatCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpecCo or AgCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the SpecCo Group or AgCo Group has a reasonable need for such originals) in the possession or control of MatCo or any other member of the MatCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of SpecCo or AgCo (or another member of their respective Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to SpecCo or AgCo pursuant to this Agreement or the Ancillary Agreements, SpecCo or AgCo shall, at its own expense, return them to MatCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that MatCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), MatCo shall not be obligated to provide such Information requested by SpecCo or AgCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, MatCo shall, and shall cause the other members of the MatCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(c) After the AgCo Distribution Date and until the date on which AgCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(c) in accordance with AgCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpecCo or MatCo for specific and identified Information (i) which (x) constitutes an Asset of the SpecCo Group or MatCo Group, as applicable, and the Transfer of such Asset has not been consummated as of the applicable Relevant Time or (y) relates to the SpecCo Group or MatCo Group or the conduct of the Specialty Products Business or the Materials Science Business, as the case may be, up to the AgCo Distribution Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), AgCo shall, and shall cause the other members of the AgCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpecCo or MatCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the AgCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 9.2(c)(i), to the extent any originals are delivered to SpecCo or MatCo pursuant to this Agreement or the Ancillary Agreements, SpecCo or MatCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them to AgCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that AgCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to AgCo or any member of the AgCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), AgCo shall not be obligated to, and shall not be obligated to cause the other members of the AgCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by SpecCo or MatCo, provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, AgCo shall, and shall cause the other members of the AgCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the SpecCo Group or MatCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person

(including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, AgCo shall, and shall cause the other members of the AgCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpecCo or MatCo, as applicable, and their respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the SpecCo Group or MatCo Group has a reasonable need for such originals) in the possession or control of AgCo or any other member of the AgCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of SpecCo or MatCo (or another member of their respective Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to SpecCo or MatCo pursuant to this Agreement or the Ancillary Agreements, SpecCo or MatCo shall, at its own expense, return them to AgCo within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that AgCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), AgCo shall not be obligated to provide such Information requested by SpecCo or MatCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, AgCo shall, and shall cause the other members of the AgCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(d) Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of any Group) pursuant to this Article IX shall be on an “as is,” “where is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.

(e) Each of SpecCo, MatCo and AgCo shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 5.1 or this Article IX of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 9.3 Disposition of Information.

(a) Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Relevant Time may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 9.1, to use commercially reasonable efforts to within a reasonable time (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided, each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to each other Party prior to taking any action described in this Section 9.3(b) with respect to any Information related to the matters set forth on Schedule 9.3.

Section 9.4 Witness Services. At all times from and after the Relevant Time, each of SpecCo, MatCo and AgCo shall use its commercially reasonable efforts to make available to the others, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (i) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (ii) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to another Party (or member of such other Party’s Group) under this Section 9.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.

Section 9.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 6.3) or any Ancillary Agreement, a Party providing, or causing to be provided, Information or access to Information to another Party (or a member of such Party’s Group) under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 9.6 Confidentiality; Non-Use.

(a) Notwithstanding any termination of this Agreement and except as otherwise provided in the USA-Subject Ancillary Agreements (which shall be governed by the Umbrella Secrecy Agreement), each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or except as otherwise permitted by this Agreement or any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy Agreement), use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy Agreement), (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Relevant Time shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property) of any Party (or another member of its Group) rightfully in the possession of and used by any other Party (or another member of its Group) in the operation of its Business as of the Relevant Time may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the Agriculture Business, the Materials Science Business or the Specialty Products Business, as the case may be; provided, that, except as otherwise expressly permitted in any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy Agreement), such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 9.6(a), provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 12.9.

(c) Each of SpecCo, AgCo and MatCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were Subsidiaries of DowDuPont, Dow and/or DuPont, as applicable. Each of SpecCo, AgCo and MatCo shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the MatCo Distribution between one or more members of the SpecCo Group, MatCo Group and/or AgCo Group (and, as between SpecCo and AgCo and their respective Groups, prior to the AgCo Distribution) (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 9.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 9.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any USA-Subject Ancillary Agreement (including the Umbrella Secrecy Agreement) shall be governed by the terms of such Ancillary Agreement (and, in the case of USA-Subject Ancillary Agreements, the Umbrella Secrecy Agreement). For clarity, to the extent that any USA-Subject Ancillary Agreement or another Contract (other than Ancillary Agreements which are not USA-Subject Ancillary Agreements) pursuant to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 9.6, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto.

Section 9.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered either for (i) the collective benefit of each of the members of the SpecCo Group, the MatCo Group and the AgCo Group (“Collective Benefit Services”), or (ii) the sole benefit of (x) SpecCo (or a member of SpecCo’s Group) in the case of legal and other professional services provided solely in respect of a Specialty Products Asset, a Specialty Products Liability or the Specialty Products Business, (y) AgCo (or a member of AgCo’s Group) in the case of legal and other professional services provided solely in respect of an Agriculture Asset, an Agriculture Liability or the Agriculture Business or (z) MatCo (or a member of MatCo’s Group) in the case of legal and other professional services provided solely in respect of a Materials Science Asset, Materials Science Liability or the Materials Science Business, as the case may be (“Sole Benefit Services”). For the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (x) each of the members of the SpecCo Group, the MatCo Group and the AgCo Group shall be deemed to be the client with respect to Collective Benefit Services, and (y) SpecCo, MatCo or AgCo (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (A) the Parties shall have a shared Privilege for Privileged Information to the extent relating to Collective Benefit Services, and (B) SpecCo, MatCo or AgCo (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of SpecCo (or a member of its Group), MatCo (or a member of its Group) or AgCo (or a member of its Group), as the case may be, while other such post-separation services following the Relevant Time may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of two or more Groups. With respect to such post-separation services and related Privileged Information, the each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:

(i) SpecCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Specialty Products Business, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group. SpecCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Specialty Products Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the SpecCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group;

(ii) MatCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Materials Science Business, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group. MatCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Materials Science Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the MatCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group; and

(iii) AgCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Agriculture Business, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group. AgCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Agriculture Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the AgCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the SpecCo Group, MatCo Group or AgCo Group.

(c) Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 9.7(c) regarding all Privileges not allocated pursuant to the terms of Section 9.7(b) with respect to which the Parties shall have a shared Privilege. All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve a member of two or more Groups in respect of which members of two or more Groups retain any responsibility or Liability under this Agreement, shall be subject to a shared Privilege among them.

(i) Subject to Sections 9.7(c)(ii) and 9.7(c)(iv), no Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which any other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection (the “Privilege Waiver Objection Notice”) is made within twenty (20) days after written notice upon the other Party requesting such consent.

(ii) In the event of any Action or Dispute solely between or among any of the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Party’s Group has a shared Privilege, without obtaining the consent of such other Party (or Parties), as applicable; provided, that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the Action or Dispute between or among the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(iii) In the event of any Action or Dispute involving a third party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, endeavor to minimize any prejudice to the rights of the other Parties (or members of their respective Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.

(iv) If, within fifteen (15) days of receipt by the requesting Party of a written objection pursuant to Section 9.7(c)(i) (the “Privilege Waiver Negotiation Period”), the Parties have not succeeded in negotiating a resolution to any Dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 10.1(c) to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and each Party agrees that any such Privilege shall not be waived by such Party (or any member of its Group) until the final determination of such Dispute in accordance with Section 10.1(c).

(v) Upon receipt by any Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of Information subject to a shared Privilege or as to which another Party has the sole right hereunder to assert a Privilege, or if any Party (or other member of its Group) obtains knowledge that any of its or member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties (and the relevant members of its or their respective Group) a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of SpecCo, MatCo and AgCo as set forth in Sections 9.6 and 9.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 5.1, 6.3, 8.5 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 5.1, 6.3, 8.5 and 9.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 5.1, 6.5 and 8.5 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 9.8 Conflicts Waiver.

(a) Each of the Parties acknowledges, on behalf of itself and each other member of its Group, that DowDuPont and DuPont have retained the counsel set forth on Schedule 9.8(a) (“Historical DuPont Counsel”) to act as their counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Section 9.8 Matters”) and that Historical DuPont Counsel has not acted as counsel for any other Person in connection with the Section 9.8 Matters and that no other party or Person has the status of a client of Historical DuPont Counsel for conflict of interest or any other purposes as a result thereof. MatCo hereby agrees on behalf of itself and each member of its Group that, in the event that a dispute arises between or among (x) any member of the MatCo Group, any MatCo Indemnitee or any of their respective Affiliates, on one hand, and (y) any member of the AgCo Group, any AgCo Indemnitee or any of their respective Affiliates or any member of the SpecCo Group, any SpecCo Indemnitee or any of their respective Affiliates, as applicable, on the other hand, Historical DuPont Counsel may represent any member of the AgCo Group, any AgCo Indemnitee or any of their respective Affiliates or any member of the SpecCo Group, any SpecCo Indemnitee or any of their respective Affiliates, as applicable, in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (x), and even though Historical DuPont Counsel may have represented a Person described in clause (x), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and MatCo hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest in connection with such representation by Historical DuPont Counsel. Each of AgCo, SpecCo and MatCo, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 9.8(a). Each of AgCo, SpecCo and MatCo, on behalf of itself and each other member of its Group, further agrees that Historical DuPont Counsel and their respective partners and employees are third party beneficiaries of this Section 9.8(a).

(b) Each of the Parties acknowledges, on behalf of itself and each other member of its Group, that DowDuPont and Dow have retained the counsel set forth on Schedule 9.8(b) (“Historical Dow Counsel”) to act as their counsel in connection with the Section 9.8 Matters and that Historical Dow Counsel has not acted as counsel for any other Person in connection with the Section 9.8 Matters and that no other party or Person has the status of a client of Historical Dow Counsel for conflict of interest or any other purposes as a result thereof. AgCo and SpecCo hereby agree on behalf of themselves and each member of their Groups that, in the event that a dispute arises between or among (x) any member of the AgCo Group, any AgCo Indemnitee or any of their respective Affiliates or any member of the SpecCo Group, any SpecCo Indemnitee or any of their respective Affiliates, as applicable, on one hand, and (y) any member of the MatCo Group, any MatCo Indemnitee or any of their respective Affiliates, on the other hand, Historical Dow Counsel may represent any member of the MatCo Group, any MatCo Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (x), and even though Historical Dow Counsel may have represented a Person described in clause (x), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and AgCo and SpecCo hereby waive, on behalf of themselves and each other Person described in clause (x), as applicable, any conflict of interest in connection with such representation by Historical Dow Counsel. Each of AgCo, SpecCo and MatCo, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 9.8(b). Each of AgCo, SpecCo and MatCo, on behalf of itself and each other member of its Group, further agrees that Historical Dow Counsel and their respective partners and employees are third party beneficiaries of this Section 9.8(b).

Section 9.9 Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.

Section 9.10 Prior Contracts. Each Party, on behalf of itself and each member of its Group and their respective successors and assigns, acknowledges and agrees that, notwithstanding any Contract governing the use of Intellectual Property or Confidential Information entered into by an employee or contractor of such Party or its Group prior to the Effective Time, to the extent such employee or contractor is working for or on behalf of another Party or a member of its Group after the Effective Time, such employee or contractor shall not be deemed in breach of such Contract due to such employee or contractor using such Intellectual Property or Confidential Information in his or her capacity as an employee or contractor of such other Party (or member of such other Party’s Group), or disclosing such Intellectual Property or Confidential Information to another Party (or member of such Party’s Group) to the extent that this Agreement or an Ancillary Agreement grants a license to, or otherwise permits such other Party (or member of such Party’s Group) to use or have disclosed to it, such Intellectual Property or Confidential Information (and in the case of use by such employee or contractor, solely to the extent such use is permitted by such Party or member of such Party’s Group pursuant to the terms of this Agreement or such Ancillary Agreement).

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Negotiation and Arbitration.

(a) In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including any Action based on contract, tort, statute or constitution, including but not limited to the arbitrability of such controversy, dispute or Action and any controversy, dispute or Action related to Section 9.7 concerning privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.

(b) Negotiation. The following procedures shall apply with respect to Disputes:

(i) Except in (i) cases of Disputes regarding any of the matters set forth in Section 5.6 (in which case the procedure in Section 5.6 shall apply), (ii) cases of Disputes regarding any of the matters subject to the procedures set out in Section 6.2(c) (in which case the procedures set out in Section 6.2(c) shall apply), (iii) cases of Disputes regarding any of the matters subject to the procedures set out in Section 7.1(f), Section 7.2(c)(i) or Section 7.2(c)(iii) (in which case the procedures set out in Section 7.1(f), Section 7.2(c)(i) or Section 7.2(c)(iii), as applicable, shall apply) and (iv) cases of Disputes regarding privilege issues (in which case the procedure in Section 9.7(c) shall apply), (a) either Party may deliver written notice of a Dispute (a “General Dispute Notice”) and (b) the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each relevant Party in writing, exceed ninety (90) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”).

(ii) With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 10.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant Dispute Notice and (y) the expiration of the applicable Negotiation Period.

(iii) All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant Negotiation Period (or the First Non-Compete Discussion Period, the First Shared Historical DuPont Escalation Negotiation Period or the Managing Party First Discussion, where applicable) by any of the Parties (or the other members of their respective Group), their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group) and, in any Action, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or foreign rule and evidence of such discussions shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(c) Arbitration. If the Dispute has not been resolved for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(i) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall appoint one arbitrator in its notice of arbitration and the respondent shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the appointment of the second arbitrator. If there are more than two Parties to the arbitration (with any Parties that are Affiliates of each other being deemed for this purpose only to be a single Party), such Parties shall have twenty (20) days to agree on a panel of three arbitrators. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA according to its Rules.

(ii) In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.

(iii) Arbitration under this Section 10.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(iv) The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary, treble or similar damages, or (B) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the Parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 10.1(c)(vii).

(v) Each Party shall bear its own costs and attorneys’ fees in any arbitration conducted under this Article X, and each party to such arbitration shall bear an equal portion of the fees and expenses of the arbitration including the Arbitral Tribunal’s fees and the fees and expenses of the AAA; provided, however, that the Arbitral Tribunal may award the prevailing party the recovery of its costs and attorneys’ fees and other reasonable and documented out-of-pocket expenses (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the AAA) if the Arbitral Tribunal finds that any of the claims or defenses of the non-prevailing party were frivolous or made in bad faith; provided, further, that if any parties to the arbitration are Affiliates of each other, they shall be counted as a single party to the arbitration for purposes of apportioning such fees and expenses.

(vi) The arbitration shall be held, and the award shall be rendered, in New York County, New York, in the English language.

(vii) The Arbitral Tribunal may, if requested by a Party, consolidate an arbitration with respect to a Dispute (including a Dispute with respect to this Agreement) with any other arbitration with respect to any other Dispute with respect to this Agreement or any dispute with regards to any Designated Ancillary Agreement, if the subject matter thereof is substantially similar or otherwise arises out of or relates essentially to the same or substantially similar facts and, with the prior written consent of the Parties engaged in the applicable disputes, any other disputes between such Parties. Such consolidated arbitration shall be determined by the Arbitral Tribunal appointed for the arbitration proceeding that was commenced first in time, unless otherwise agreed in writing by the applicable Parties to the Dispute.

(viii) The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 12.19. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(ix) In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolution provisions in this Section 10.1, to obtain relief as described in this Section 10.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably consents to the service of process in any action by the mailing of copies of the process to the Parties as provided in Section 12.6. Service effected as provided in this manner will become effective five (5) days after the mailing of the process.

(x) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

(d) Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article X shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article X or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 10.1(d) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 10.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

INSURANCE

Section 11.1 Insurance Matters.

(a) With respect to Liabilities of Historical DuPont that (x) constitute Materials Science Liabilities (other than those incurred by a member of the AgCo Group or the SpecCo Group) or (y) are otherwise incurred by a member of the MatCo Group, in each case to the extent related to or arising from occurrences prior to the date of the MatCo Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the SpecCo Group or the AgCo Group that were members of Historical DuPont, respectively, are hereby assigned by each of SpecCo and AgCo (on behalf of itself and the applicable members of its Group) to the applicable members of the MatCo Group on that same date. SpecCo or AgCo, as applicable, shall (or shall cause the applicable member of its respective Group to) provide the applicable member of the MatCo Group with, from the date of the MatCo Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the MatCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that MatCo shall provide reasonable notice to SpecCo or AgCo, or the relevant member of its respective Group, as applicable, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the MatCo Group to directly submit claims under such Commercial Insurance Policy, MatCo shall, or shall cause the applicable member of the MatCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to SpecCo or AgCo, as applicable, and SpecCo or AgCo, as applicable, shall, or shall cause the relevant member of its respective Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, MatCo (or the applicable member of the MatCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide SpecCo or AgCo, or the relevant member of its respective Group, as applicable, with such documents, forms, or other information necessary for the submission of such claims by SpecCo or AgCo, or the relevant member of its respective Group, on behalf of MatCo (or the applicable member of the MatCo Group);

(iii) MatCo (or the applicable members of the MatCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse SpecCo (and the relevant members of the SpecCo Group) or AgCo (and the relevant member of the AgCo Group), as applicable, for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by SpecCo (or any members of the SpecCo Group) or AgCo (or any members of the AgCo Group), as applicable, to the extent resulting from any access to, or any claims made by MatCo (or any members of the MatCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 11.1(a) (with respect to Materials Science Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by MatCo, a member of the MatCo Group, its or their employees or third parties;

(iv) MatCo (or the applicable members of the MatCo Group) shall bear (and none of SpecCo, AgCo or the members of their respective Group shall have any obligation to repay or reimburse any members of the MatCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by MatCo or any members of the MatCo Group under such Commercial Insurance Policy (unless otherwise constituting an Agriculture Liability or a Specialty Products Liability); and

(v) No member of the MatCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 11.1(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the SpecCo Group or the AgCo Group, on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the SpecCo Group or the AgCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the SpecCo Group or the AgCo Group under such policy; or (z) otherwise compromise or impair the ability of SpecCo or AgCo, as applicable, to enforce its rights with respect to any indemnification under or arising out of this Agreement, and each of SpecCo and AgCo shall have the right to cause MatCo to desist, or cause any other member of the MatCo Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 11.1(a)(v) shall not preclude or otherwise restrict any member of the MatCo Group from reporting claims to insurers in the ordinary course of business.

(b) With respect to Liabilities of Historical DuPont that (x) constitute Agriculture Liabilities (other than those incurred by a member of the SpecCo Group or the MatCo Group) or (y) are otherwise incurred by a member of the AgCo Group, in each case to the extent related to or arising from occurrences prior to the date of the AgCo Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the SpecCo Group that were members of Historical DuPont are hereby assigned by SpecCo (on behalf of itself and the applicable members of its Group) to the applicable members of the AgCo Group on that same date. SpecCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the AgCo Group with, from the date of the AgCo Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the AgCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that AgCo shall provide reasonable notice to SpecCo, or the relevant member of its Group, as applicable, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the AgCo Group to directly submit claims under such Commercial Insurance Policy, AgCo shall, or shall cause the applicable member of the AgCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to SpecCo, and SpecCo shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, AgCo (or the applicable member of the AgCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide SpecCo, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by SpecCo, or the relevant member of its Group, on behalf of AgCo (or the applicable member of the AgCo Group);

(iii) AgCo (or the applicable members of the AgCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse SpecCo (and the relevant members of the SpecCo Group) for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by SpecCo (or any members of the SpecCo Group), to the extent resulting from any access to, or any claims made by AgCo (or any members of the AgCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 11.1(b) (with respect to Agriculture Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by AgCo, a member of the AgCo Group, its or their employees or third parties;

(iv) AgCo (or the applicable members of the AgCo Group) shall bear (and none of SpecCo or the members of its Group shall have any obligation to repay or reimburse any members of the AgCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by AgCo or any members of the AgCo Group under such Commercial Insurance Policy (unless otherwise constituting a Materials Science Liability or a Specialty Products Liability); and

(v) No member of the AgCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 11.1(b), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the SpecCo Group, on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the SpecCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the SpecCo Group under such policy; or (z) otherwise compromise or impair the ability of SpecCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and SpecCo shall have the right to cause AgCo to desist, or cause any other member of the AgCo Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 11.1(b)(v) shall not preclude or otherwise restrict any member of the AgCo Group from reporting claims to insurers in the ordinary course of business.

(c) With respect to Liabilities of Historical Dow that (x) constitute Specialty Products Liabilities (other than those incurred by a member of the MatCo Group or the AgCo Group) or (y) are otherwise incurred by a member of the SpecCo Group, in each case to the extent related to or arising from occurrences prior to the date of the AgCo Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the AgCo Group that were members of Historical Dow are hereby assigned by AgCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpecCo Group on that same date. AgCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the SpecCo Group with, from the date of the AgCo Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the SpecCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that SpecCo shall provide reasonable notice to AgCo, or the relevant member of its respective Group, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the SpecCo Group to directly submit claims under such Commercial Insurance Policy, SpecCo shall, or shall cause the applicable member of the SpecCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to AgCo, and AgCo shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, SpecCo (or the applicable member of the SpecCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide AgCo, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by AgCo, or the relevant member of its Group, on behalf of SpecCo (or the applicable member of the SpecCo Group);

(iii) SpecCo (or the applicable members of the SpecCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse AgCo (and the relevant members of the AgCo Group) for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by AgCo (or any members of the AgCo Group) to the extent resulting from any access to, or any claims made by SpecCo (or any members of the SpecCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 11.1(c) (with respect to Specialty Products Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by SpecCo, a member of the SpecCo Group, its or their employees or third parties;

(iv) SpecCo (or the applicable members of the SpecCo Group) shall bear (and none of AgCo or the members of its Group shall have any obligation to repay or reimburse any members of the SpecCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpecCo or any members of the SpecCo Group under such Commercial Insurance Policy (unless otherwise constituting an Agriculture Liability or a Materials Science Liability); and

(v) No member of the SpecCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 11.1(c), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the AgCo Group on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the AgCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the AgCo Group under such policy; or (z) otherwise compromise or impair the ability of AgCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and AgCo and shall have the right to cause SpecCo to desist, or cause any other member of the SpecCo group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 11.1(c)(v) shall not preclude or otherwise restrict any member of the SpecCo Group from reporting claims to insurers in the ordinary course of business.

(d) With respect to Liabilities of Historical Dow that (x) constitute Agriculture Liabilities (other than those incurred by a member of the SpecCo Group or a the MatCo Group) or (y) are otherwise incurred by a member of the AgCo Group, in each case to the extent related to or arising from occurrences prior to the date of the MatCo Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the MatCo Group that were members of Historical Dow are hereby assigned by MatCo (on behalf of itself and the applicable members of its Group) to the applicable members of the AgCo Group on that same date. MatCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the AgCo Group with, from the date of the MatCo Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the AgCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that AgCo shall provide reasonable notice to MatCo, or the relevant member of its Group, as applicable, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the AgCo Group to directly submit claims under such Commercial Insurance Policy, AgCo shall, or shall cause the applicable member of the AgCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to MatCo, and MatCo shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, AgCo (or the applicable member of the AgCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide MatCo, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by MatCo, or the relevant member of its Group, on behalf of AgCo (or the applicable member of the AgCo Group);

(iii) AgCo (or the applicable members of the AgCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse MatCo (and the relevant members of the MatCo Group), as applicable, for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by MatCo (or any members of the MatCo Group), to the extent resulting from any access to, or any claims made by AgCo (or any members of the AgCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 11.1(d) (with respect to Agriculture Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by AgCo, a member of the AgCo Group, its or their employees or third parties;

(iv) AgCo (or the applicable members of the AgCo Group) shall bear (and none of MatCo or the members of the MatCo Group shall have any obligation to repay or reimburse any members of the AgCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by AgCo or any members of the AgCo Group under such Commercial Insurance Policy (unless otherwise constituting a Materials Science Liability or a Specialty Products Liability); and

(v) No member of the AgCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 11.1(d), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the MatCo Group, on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the MatCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the MatCo Group under such policy; or (z) otherwise compromise or impair the ability of MatCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and MatCo shall have the right to cause AgCo to desist, or cause any other member of the AgCo Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 11.1(d)(v) shall not preclude or otherwise restrict any member of the AgCo Group from reporting claims to insurers in the ordinary course of business.

(e) With respect to Liabilities of Historical Dow that (x) constitute Specialty Products Liabilities (other than those incurred by a member of the AgCo Group or a the MatCo Group) or (y) are otherwise incurred by a member of the SpecCo Group, in each case to the extent related to or arising from occurrences prior to the date of the MatCo Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the MatCo Group that were members of Historical Dow are hereby assigned by MatCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpecCo Group on that same date. MatCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the SpecCo Group with, from the date of the MatCo Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the SpecCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that SpecCo shall provide reasonable notice to MatCo, or the relevant member of its Group, as applicable, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the SpecCo Group to directly submit claims under such Commercial Insurance Policy, SpecCo shall, or shall cause the applicable member of the SpecCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to MatCo, and MatCo shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, SpecCo (or the applicable member of the SpecCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide MatCo, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by MatCo, or the relevant member of its Group, on behalf of SpecCo (or the applicable member of the SpecCo Group);

(iii) SpecCo (or the applicable members of the SpecCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse MatCo (and the relevant member of the MatCo Group), as applicable, for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by MatCo (or any members of the MatCo Group), as applicable, to the extent resulting from any access to, or any claims made by SpecCo (or any members of the SpecCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 11.1(e) (with respect to Specialty Products Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by SpecCo, a member of the SpecCo Group, its or their employees or third parties;

(iv) SpecCo (or the applicable members of the SpecCo Group) shall bear (and none of MatCo or the members of the MatCo Group shall have any obligation to repay or reimburse any members of the SpecCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpecCo or any members of the SpecCo Group under such Commercial Insurance Policy (unless otherwise constituting an Agriculture Liability or a Materials Science Liability); and

(v) No member of the SpecCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 11.1(e), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the MatCo Group, on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the MatCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the MatCo Group under such policy; or (z) otherwise compromise or impair the ability of MatCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and MatCo shall have the right to cause SpecCo to desist, or cause any other member of the SpecCo group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 11.1(e)(v) shall not preclude or otherwise restrict any member of the SpecCo Group from reporting claims to insurers in the ordinary course of business.

(f) With respect to any Commercial Insurance Policies whose rights are shared between and/or among SpecCo, AgCo and MatCo (or any member of their respective Group), respectively, claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Commercial Insurance Policies shall be reduced, in each case, in accordance with the terms of such Commercial Insurance Policies and without any priority or preference shown or given to any of SpecCo, AgCo or MatCo (or any member of their respective Group), absent any written agreement otherwise; provided, however, none of SpecCo, AgCo or MatCo (or any member of their respective Group) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.

Section 11.2 Liability Policies.

(a) After the MatCo Distribution, the members of the SpecCo Group shall not, without the Consent of any affected Person within the MatCo Group (or the Consent of MatCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability and cyber data breach or any other liability policy, as maintained by the members of the SpecCo Group prior to the MatCo Distribution (collectively, “SpecCo Liability Policies”) in respect of occurrences, or alleged injury or damage taking place prior to the MatCo Distribution (for the avoidance of doubt, (a) the expiration of any SpecCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the SpecCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the MatCo Group who is or was covered under the SpecCo Liability Policies). Subject to Section 11.1(a), the members of the SpecCo Group shall reasonably cooperate with any Person who is or was covered by any SpecCo Liability Policy at or prior to the MatCo Distribution in such Person’s pursuit of any coverage claims under such SpecCo Liability Policies that would inure to the benefit of such Person. The members of the SpecCo Group shall allow the members of the MatCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant SpecCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the MatCo Group, including their respective directors and their respective officers.

(b) After the MatCo Distribution, the members of the AgCo Group shall not, without the Consent of any affected Person within the MatCo Group (or the Consent of MatCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of such Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability policies and cyber data breach or any other liability policy, as maintained by the members of the AgCo Group prior to the MatCo Distribution (collectively, “AgCo Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the MatCo Distribution (for the avoidance of doubt, (a) the expiration of any AgCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the AgCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the MatCo Group who is or was covered under the AgCo Liability Policies). Subject to Section 11.1(a), the members of the AgCo Group shall reasonably cooperate with any Person who is or was covered by any AgCo Liability Policy at or prior to the MatCo Distribution in such Person’s pursuit of any coverage claims under such AgCo Liability Policies that would inure to the benefit of such Person. The members of the AgCo Group shall allow the members of the MatCo Group and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant AgCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the MatCo Group, including their respective directors and their respective officers.

(c) After the AgCo Distribution, the members of the SpecCo Group shall not, without the Consent of any affected Person within the AgCo Group (or the Consent of AgCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the SpecCo Liability Policies in respect of occurrences or alleged injury or damage taking place prior to the AgCo Distribution (for the avoidance of doubt, (a) the expiration of any SpecCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the SpecCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the AgCo Group who is or was covered under the SpecCo Liability Policies). Subject to Section 11.1(b), the members of the SpecCo Group shall reasonably cooperate with any Person who is or was covered by any SpecCo Liability Policy at or prior to the AgCo Distribution in such Person’s pursuit of any coverage claims under such SpecCo Liability Policies that would inure to the benefit of such Person. The members of the SpecCo Group shall allow the members of the AgCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant SpecCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the AgCo Group, including their respective directors and their respective officers.

(d) After the MatCo Distribution, the members of the MatCo Group shall not, without the Consent of any affected Person within the AgCo Group (or the Consent of AgCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability policies and cyber data breach or any other liability policy, as maintained by the members of the MatCo Group prior to the MatCo Distribution (collectively, “MatCo Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the MatCo Distribution (for the avoidance of doubt, (a) the expiration of any MatCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the MatCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the AgCo Group who is or was covered under the MatCo Liability Policies); provided, that MatCo may amend or modify the Dow Captive Policies in a manner that is not inconsistent with Section 11.5 herein and in accordance with the practices of Dow prior to the MatCo Distribution and in a non-discriminatory manner as between any member of the MatCo Group, on the one hand, and any affected Person within the AgCo Group, on the other hand. Subject to Section 11.1(b), the members of the MatCo Group shall reasonably cooperate with any Person who is or was covered by any MatCo Liability Policy at or prior to the MatCo Distribution in such Person’s pursuit of any coverage claims under such MatCo Liability Policies that would inure to the benefit of such Person. The members of the MatCo Group shall allow the members of the AgCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant MatCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the AgCo Group, including their respective directors and their respective officers.

(e) After the MatCo Distribution, the members of the MatCo Group shall not, without the Consent of any affected Person within the SpecCo Group (or the Consent of SpecCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the MatCo Liability Policies in respect of occurrences or alleged injury or damage taking place prior to the MatCo Distribution (for the avoidance of doubt, (a) the expiration of any MatCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the MatCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the SpecCo Group who is or was covered under the MatCo Liability Policies); provided, that MatCo may amend or modify the Dow Captive Policies in a manner that is not inconsistent with Section 11.5 herein and in accordance with the practices of Dow prior to the MatCo Distribution and in a non-discriminatory manner as between any member of the MatCo Group, on the one hand, and any affected Person within the SpecCo

Group, on the other hand. Subject to Section 11.1(c), the members of the MatCo Group shall reasonably cooperate with any Person who is or was covered by any MatCo Liability Policy at or prior to the MatCo Distribution in such Person’s pursuit of any coverage claims under such MatCo Liability Policies that would inure to the benefit of such Person. The members of the MatCo Group shall allow the members of the SpecCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant MatCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the SpecCo Group, including their respective directors and their respective officers.

(f) After the AgCo Distribution, the members of the AgCo Group shall not, without the consent of any affected Person within the SpecCo Group (or the Consent of SpecCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under AgCo Liability Policies in respect of occurrences or alleged injury or damage taking place prior to the AgCo Distribution (for the avoidance of doubt, (a) the expiration of any AgCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (b) the submission of a claim by any member of the AgCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the SpecCo Group who is or was covered under the AgCo Liability Policies). Subject to Section 11.1(c), the members of the AgCo Group shall reasonably cooperate with any Person who is or was covered by any AgCo Liability Policy at or prior to the AgCo Distribution, in their pursuit of any coverage claims under such AgCo Liability Policies that would inure to the benefit of such Person. The members of the AgCo Group shall allow the members of the SpecCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant AgCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the SpecCo Group, including their respective directors and their respective officers.

Section 11.3 Coverage After Transfer of Assets and Liabilities.

(a) On the date of the MatCo Distribution and thereafter, it is the responsibility of the MatCo Group to obtain continuing insurance coverage for the Assets of the MatCo Group and for the Liabilities of the MatCo Group accruing after the date of the MatCo Distribution. To the extent that any member of the MatCo Group obtains continued coverage for its Assets or Liabilities under Commercial Insurance Policies issued to AgCo or SpecCo prior to the MatCo Distribution and then covering those Assets or Liabilities, MatCo shall be responsible for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses associated with any Insurance Proceeds collected by any member of the MatCo Group under those policies, and AgCo and SpecCo shall not (and shall cause the other members of their respective Groups not to) agree to an exclusion for claims based on wrongful acts or occurrences up to and including the MatCo Distribution Date to the extent such exclusion would preclude coverage for MatCo Group, but would not preclude coverage for AgCo Group or SpecCo Group, respectively.

(b) On the date of the MatCo Distribution and thereafter, it is the responsibility of the AgCo Group to obtain continuing insurance coverage for the Assets of the AgCo Group and for the Liabilities of the AgCo Group accruing after the date of the AgCo Distribution. To the extent that any member of the AgCo Group obtains continued coverage for its Assets or Liabilities under Commercial Insurance Policies issued to MatCo or SpecCo prior to the MatCo Distribution and then covering those Assets or Liabilities, AgCo shall be responsible for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses associated with any Insurance Proceeds collected by any member of the AgCo Group under those policies, and MatCo and SpecCo shall not (and shall cause the other members of their respective Groups not to) agree to an exclusion for claims based on wrongful acts or occurrences up to and including the MatCo Distribution Date to the extent such exclusion would preclude coverage for AgCo Group, but would not preclude coverage for MatCo Group or SpecCo Group, respectively.

(c) On the date of the MatCo Distribution and thereafter, it is the responsibility of the SpecCo Group to obtain continuing insurance coverage for the Assets of the SpecCo Group and for the Liabilities of the SpecCo Group accruing after the date of the MatCo Distribution. To the extent that any member of the SpecCo Group obtains continued coverage for its Assets or Liabilities under Commercial Insurance Policies issued to AgCo or MatCo prior to the MatCo Distribution and then covering those Assets or Liabilities, SpecCo shall be responsible for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses associated with any Insurance Proceeds collected by any member of the SpecCo Group under those policies, and AgCo and MatCo shall not (and shall cause the other members of their respective Groups not to) agree to an exclusion for claims based on wrongful acts or occurrences up to and including the MatCo Distribution Date to the extent such exclusion would preclude coverage for SpecCo Group, but would not preclude coverage for AgCo Group or MatCo Group, respectively.

Section 11.4 Cooperation.

(a) With respect to the SpecCo Liability Policies, for claims (i) arising from wrongful acts or occurrences prior to the applicable Relevant Time, and (ii) for which SpecCo, in accordance with Sections 11.1(a) or 11.1(b), as applicable, is providing to MatCo or AgCo (or any member of their respective Group) access to, and the right to make claims under, the applicable SpecCo Liability Policy, SpecCo shall, and shall cause the other members of its Group to, subject to the terms of Sections 11.1(a) or 11.1(b), as applicable, reasonably cooperate with MatCo and AgCo with respect to the submission of such claims by MatCo or AgCo (or the applicable member of their respective Group) to insurers issuing such policies.

(b) With respect to the MatCo Liability Policies, for claims (i) arising from wrongful acts or occurrences prior to the applicable Relevant Time, and (ii) for which MatCo, in accordance with Sections 11.1(b) or 11.1(c), as applicable, is providing to SpecCo or AgCo (or any member of their respective Group) access to, and the right to make claims under, the applicable MatCo Liability Policy, MatCo shall, and shall cause the other members of its Group to, subject to the terms of Sections 11.1(b) or 11.1(c), as applicable, reasonably cooperate with SpecCo and AgCo with respect to the submission of such claims by SpecCo or AgCo (or the applicable member of their respective Group) to insurers issuing such policies.

(c) With respect to the AgCo Liability Policies, for claims (i) arising from wrongful acts or occurrences prior to the applicable Relevant Time, and (ii) for which AgCo, in accordance with Sections 11.1(a) or 11.1(c), as applicable, is providing to SpecCo or MatCo (or any member of their respective Group) access to, and the right to make claims under, the applicable AgCo Liability Policy, AgCo shall, and shall cause the other members of its Group to, subject to the terms of Sections 11.1(a) or 11.1(c), as applicable, reasonably cooperate with MatCo and SpecCo with respect to the submission of such claims by SpecCo or MatCo (or the applicable member of their respective Group) to insurers issuing such policies.

(d) The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. If any Liabilities involve claims against two or more parties accruing both before and after the respective Distribution Dates, those Parties may jointly make claims for coverage under applicable Shared Policies, and said Parties will cooperate with each other in pursuit of such coverage, with the Insurance Proceeds relating thereto first used to reimburse the Parties for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, and the remaining amounts to be allocated among the Parties in an equitable manner.

Section 11.5 Captive Insurance Matters. With respect to Liabilities of Historical Dow that (x) constitute Agriculture Liabilities (other than those incurred by a member of the MatCo Group) or Specialty Products Liabilities (other than those incurred by a member of the MatCo Group) or (y) are otherwise incurred by a member of the AgCo Group or SpecCo Group, whether presently known or unknown, to the extent related to or arising from occurrences prior to the date of the MatCo Distribution, any rights to insurance coverage applicable to those Liabilities arising under insurance policies and/or reinsurance policies issued by the Dow Insurer (collectively, the “Dow Captive Policies”) are hereby assigned by MatCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpecCo Group or AgCo Group, respectively. Pursuant to such assignment, SpecCo or AgCo (and the applicable member of their respective Groups) shall, from the date of the MatCo Distribution, have access to, and have the right to make claims under, the applicable Dow Captive Policies; provided, that such access to, and the right to make claims under, such Dow Captive Policies shall be subject to the terms, conditions and exclusions of such policies, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses (except any of the foregoing that restrict or otherwise modify the coverage available as a result of a Person no longer constituting an Affiliate or Subsidiary of any member of the MatCo Group); and provided that the Dow Captive Policies shall be endorsed as necessary to effectuate the benefit of the foregoing assignment of insurance rights to the SpecCo Group and the AgCo Group. MatCo hereby agrees, on behalf of itself and Dow Insurer, that all notices sent by Historical DuPont to the Dow Insurer prior to the MatCo Distribution shall be deemed to have been noticed to the Dow Insurer prior to the MatCo Distribution by the applicable members of Historical Dow that are a member of the AgCo Group or SpecCo Group (or by Dow if such Dow Captive Policies do not allow for notices to be sent directly by the members of Historical Dow that are members of the AgCo Group or SpecCo Group). The applicable Dow Insurer shall accept and provide coverage for such Liabilities after the MatCo Distribution (including in respect of any such Liabilities for which the applicable Dow Insurer has accepted coverage or is paying Insurance Proceeds, including those set forth on Schedule

11.5, for which a description of such coverage or payment of Insurance Proceeds is set forth therein), pursuant to the terms of the relevant Dow Captive Policies and in accordance with its practices prior to the MatCo Distribution (including applying coverage on a first exposure/single date of loss basis for occurrence-based coverage provided by Dow Captive Policies). Upon written request by SpecCo or AgCo for the applicable Dow Insurer to confirm in writing that coverage for any such Liability will continue under the relevant Dow Captive Policies after the MatCo Distribution in accordance with this Section 11.5, the applicable Dow Insurer will provide such written confirmation within a commercially reasonable time. Upon receipt of invoices and adequate and complete documentation from AgCo and SpecCo (reasonably satisfactory to the applicable Dow Insurer), the applicable Dow Insurer shall remit payments for such pre-existing coverage in accordance with its practices prior to the date of the MatCo Distribution. Notwithstanding anything to the contrary set forth herein or in any of the Ancillary Agreements, except as expressly set forth in this Section 11.5, the Dow Insurer shall not be required to provide any insurance coverage to AgCo or SpecCo or any of their respective Affiliates. For the avoidance of doubt: (i) Dow Captive Policies that reinsure fronting insurance policies issued by a Commercial Insurer to any member of the MatCo Group shall provide reinsurance for those Liabilities of Historical Dow that (x) constitute Specialty Products Liabilities (other than those incurred by a member of the MatCo Group) or Agriculture Liabilities (other than those incurred by a member of the MatCo Group) or (y) are otherwise incurred by a member of the SpecCo Group or AgCo Group, to the extent relating to or arising from occurrences commencing prior to the date of the MatCo Distribution, pursuant to this Agreement in the same manner as if those Liabilities had been incurred by a member of Historical Dow that continued to be a member of the MatCo Group, such that each member of the SpecCo Group and AgCo Group, as applicable, will receive the benefit of both the fronting coverage and the corresponding reinsurance coverage provided by the Dow Insurer; and (ii) the Dow Captive Policies shall not be required to provide insurance coverage or reinsurance coverage, as the case may be, to or for the benefit of any member of the SpecCo Group or the AgCo Group with respect to Liabilities, to the extent relating to or arising from occurrences commencing after the date of the MatCo Distribution.

Section 11.6 No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety (as opposed to an assignment of rights under a policy), nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of any Party under or with respect to any Shared Policy and related programs, or any other contract or policy of insurance, and the Parties reserve all their rights thereunder.

Section 11.7 Agreement for Waiver of Conflict and Shared Defense. In the event of any action by members of two or more Groups to recover or obtain Insurance Proceeds under a Shared Policy, or to defend any action by an insurer attempting to restrict or deny any coverage benefits under a Shared Policy, the Parties (or the applicable member of such Party’s Group) may join in any such Action and be represented by joint counsel and each Party shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct any such action.

Section 11.8 Certain Matters Relating to Organizational Documents. (a) For a period of six (6) years from the Final Separation Date, the Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws of SpecCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of SpecCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Final Separation Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Relevant Time, were indemnified under such Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by SpecCo’s stockholders, (b) for a period of six (6) years from the AgCo Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of AgCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of AgCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Final Separation Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the AgCo Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by AgCo’s stockholders and (c) for a period of six (6) years from the MatCo Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of MatCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of MatCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the MatCo Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the MatCo Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by MatCo’s stockholders.

Section 11.9 Directors and Officers Liability Insurance.

(a) Effective on the MatCo Distribution Date, MatCo shall purchase and obtain, in such amounts and on such terms as it deems appropriate, directors and officers liability insurance policies to cover the MatCo Group and the insured persons thereof, for claims first made after the MatCo Distribution Date, which claims are based on wrongful acts committed or allegedly committed after the MatCo Distribution Date. Such insurance policies, and the limits thereof, shall be separate from (i) DowDuPont’s directors and officers liability insurance policies, and the limits thereof, in force as of the MatCo Distribution Date, as well as (ii) directors and officers liability insurance policies purchased by AgCo and SpecCo as further described in Sections 11.9(b) and (c), and the limits thereof.

(b) Effective on the AgCo Distribution Date, AgCo shall purchase and obtain, in such amounts and on such terms as it deems appropriate, directors and officers liability insurance policies to cover the AgCo Group and the insured persons thereof, for claims first made after the AgCo Distribution Date, which claims are based on wrongful acts committed or allegedly committed after the AgCo Distribution Date. Such insurance policies, and the limits thereof, shall be separate from (i) DowDuPont’s directors and officers liability insurance policies in force, and the limits thereof, as of the AgCo Distribution Date, as well as (ii) directors and officers liability insurance policies purchased by MatCo and SpecCo as further described in Sections 11.9(a) and (c), and the limits thereof.

(c) Effective on the AgCo Distribution Date, SpecCo shall purchase and obtain, in such amounts and on such terms as it deems appropriate, directors and officers liability insurance policies to cover the SpecCo Group and the insured persons thereof, for claims first made after the AgCo Distribution Date, which claims are based on wrongful acts committed or allegedly committed after the AgCo Distribution Date. Such insurance policies, and the limits thereof, shall be separate from (i) DowDuPont’s directors and officers liability insurance policies, and the limits thereof, in force as of the AgCo Distribution Date as well as (ii) directors and officers liability insurance policies purchased by MatCo and AgCo as further described in Sections 11.9(a) and 11.9(b), and the limits thereof.

(d) Effective on the MatCo Distribution Date, DowDuPont shall ensure that, with respect to each of DowDuPont’s directors and officers liability insurance policies then in force, coverage under such policies is continued or, as necessary extended, in favor of the MatCo Group and the insured persons thereof for claims that are both (i) first made on or after the MatCo Distribution Date through the end of the policy period of such policies (subject to such further date as provided for in Sections 11.9(e) and 11.9(f)), and (ii) based either (A) on wrongful acts committed or allegedly committed on or before the MatCo Distribution Date or (B) on related wrongful acts, of which one or more of such related wrongful acts was committed or allegedly committed, on or before the MatCo Distribution Date, including such claims based on the separation transactions provided for in this Agreement.

(e) Effective on the AgCo Distribution Date, each of DowDuPont’s directors and officers liability insurance policies then in force shall become run-off policies with a six year tail and shall cease providing coverage for claims made to the extent based on wrongful acts committed or allegedly committed after the AgCo Distribution Date, except as provided below in Section 11.9(f).

(f) Effective on the AgCo Distribution Date, DowDuPont shall purchase and obtain, with respect to each of DowDuPont’s directors and officers liability insurance policies then in force, a six-year tail extending coverage provided by such policies and the limits thereof in favor of the MatCo Group, AgCo Group, SpecCo Group and the insured persons thereof as follows; provided, that (x) on or prior to the MatCo Distribution Date, DowDuPont shall have definitively arranged for the purchase of such tail coverage, and (y) after the MatCo Distribution Date, but prior to the AgCo Distribution Date, DowDuPont shall not amend, modify or change any of the terms and conditions of such arranged tail coverage without the prior written consent of MatCo; and (z) the financial responsibility for the purchase of this six-year tail-extending coverage shall be borne 50% by the MatCo Group, 25% by the AgCo Group and 25% by the SpecCo Group.

(i) With respect to the AgCo Group and SpecCo Group and the insured persons thereof, the six year tail coverage afforded by such policies shall apply to claims that are both (i) first made on or after the AgCo Distribution Date to a date six (6) years thereafter; and are (ii) based either (A) on wrongful acts committed or allegedly committed on or before the AgCo Distribution Date, or (B) on related wrongful acts, of which one or more of such related wrongful acts was committed or allegedly committed, on or before the AgCo Distribution Date, including such claims based on the separation transactions provided for in this Agreement;

(ii) With respect to the MatCo Group and the insured persons thereof, the six year tail coverage afforded by such policies shall apply to claims that are both (i) first made on or after the AgCo Distribution Date to a date six (6) years thereafter; and are (ii) based either (A) on wrongful acts committed or allegedly committed on or before the MatCo Distribution Date, or (B) on related wrongful acts, of which one or more of such related wrongful acts was committed or allegedly committed, on or before the MatCo Distribution Date, including such claims based on the separation transactions provided for in this Agreement; and

(iii) Such DowDuPont directors and officers liability insurance policies, including the six year tail, and the limits thereof, shall be separate from the directors and officers liability insurance policies purchased by MatCo, AgCo and SpecCo, as further described in Sections 11.9(a), 11.9(b) and 11.9(c), and the limits thereof. Such DowDuPont directors and officers liability insurance policies, including the six year tail, and the limits thereof, shall apply to the interests of each of MatCo, AgCo and Spec Co, and their respective insured persons in accordance with the terms and conditions of such policies, and nothing in this Section shall be deemed to prioritize the interests of one insured over another insured under such policies.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distributions, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI or the application of Article XII to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) either (1) each of AgCo, MatCo and SpecCo has executed such agreement (for the avoidance of doubt, members of their respective Groups shall not qualify) on or prior to the MatCo Distribution Date or (2) after the MatCo Distribution, such agreement has been executed after the MatCo Distribution Date by a member of the Group that it is to be enforced against. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 12.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 12.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 12.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.5 Expenses. Except as otherwise provided (i) in this Agreement or (ii) in any Ancillary Agreement, the Parties agree that SpecCo shall be responsible for all out-of-pocket fees and expenses incurred, or to be incurred by SpecCo and directly related to the consummation of the financing transactions contemplated hereby (including third party professional fees (e.g., outside legal, banking and accounting fees)) and fees and expenses incurred in connection with the preparation, execution, delivery and implementation of the Financing Disclosure Documents. Except as otherwise provided (i) in this Agreement or (ii) in any Ancillary Agreement, (w) MatCo shall be liable for costs and expenses incurred, or to be incurred by Historical Dow or MatCo and directly related to the consummation of the transactions contemplated hereby including third party professional fees (e.g., outside legal and accounting fees) and fees and expenses incurred in connection with the preparation, execution and delivery and implementation of this Agreement, costs and expenses relating to such Party’s Distribution Disclosure Documents in connection with the Internal Reorganization and the applicable Distribution (including, printing, mailing and filing fees), costs and expenses incurred with the listing of such Party’s common stock on a stock exchange in connection with the applicable Distribution Date and internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party) and costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the Internal Reorganization (collectively “Transaction Expenses”), including those allocated to MatCo pursuant to clause (v) of the definition of Materials Science Liabilities, (x) AgCo shall be liable for costs and expenses incurred, or to be incurred by members of the AgCo Group which were a part of Historical DuPont and directly related to the consummation of the transactions contemplated hereby, including Transaction Expenses, (y) SpecCo shall be liable for costs and expenses incurred, or to be incurred by members of the SpecCo Group which were a part of Historical DuPont and directly related to the consummation of the transactions contemplated hereby, including Transaction Expenses and (z) to the extent not addressed by clauses (x) or (y) of this Section 12.5, SpecCo shall be liable for the Specialty Products Shared Historical DuPont Percentage, and AgCo shall be liable for the Agriculture Shared Historical DuPont Percentage, of costs and expenses incurred, or to be incurred, by Historical DuPont and directly related to the consummation of the transactions contemplated hereby, including Transaction Expenses (collectively, “Separation Expenses”); provided; however, in the event of any inconsistency between clauses (x)-(z) of this Section 12.5, on one hand, and clauses (v) and (xiv)(b) of the definition of Agriculture Liabilities and clauses (iv) and (xiii)(b) of the definition of Specialty Products Liabilities, on the other hand, clauses (v) and (xiv)(b) of the definition of Agriculture Liabilities and clauses (iv) and (xiii)(b) of the definition of Specialty Products Liabilities shall control.

Section 12.6 Notices. All notices and other communications to be given to any Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.6):

Prior to the AgCo Distribution:

To SpecCo or AgCo:

DowDuPont Inc.

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, DE 19805

Attn: Stacy L. Fox

Email: Stacy.L.Fox@dupont.com

Facsimile: (302) 994-5094

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:                    Brandon Van Dyke, Esq.

Email:                          Brandon.VanDyke@skadden.com

Facsimile:                    (917) 777-3743

To MatCo:

The Dow Chemical Company

2211 H.H. Dow Way

Midland, MI 48674

Attn: Amy Wilson

Email: aewilson@dow.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention:                    George A. Casey, Esq.

                                     Heiko Schiwek, Esq.

Email:                          George.Casey@Shearman.com

                                     HSchiwek@Shearman.com

Facsimile:                   (212) 848-7179

Following the Final Separation Date:

To SpecCo:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:                    Brandon Van Dyke, Esq.

Email:                          Brandon.VanDyke@skadden.com

Facsimile:                    (917) 777-3743

To MatCo:

The Dow Chemical Company

2211 H.H. Dow Way

Midland, MI 48674

Attn: Amy Wilson

Email: aewilson@dow.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention:                    George A. Casey, Esq.

                                     Heiko Schiwek, Esq.

Email:                         George.Casey@Shearman.com

                                     HSchiwek@Shearman.com

Facsimile:                   (212) 848-7179

To AgCo:

Corteva, Inc.

974 Centre Road, Building 735

Wilmington, DE 19805

Attn: General Counsel

Email: cornel.b.fuerer@corteva.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:                    Brandon Van Dyke, Esq.

Email:                          Brandon.VanDyke@skadden.com

Facsimile:                    (917) 777-3743

Section 12.7 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 12.8 Amendments. Subject to the terms of Section 12.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 12.9 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 12.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

Section 12.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.11 Certain Termination and Amendment Rights. This Agreement (including Article VIII hereof) may be terminated at any time prior to the MatCo Distribution Date by and in the sole discretion of the Board without the approval of MatCo or AgCo or the stockholders of DowDuPont and, in the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. The MatCo Distribution may be amended, modified or abandoned at any time prior to the MatCo Distribution Date and the AgCo Distribution may be amended, modified or abandoned at any time prior to the AgCo Distribution Date, in each case, by and in the sole discretion of the Board without the approval of MatCo or AgCo or the stockholders of DowDuPont, provided, that no such amendment, modification or abandonment of the AgCo Distribution shall affect any provisions of, or any obligations under, this Agreement that are for the benefit of MatCo or any member of its Group, or prejudice or otherwise adversely affect any rights of MatCo or any member of its Group under this Agreement. After the MatCo Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VIII, Section 11.2 or Section 11.8 shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 12.12 Payment Terms.

(a) Except as set forth in Article VIII or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to another Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VIII or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which AgCo, MatCo and SpecCo shall jointly determine, each acting in good faith.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 12.12(a), subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to LIBOR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by SpecCo, MatCo or AgCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 12.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Articles VI and VIII).

Section 12.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the MatCo Distribution Date or the AgCo Distribution Date, as applicable.

Section 12.15 Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 11.2 relating to insured persons and Section 11.8 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) as provided in Section 9.8 relating to Historical DuPont Counsel and Historical Dow Counsel and (iv) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 12.16 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.17 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the SpecCo Group, the MatCo Group or the AgCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the SpecCo Group, the MatCo Group or the AgCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 12.18 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 12.19 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article XII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.20 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.3; Section 8.2; Section 8.3; Section 8.4 and Section 8.5).

Section 12.22 Public Announcements. From and after the Effective Time, SpecCo, MatCo and AgCo hereby agree to (a) coordinate with the other Parties on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Parties, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Parties, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (y) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document, (z) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand; provided, that in the case of clause (z), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Parties in accordance with Section 12.6, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.

Section 12.23 Tax Treatment of Payments To the extent permitted by applicable Law, unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties (including as may be agreed in any Continuing Arrangements among Affiliates of the Parties), for U.S. federal Tax purposes, any payment made pursuant to this Agreement shall be treated as follows:

(a) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, occurring immediately prior to the relevant transaction in the Internal Reorganization, the MatCo Spin Contribution or the AgCo Spin Contribution, as applicable; and

(b) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Internal Reorganization, the MatCo Spin Contribution or the AgCo Spin Contribution, as applicable.

Payments of interest shall be treated as deductible by the Indemnifying Party or its relevant Subsidiary and as income to the Indemnitee or its relevant Subsidiary, as permitted and applicable. In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 12.23, such Party shall use its commercially reasonable efforts to contest such challenge.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DOWDUPONT INC.

By	/s/ Jeanmarie F. Desmond
	Name:	Jeanmarie F. Desmond
	Title:	Co-Controller

DOW INC.

By	/s/ Amy E. Wilson
	Name:	Amy E. Wilson
	Title:	Secretary

CORTEVA, INC.

By	/s/ James C. Collins, Jr.
	Name:	James C. Collins, Jr.
	Title:	Chief Executive Officer

[Signature Page to the Separation and Distribution Agreement]